Exhibit 2.1

DATED as of July 18, 2012

BETWEEN

GREYWOLF PRODUCTION SYSTEMS INC.

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GPS LIMITED

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GREYWOLF USA HOLDINGS, INC.

- and –

1554531 ALBERTA LTD.

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THE CLASS A SHAREHOLDERS

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GREYWOLF ENERGY SERVICES LTD.

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TETRA PRODUCTION TESTING SERVICES, LLC

ASSET PURCHASE AGREEMENT

TABLE OF CONTENTS

Article 1 INTERPRETATION		2
1.1	Definitions	2
1.2	Certain Rules of Interpretation	18
1.3	Schedules and Exhibits	19
Article 2 PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES		22
2.1	Purchase and Sale of Purchased Assets	22
2.1.1	Canadian Purchased Assets	22
2.1.2	US Purchased Assets	23
2.2	Excluded Assets	24
2.3	Treatment of MSAs and Contracts If Consent Not Obtained Prior to Closing	25
2.4	Assumption of Assumed Liabilities	26
2.4.1	Assumed Canadian Liabilities	26
2.4.2	Assumed US Liabilities	27
2.5	Retained Liabilities	27
Article 3 PURCHASE PRICE AND RELATED MATTERS		28
3.1	Amount of Purchase Price	28
3.1.1	Canadian Purchase Price	28
3.1.2	US Purchase Price	28
3.2	Payment of Purchase Price	28
3.2.1	Payment of Canadian Purchase Price	28
3.2.2	Payment of US Purchase Price	29
3.3	Allocation of Purchase Price	31
3.4	Transfer Taxes	31
3.5	GST Exemption and Election	32
3.6	Property Adjustments	32
Article 4 REPRESENTATIONS AND WARRANTIES		33
4.1	Representations and Warranties of the Vendors	33
4.1.1	Incorporation and Qualification; Subsidiaries	33
4.1.2	No Solvency or Reorganization Proceedings	33
4.1.3	Authorization of Sale	34
4.1.4	Validity of Agreement	34
4.1.5	Title to Purchased Assets	34
4.1.6	No Agreements or Options	34
4.1.7	No Conflicts	35
4.1.8	Required Regulatory Approvals	35
4.1.9	Required Consents	35
4.1.10	Residence of Canadian Vendors	36
4.1.11	Business Carried on in Ordinary Course	36
4.1.12	Compliance with Applicable Laws	37
4.1.13	Required Licenses	37
4.1.14	No Material Adverse Change	37
4.1.15	Books and Records	37
4.1.16	Financial Statements	37
4.1.17	Non-Arm’s Length Transactions	38
4.1.18	No Liabilities	38
4.1.19	Government Assistance	38

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4.1.20	Sufficiency and Condition of Assets; Business	39
4.1.21	Owned Real Property	39
4.1.22	Leases and Leased Property	39
4.1.23	Real Property Generally	40
4.1.24	Equipment and Equipment Leases	41
4.1.25	Material Contracts	41
4.1.26	Accounts Receivable	42
4.1.27	Intellectual and Industrial Property	42
4.1.28	Inventories	44
4.1.29	Customers and Suppliers	44
4.1.30	Employees	45
4.1.31	Vendor Benefit Plans	45
4.1.32	Environmental Matters	48
4.1.33	Insurance	49
4.1.34	Legal Proceedings	50
4.1.35	Tax Matters	50
4.1.36	Personal Information	52
4.1.37	No Broker	52
4.1.38	Foreign Corrupt Practices	52
4.1.39	Competition Act	52
4.1.40	Full Disclosure	53
4.2	Representations and Warranties of Greywolf Holdings and the Class A Shareholders	53
4.2.1	Formation or Incorporation; Capacity	53
4.2.2	No Solvency Proceedings	53
4.2.3	Authorization	53
4.2.4	Validity of Agreement	54
4.2.5	Title to Shares	54
4.2.6	No Agreements or Options	54
4.2.7	No Conflicts	54
4.3	Representations and Warranties of the Purchasers	55
4.3.1	Incorporation and Qualification	55
4.3.2	Authorization of Purchase	55
4.3.3	Validity of Agreement	55
4.3.4	No Conflicts	55
4.3.5	Required Regulatory Approvals	56
4.3.6	GST Status of Canadian Purchaser	56
4.3.7	No Broker	56
Article 5 COVENANTS OF THE PARTIES AND THE SHAREHOLDERS		56
5.1	Interim Period Covenants of the Vendors and the Shareholders	56
5.1.1	Investigations and Availability of Records	56
5.1.2	Environmental Investigations	56
5.1.3	Consents	57
5.1.4	Conduct of the Business	57
5.1.5	Tax Matters	59
5.1.6	Actions to Satisfy Closing Conditions	60
5.1.7	Notice of Untrue Representation and Warranty	60
5.1.8	Vendor Benefit Plans	60
5.2	Interim Period Covenants of the Purchasers	60

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5.2.1	Employees	61
5.2.2	Actions to Satisfy Closing Conditions	61
5.2.3	Notice of Untrue Representation and Warranty	61
5.3	Additional Interim Period Covenants of the Parties and the Shareholders	61
5.3.1	Confidentiality	61
5.3.2	Regulatory Approvals	62
5.3.3	Co-Operation	63
5.4	Post-Closing Covenants of the Parties and Shareholders	63
5.4.1	Tax Matters	63
5.4.2	Collection of Accounts Receivable	64
5.4.3	Additional Post-Closing Covenants of the Vendors	64
5.4.4	Removal of Names	65
5.4.5	SEC Compliance	65
5.4.6	Confidentiality	65
5.4.7	Non-Competition and Non-Solicitation	66
5.4.8	Non-Solicitation and Non-Hire	66
5.4.9	Restrictions Reasonable	67
5.4.10	Injunctive Relief	68
5.4.11	Severability	68
5.4.12	Intercompany Leased Equipment	68
Article 6 CONDITIONS OF CLOSING		69
6.1	Conditions for the Benefit of the Purchasers	69
6.1.1	Representations, Warranties and Covenants of the Vendors	69
6.1.2	Deliveries of the Vendors	69
6.1.3	No Material Adverse Change or Effect	71
6.1.4	Consents	71
6.1.5	Acknowledgements re: Leases / Material Contracts	71
6.1.6	Regulatory Approvals	71
6.1.7	Liens on Purchased Assets	71
6.1.8	No Legal Proceedings	71
6.1.9	Due Diligence	72
6.1.10	Customers and Suppliers	72
6.1.11	Environmental Investigation	72
6.1.12	Employment Agreements	72
6.1.13	Employees	72
6.1.14	Required Financial Statements	72
6.1.15	Escrow Related Holdback Agreements	73
6.1.16	Payment of Taxes	73
6.1.17	Crossfield Lease Agreement	73
6.1.18	Grande Prairie Sublease Agreement	73
6.1.19	Shareholder Approval	73
6.1.20	No Transfer of Shares	73
6.1.21	Grande Prairie Lease Agreement	74
6.1.22	Tax Escrow Agreement	74
6.2	Conditions for the Benefit of the Vendors	74
6.2.1	Representations, Warranties and Covenants of the Purchaser	74
6.2.2	Deliveries of the Purchasers	75
6.2.3	Regulatory Approvals	75

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6.2.4	No Legal Proceedings	75
6.2.5	Shareholder Approval	75
6.2.6	Grande Prairie Lease Agreement	76
6.3	Waiver of Conditions	76
6.4	Damage or Expropriation	76
Article 7 CLOSING ARRANGEMENTS		77
7.1	Date, Place and Time of Closing	77
7.2	Deliveries at the Closing	77
Article 8 TERMINATION		77
8.1	Termination Rights	77
8.2	Effect of Exercise of Termination Rights	78
Article 9 SURVIVAL AND INDEMNIFICATION		78
9.1	Survival of Representations, Warranties and Covenants	78
9.2	Indemnification by the Vendors and the Shareholders	79
9.3	Indemnification by the Purchasers	80
9.4	Limitations on Amount of Indemnification	80
9.5	Time Limits for Claims for Breaches of Representations and Warranties	82
9.6	Limitation Periods	83
9.7	Notice of Claim	83
9.8	Defence of Third Party Claims	84
9.9	Assistance for Third Party Claims	84
9.10	Settlement of Third Party Claims	85
9.11	Direct Claims	85
9.12	Tax Effect	85
9.13	Payment and Interest	85
9.14	Agency for Indemnified Persons	86
9.15	Exclusive Remedies	86
Article 10 ESCROW		86
10.1	Non-Solicitation and Non-Hire Escrow	86
10.1.1	Establishment of NS Escrow Fund	86
10.1.2	NS Escrow Claim	87
10.1.3	Release from NS Escrow	88
10.1.4	NS Escrow Distribution	88
10.2	Retention Escrow	89
10.2.1	Establishment of Retention Escrow Fund	89
10.2.2	Retention Escrow Claim	90
10.2.3	Release from Retention Escrow	90
10.2.4	Retention Escrow Distribution	91
Article 11 MISCELLANEOUS		92
11.1	Notices	92
11.2	Public Announcements	94
11.3	Further Assurances	94
11.4	Costs and Expenses	94
11.5	Brokers	95
11.6	Waiver of Rights	95
11.7	Remedies Cumulative	95
11.8	Severability	95
11.9	Assignment	95

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11.10	Successors and Assigns	96
11.11	Third Parties	96
11.12	Entire Agreement	96
11.13	Amendment	96
11.14	Independent Counsel	97
11.15	Governing Law; Attornment	97
11.16	Tender	97
11.17	Counterparts and Delivery by Facsimile	97
11.18	Shareholder Representative	97

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THIS AGREEMENT dated as of July 18, 2012

BETWEEN:

GREYWOLF PRODUCTION SYSTEMS INC., a corporation incorporated under the laws of the Province of Alberta (“GPS Inc.”)

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GPS LIMITED, a corporation incorporated under the laws of the State of Colorado (“GPS Ltd.”)

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GREYWOLF USA HOLDINGS, INC., a corporation incorporated under the laws of the State of Colorado (“Greywolf Holdings”)

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1554531 ALBERTA LTD., a corporation incorporated under the laws of the Province of Alberta (“1554531”)

(GPS Inc. and 1554531 are collectively referred to herein as the “Canadian Vendors,” GPS Ltd. is referred to as the “US Vendor,” and the Canadian Vendors and US Vendor are collectively referred to as the “Vendors”)

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the Persons listed on the execution page hereof under the heading “Class A Shareholders”

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GREYWOLF ENERGY SERVICES LTD., a corporation incorporated under the laws of the Province of Alberta (the “Canadian Purchaser”)

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TETRA PRODUCTION TESTING SERVICES, LLC, a limited liability company organized under the laws of the State of Delaware (the “US Purchaser” and together with the Canadian Purchaser, the “Purchasers”)

RECITALS:

A.
The Vendors carry on the business of providing production systems, well testing and flowback services and associated equipment rentals to various clients under the names “Greywolf Production Systems Inc.” in Canada and “GPS Limited” in the United States (the “Business”) and all of the assets of the Vendors are used in the Business and the Business is the sole business of the Vendors.

B.
The Class A Shareholders are the sole registered and beneficial owners of all of the issued and outstanding Class A shares in the capital of GPS Inc. and Greywolf Holdings; GPS Inc. is the sole shareholder of 1554531; and Greywolf Holdings is the sole shareholder of GPS Ltd.

C.
The Canadian Purchaser wishes to purchase, and the Canadian Vendors wish to sell, the Canadian Purchased Assets (as defined herein), and the US Purchaser wishes to purchase, and the US Vendor wishes to sell, the US Purchased Assets (as defined herein), each upon the terms and conditions of this Agreement.

D.
The Class A Shareholders are shareholders of GPS Inc. and certain of the Class A Shareholders are shareholders of Greywolf Holdings, the sole shareholder of GPS Ltd., and due to the shareholdings of the Class A Shareholders and Greywolf Holdings, the transactions contemplated by this Agreement will result in a significant personal benefit flowing to the Class A Shareholders and Greywolf Holdings; the Purchasers would not have entered into this agreement without the Class A Shareholders and Greywolf Holdings being parties hereto;

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties and the Shareholders agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement:

“1518012” means 1518012 Alberta Ltd., a corporation incorporated under the laws of the Province of Alberta;

“1554531” means 1554531 Alberta Ltd., a corporation incorporated under the laws of the Province of Alberta;

“1554531 Financial Statements” means the non-consolidated unaudited financial statements of 1554531 Alberta Ltd. for the fiscal year ended September 30, 2011;

“Accounting Records” means all of the Vendors’ books of account, accounting records, audits,  and other financial information (whether in written, printed, electronic or computer printout form, or stored electronically, digitally or on computer related media);

“Accounts Receivable” means accounts receivable, trade accounts, bills receivable, notes receivable, book debts and other debts due or accruing due to the Vendors in respect of the Business (including any interest payable thereon) and the full benefit of all security (including cash deposits), guarantees and other collateral held by the Vendors in respect thereof;

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with that Person.  For purposes of this definition, a Person “controls” another Person if that Person possesses, directly or indirectly, the power to direct the management and policies of that other Person, whether through ownership of voting securities, by contract or otherwise and “controlled by” and “under common control with” have similar meanings;

“Agreement” means this asset purchase agreement;

“Allocated Share” means, with respect to any Retention Employee, the percentage set forth next to the name of such Retention Employee on Schedule 10.2.1 under the heading “Allocated Share”;

“Applicable Laws” means any and all applicable Canadian and United States (i) laws, statutes, rules, regulations, by-laws, codes, treaties, constitutions and ordinances, (ii) Orders and directives of any Governmental Authority, and (iii) policies, guidelines, standards, requirements, notices and protocols of any Governmental Authority, to the extent that they have the force of law;

“Assumed Canadian Contracts” has the meaning specified in Subsection 2.1.1;

“Assumed Canadian Employees” means those Canadian Employees to whom the Canadian Purchaser has made offers of employment in accordance with Subsection 5.2.1 and who accept such offers and become employees of the Canadian Purchaser at Closing;

“Assumed Canadian Liabilities” has the meaning specified in Subsection 2.4.1;

“Assumed Contracts” means the Assumed Canadian Contracts and the Assumed US Contracts;

“Assumed Employees” mean the Assumed Canadian Employees and the Assumed US Employees;

“Assumed Liabilities” means the Assumed Canadian Liabilities and Assumed US Liabilities;

“Assumed US Contracts” has the meaning specified in Subsection 2.1.2;

“Assumed US Employees” means those US Employees to whom the US Purchaser has made offers of employment in accordance with Subsection 5.2.1 and who accept such offers and become employees of the US Purchaser at Closing;

“Assumed US Liabilities” has the meaning specified in Subsection 2.4.2;

“Audited Financial Statements” means:

(a)
the non-consolidated audited financial statements of GPS Inc. for the fiscal year ended September 30, 2011, consisting of a balance sheet and the accompanying statements of income, retained earnings and cash flows for the year then ended and all notes to them, together with the report of BDO Canada LLP, Chartered Accountants thereon; and

(b)
the non-consolidated audited financial statements of GPS Ltd. for the fiscal year ended September 30, 2011, consisting of a balance sheet and the accompanying statements of income, retained earnings and cash flows for the year then ended and all notes thereto, together with the report of BDO Canada LLP, Chartered Accountants thereon;

“Books and Records” means the Accounting Records and all other information in any form relating to the Business, including sales and purchase records, lists of suppliers and customers, lists of potential customers, credit and pricing information, personnel and payroll records, tax records, business reports, plans and projections, production reports and records, inventory reports and records, records relating to equipment and the maintenance thereof, warranty records, business, engineering and consulting reports, marketing and advertising materials, research and development reports and records, maps, site plans, surveys, soil and substratum studies, as–built drawings, appraisals, electrical and mechanical plans and studies, environmental reports, and all other documents, files, records, correspondence and other information (whether in written, printed, electronic or computer printout form, or stored electronically, digitally or on computer related media);

“Business” has the meaning specified in the recitals;

“Business Day” means any day except Saturday, Sunday, any statutory holiday in the Province of Alberta or any other day on which the principal chartered banks in the City of Calgary are closed for business;

“Calgary Office Lease” means that certain Offer to Lease and Interim Agreement dated March 27, 2012 by and between Estancia Investments Inc. and GPS Inc., covering the office space described therein and located in Calgary, Alberta;

“Canadian Employee” means an individual who is employed by any of the Canadian Vendors in the Business, whether on a full-time or part-time basis, and “Canadian Employees” mean all such individuals;

“Canadian Equipment” means any machinery, equipment (including field equipment, office equipment and computer equipment), fixtures, furniture, furnishings, motor vehicles, accessories, tools and other tangible assets used in the Business by the Canadian Vendors, wherever located, including the items listed or described in Schedule 1.1A (Canada);

“Canadian Equipment Leases” means the leases of personal property used in the Business to which any of the Canadian Vendors are a party as lessee or sublessee or under which any of the Canadian Vendors has rights or obligations and which are listed or described in Schedule 4.1.24;

“Canadian Inventories” means inventories used in or produced by the Business by the Canadian Vendors, of every kind and nature and wherever located, including inventories of finished goods and by-products, work-in-progress, raw materials, goods in transit, spare parts, packaging and shipping materials and operating supplies;

“Canadian Leased Property” means premises which are leased, subleased, licensed, used or occupied by the Canadian Vendors for the Business, including those listed or described in Schedule4.1.22, and the interest of the Canadian Vendors in all plants, buildings, structures, fixtures, erections, improvements, easements, rights-of-way, spur tracks and other appurtenances situated on or forming part of those premises;

“Canadian Leases” means the real property leases or other rights of occupancy relating to real property used in the Business to which any of the Canadian Vendors is a party or under which they have rights or obligations, whether as lessor or lessee, and which are listed or described in Schedule 4.1.23;

“Canadian Material Contracts” has the meaning specified in Subsection 4.1.25;

“Canadian Owned IP” has the meaning specified in Subsection 4.1.27;

“Canadian Prepaid Expenses” means prepaid expenses and deposits relating to the Business as conducted in Canada or the Canadian Purchased Assets, other than those relating to Excluded Assets;

“Canadian Purchase Price” means the price payable by the Canadian Purchaser to the Canadian Vendors for the Canadian Purchased Assets provided for in Subsection 3.1.1;

“Canadian Purchased Assets” has the meaning specified in Subsection 2.1.1;

“Canadian Retention Escrow Amount” is intended to be an amount equal to twenty percent (20%) of the proceeds distributable by the Canadian Vendors to those Retention Employees located in Canada as reflected on Schedule 10.2.1.  As of the date of this Agreement such amount is estimated to be US$ 920,000; provided that such amount may be revised as of the Closing by mutual agreement of the Parties;

“Canadian Scheduled Creditors” has the meaning specified in Subsection 3.2.1(c);

“Canadian Scheduled Indebtedness” has the meaning specified in Subsection 3.2.1(b);

“Canadian Scheduled Indebtedness Statement” has the meaning specified in Subsection 3.2.1(b);

“Canadian Tax Act” means the Income Tax Act, R.S.C. 1985, c. 1 (5th Supp.), the Income Tax Application Rules, R.S.C. 1985, c. 2 (5th Supp.), and the Income Tax Regulations, C.R.C., c. 945, in each case as amended to the date of this Agreement and, where a reference is made to a provision under the Canadian Tax Act, it will be deemed to include, where applicable, any Notice of Ways and Means Motion, any Bill tabled in the House of Commons or any press release or publicly disseminated statement by or on behalf of the Minister of Finance which may result in an amendment to the Canadian Tax Act;

“Canadian Vendor’s Intellectual and Industrial Property” means the Intellectual and Industrial Property owned by any Canadian Vendor or in which any Canadian Vendor has any right or interest;

“Canadian Vendors Shareholder Approval” has the meaning specified in Subsection 4.1.3;

“Cause” means any of the following: (i) a material failure of the Retention Employee to perform his duties and responsibilities (provided that the Retention Employee shall have thirty (30) days to cure such failure after written notice from any Purchaser or its Affiliate of such failure to perform); (ii) fraud or gross negligence by the Retention Employee against the Purchasers or their Affiliates; (iii) any intentional act by the Retention Employee which constitutes gross misconduct and which is materially and demonstrably injurious to the Purchasers or their

Affiliates; (iv) any material violation of any previously announced and disclosed written policies of the Purchasers; (v) conviction (whether such conviction was after a trial or a result of a guilty plea or otherwise) of an indictable offence under the Criminal Code (Canada) or, in the US, of any felony (excluding, in either jurisdiction, any conviction of driving under the influence, driving while intoxicated, or any similar offence); and (vi) anything else that would constitute cause for immediate termination of the Retention Employee’s employment at law;

“Class A Shareholders” means the persons who own Class A Common Shares in the capital of GPS Inc. and/or Greywolf Holdings as of the date hereof, each of whom is executing this Agreement on the execution page hereof under the heading “Class A Shareholders”;

“Closing” means the completion of the purchase and sale of the Purchased Assets and all other transactions contemplated by this Agreement;

“Closing Date” means July 31, 2012, except as it may be extended pursuant to Section 8.1(a)(i), or such other date as the Parties and the Shareholders may agree upon in writing;

“Closing Document” means any agreement, certificate or other instrument to be executed or delivered at the Closing as contemplated by this Agreement;

“Closing Time” means 10:00 a.m. in the City of Calgary on the Closing Date or such other time on the Closing Date as the Parties and the Shareholders may agree upon in writing that the Closing will take place;

“Collective Agreement” means any collective agreement, collective bargaining agreement, letter of understanding, letter of intent or other written communication, contract or agreement with any labour union or employee association that governs the terms and conditions of employment of any Employees and imposes obligations on any of the Vendors;

“Confidential Information” means information, knowledge or data not generally known in the relevant trade or industry that was disclosed to, known by or in the possession or custody of the Vendors or any Shareholder, or to which the Vendors or any Shareholder otherwise had access, in each case, relating to any aspect of the Business or any of the Purchased Assets, including any proprietary or confidential information relating to the Business or the Purchased Assets; provided, however, that “Confidential Information” does not include information that (i) is generally available to the public on the Closing Date, or (ii) becomes generally available to the public other than as a result of disclosure by any Vendor or any Shareholder in violation of the provisions of this Agreement;

“Consent” means any approval, consent, permit, waiver, ruling, exemption, acknowledgement or similar authorization from, or the giving of any notice to, any Person other than any Governmental Authority (including those required by a Governmental Authority under any Applicable Laws, or under the terms or conditions of any Assumed Contract);

“Contract” means any contract, agreement, instrument, note, indenture, guarantee, lease, license, purchase order, or other legally binding commitment or arrangement, written or oral;

“Contract Rights” has the meaning specified in Section 2.3(c);

“Court Instruction” has the meaning specified in Subsection 10.1.3;

“Crossfield Property” has the meaning specified in Subsection 6.1.17;

“Damages” means, whether involving a Direct Claim or Third Party Claim, any damages (available at law or in equity), obligations, losses, liabilities, claims, demands, debts, interest, charges, fines, penalties, assessments, reassessments, judgments, costs or expenses, including the costs and expenses of any Legal Proceeding or any Order, settlement or compromise relating thereto (including the costs, fees and expenses of legal counsel on a substantial indemnity basis without reduction for tariff rates or similar reductions and all reasonable costs of investigation);

“Direct Claim” means any cause, thing, act, omission or state of facts not involving a Third Party Claim which entitles an Indemnified Person to make a claim for indemnification under Article 9 of this Agreement;

“Disability” means the Retention Employee’s physical or mental impairment which renders the Retention Employee unable to work on a regular basis for the reasonably foreseeable future even though a Purchaser or its Affiliate attempted to accommodate the Retention Employee, or that results in the operation of the Business being hampered excessively; provided, that if the Retention Employee is covered by any disability policy provided by the Purchasers or their Affiliates and the Retention Employee qualifies for disability benefits thereunder, the Retention Employee shall be considered to be Disabled. The Purchaser or its Affiliate shall make the determination of Disability under this Agreement in good faith based upon information supplied by the Retention Employee and the Retention Employee’s medical personnel, as well as information from medical personnel (or others) selected by the Purchasers, their Affiliates or their insurers;

“Effective Time” means 12:01 a.m. (Calgary time) on the Closing Date;

“Employee” means any Canadian Employee or US Employee, and “Employees” means the Canadian Employees and US Employees;

“Employee Benefit Plans” means all benefit arrangements, including compensation, bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, phantom equity plans or arrangements, or other equity-based compensation, severance or termination pay, elective deferral, vacation pay, overtime, hospitalization or other medical, health and welfare benefits, life or other insurance, death benefit, dental, eye care, disability, short-term disability, accident, group insurance, flexible spending account, cafeteria, salary continuation, supplemental unemployment, profit-sharing, mortgage assistance, employee loan, employee discount, employee assistance, counselling, pension, retirement or supplemental retirement benefit plans, arrangements or agreements, including “employee benefit plans” (as defined in Section 3(3) of ERISA), “specified fringe benefit plans” (as defined in Section 6039D of the US IRC), defined benefit or defined contribution pension plans and group registered retirement savings plans, and all other similar employee benefit plans, arrangements or agreements, whether oral or written, formal or informal, funded or unfunded, now in existence or terminated or subject to any provision of ERISA, including all policies with respect to holidays, sick leave, long-term disability, vacations, expense reimbursements and automobile and equipment allowances and rights to company-provided automobiles, whether or not insured and whether or not subject to any Applicable Law, including those listed or described in Schedule 4.1.31, except that the term “Employee Benefit Plan” does not include any statutory plan with which any of the Canadian Vendors is required to comply, including the Canada Pension Plan or any plan administered under applicable provincial health tax, workers’ compensation, workers’ safety and insurance and employment insurance legislation;

“Environment” means the environment or natural environment as defined in any Environmental Law and includes soil, air, surface water, ground water, land surface, subsurface strata, plant and animal life, natural resources, any sewer system and the environment in the workplace;

“Environmental Laws” means Applicable Laws relating to the Environment, employee health or safety, or public health or safety, including Applicable Laws relating to (a) reporting, licensing, permitting, investigating, remediating and cleaning up in connection with any presence or Release, or the threat of the same, of Hazardous Substances, and (b) the generation, manufacture, processing, distribution, use, re-use, treatment, recycling, storage, disposal, transport, labelling, handling and the like of Hazardous Substances;

“Environmental Permits” means all Licenses issued, granted or required under Environmental Laws in respect of the Business;

“Equipment” means the Canadian Equipment and the US Equipment;

“Equipment Leases” means the Canadian Equipment Leases and the US Equipment Leases;

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” means any person or entity or any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with any Vendor under Section 414 of the US IRC;

“Escrow Agent “ means Olympia Trust Company;

“Excluded Assets” has the meaning specified in Section 2.2;

“Final Resolution” means the dismissal with prejudice, resolution by final non-appealable judgment of a court of competent jurisdiction or by final settlement without any further liability or obligation of any named party thereto;

“Financial Statements” means the Audited Financial Statements, Interim Financial Statements and 1554531 Financial Statements;

“First Anniversary” has the meaning specified in Subsection 10.2.1;

“Forfeiture Event” has the meaning specified in Subsection 10.2.1;

“Good Reason” means (i) the Retention Employee’s primary place of employment is moved by the Purchasers or their Affiliates during the Retention Period more than 100 kilometers from the Retention Employee’s current primary place of employment (exclusive of temporary assignments in the ordinary course), without the Retention Employee’s consent; (ii) there is any reduction of the Retention Employee’s compensation (which, with respect to any bonuses, shall be limited to the available bonus opportunity and shall not include the actual amount of the bonus payment earned and received), as set forth in the applicable employment agreement or offer letter which becomes effective upon the Closing, without the Retention Employee’s consent; or (iii) there is a significant reduction in the Retention Employee’s duties and responsibilities (not including any change that occurs as a result of the  consummation of the transactions contemplated by this Agreement), without the Retention Employee’s consent;

“Goodwill” means:

(a)	the goodwill of the Business;

(b)
the exclusive right to represent oneself as carrying on the Business and the right to use any words indicating that the Business is so carried on, including the exclusive right to use the name “Greywolf Production Systems”, “Greywolf”, “GPS” or any variations or parts thereof, and all service marks and identifying logos and other marks comprising the terms “Greywolf Production Systems”, “Greywolf”, “GPS” or otherwise associated with the Business;

(c)	any trade names used by the Vendors in the Business;

(d)	the telephone and facsimile number or numbers listed in the name of any of the Vendors or the Business; and

(e)	all restrictive agreements and negative covenant agreements which any of the Vendors may have with Employees, past or present;

“Government Assistant Programs” has the meaning specified in Subsection 4.1.19.

“Governmental Authority” means any Canadian or United States (i) federal, provincial, state, territorial, municipal, local or other government or governmental or public ministry, department, agency, Tribunal, commission, board, bureau or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

“GST” means goods and services tax and harmonized sales tax, taxes, interest, penalties and fines imposed under Part IX of the Excise Tax Act (Canada) and the regulations made thereunder;

“GST Legislation” means the Excise Tax Act (Canada) and the regulations made thereunder;

“Hazardous Substance” means any substance, whether solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of them that may impair the Environment, injure or damage property or plant or animal life, harm or impair the health of any individual, or which is regulated pursuant to or could result in liability under any Environmental Law;

“Indebtedness” means, with respect to the Vendors, the Business or the Purchased Assets, whether or not contingent and without duplication: (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) any indebtedness for the deferred purchase price of properties or services with respect to which any Vendor is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due); (d) any commitment by which any Vendor assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (e) any indebtedness guaranteed in any manner by the Vendors, the Business or any of the Purchased Assets; (f) any obligations under capitalized leases with respect to which any Vendor is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations any Vendor assures a creditor against loss; and (g) any indebtedness secured by a Lien on any of the Purchased Assets.  For purposes of calculating Indebtedness, all interest, prepayment penalties, premiums, indemnities, letters of credit and bankers’ acceptances and consent fees, “breakage” costs, “break fees” or similar payments or contractual charges and other fees and expenses (if any) which would be payable if Indebtedness were paid in full on the Closing Date shall be treated as Indebtedness;

“Indemnified Person” means any Person entitled to indemnification under Article 9 of this Agreement;

“Indemnifier” means any Person obligated to provide indemnification under Arlticle 9 of this Agreement;

“Indemnity Payment” means the amount of any Damages required to be paid under Sections 9.2 or 9.3;

“Independent Accountant” has the meaning specified in Section 3.3;

“Information” has the meaning specified in Subsection 5.3.1;

“Intellectual and Industrial Property” means tangible or intangible property in which Intellectual and Industrial Property Rights subsist and/or that is subject to Intellectual and Industrial Property Rights including:

(a)
ideas, formulae, algorithms, concepts, techniques, processes, procedures, approaches, methodologies, plans, systems, research, information, documentation, data, data compilations, specifications, requirements, designs, diagrams, inventions, technology, computer programs (including all related code), tools, products, knowledge, know-how and trade secrets;

(b)
all computer software and codes, including source codes, object codes, executable codes, development and design tools, user interfaces, schematics, firmware and technology, data, databases and related documentation; and

(c)	all internet domain names, internet websites, uniform resource locators and alphanumeric designations associated therewith, and all applications for registration and registrations thereof;

“Intellectual and Industrial Property Rights” means:

(a)
any and all proprietary rights anywhere in the world provided under:  patent law, copyright law, trademark law, design patent or industrial design law, semiconductor chip or mask work law, trade secret law, or any other statutory provision or common law principle that provides a right in either intellectual property or the expression or use of intellectual property; and

(b)
any and all applications, registrations, continuations, continuations-in-part, divisionals, reissues or the equivalent, licenses, sub-licenses, franchises, agreements or any other evidence of a right in any of the foregoing;

“Intercompany  Leased Equipment” means certain machinery, equipment (including field equipment, office equipment and computer equipment), fixtures, furniture, furnishings, motor vehicles, accessories, tools and other tangible assets leased by the Canadian Vendors to the US Vendor;

“Interested Person” means any present or former officer, director, shareholder or employee of any of the Vendors or any Affiliate of any of the Vendors, or any Person with which any of the Vendors or any of the foregoing does not deal at arm’s length within the meaning of the Canadian Tax Act;

“Interim Financial Statements” means the:

(a)	non-consolidated unaudited financial statements of GPS Inc. for the six month period ended March 31, 2012; and

(b)	non-consolidated unaudited financial statements of GPS Ltd. for the six month period ended March 31, 2012;

“Interim Period” means the period from and including the time of execution of this Agreement to and including the Closing Time;

“Inventories” means the Canadian Inventories and the US Inventories;

“IRS” means the US Internal Revenue Service;

“Joint NS Instructions” has the meaning in Subsection 10.1.3;

“Joint Retention Instructions” has the meaning in Subsection 10.2.3(a);

“Leased Property” means the Canadian Leased Property and the US Leased Property;

“Leases” mean the Canadian Leases and the US leases;

“Legal Proceeding” means any litigation, action, suit, investigation, hearing, claim, complaint, grievance, demand, arbitration proceeding or other proceeding and includes any appeal or review and any application for same;

“License” means any license, permit, approval, authorization, certificate, directive, order, variance, registration, right, privilege, concession or franchise issued, granted, conferred or otherwise created by any Governmental Authority;

“Licensed IP” has the meaning specified in Subsection 4.1.27;

“Lien” means any lien, mortgage, deed of trust, charge, pledge, hypothec, security interest, assignment, option, conditional sale, warrant, lease, sublease, easement, restrictive covenant, title retention agreement, statutory or deemed trust, adverse claim or other encumbrance of any kind, which secures payment or performance of an obligation or otherwise affects the right, title or interest in or to any particular property;

“Material Adverse Change” means any change, development, event or occurrence (excluding any change, development, event or occurrence constituting or arising from general economic or market conditions in Canada and the United States, or from conditions generally affecting the industry in which the Vendors conduct the Business, in each case that do not disproportionately impact the Business, and without giving effect to this Agreement and the transactions contemplated by this Agreement) with respect to the operations, condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise), cash flow or prospects of the Business that, individually or in the aggregate, has resulted or that could reasonably be expected to result in a Material Adverse Effect;

“Material Adverse Effect” means any effect (excluding any effect related to or arising from general economic or market conditions in Canada and the United States, or from conditions generally affecting the industry in which the Vendors conduct the Business, in each case that do not disproportionately effect the Business, and without giving effect to this Agreement and the transactions contemplated by this Agreement) that, individually or in the aggregate, was, is, or could reasonably be expected to be, material and adverse to the operations, condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise), cash flow or prospects of the Business;

“Material Contracts” means the Canadian Material Contracts and the US Material Contracts;

“Non-Assigned Contract” has the meaning specified in Section 2.3;

“Non-Forfeiture Event” has the meaning specified in Subsection 10.2.1;

“Non-Solicit/Non-Hire Covenants” has the meaning specified in Subsection 10.1.1;

“Non-Solicit/Non-Hire Damages” has the meaning specified in Subsection 10.1.1;

“NS Escrow Agreement” means the escrow agreement, in substantially the form of Exhibit “J,” entered into on or prior to the Closing by the Canadian Vendors, the Purchasers and the Escrow Agent.

“NS Escrow Amount” means US $5,000,000;

“NS Escrow Fund” has the meaning specified in Subsection 10.1.1;

“NS Escrow Release Date” has the meaning specified in Subsection 10.1.1;

“Order” means any order, directive, judgment, decree, award or writ of any Tribunal;

“Owned IP” means the Canadian Owned IP and the US Owned IP;

“Parties” means each of the Vendors and the Purchasers, and "Party" means any one of the Vendors or Purchasers;

“Permitted Liens” means:

(a)
Liens for Taxes and utilities which are not due or in arrears or are being contested in good faith through appropriate proceedings and are identified on Schedule 1.1B; provided, however, that Permitted Liens shall not include any Liens for Taxes described in Schedule 2.5;

(b)
easements, encroachments and other minor imperfections of title which do not, individually or in the aggregate, materially detract from the value of or impair the use or marketability of any real property;

(c)
construction, mechanics’, carriers’, workers’, repairers’, storers’ or other similar Liens (i) that, individually or in the aggregate, are not material, (ii) that arose or were incurred in the ordinary course of business, (iii) that are related to obligations not due or in arrears, (iv) that have not been registered or filed under Applicable Laws, and (v) for which notice in writing has not been given to the Vendors; and

(d)	the Liens listed or described in Schedule 1.1B but only to the extent those Liens conform to their description in Schedule 1.1B;

“Person” includes any individual, body corporate, unlimited liability company, limited liability corporation, limited liability company, partnership, limited liability partnership, sole proprietorship, firm, joint stock company, joint venture, trust, unincorporated association, unincorporated organization, syndicate, Governmental Authority and any other entity or organization of any nature whatsoever;

“Personal Information” means any information in the possession or control of any of the Vendors about an identifiable individual other than the name, title or business address or telephone number of an Employee;

“Prime Rate” for any day means the rate of interest expressed as a rate per annum that the Bank of Montreal establishes as the reference rate of interest that it will charge on that day for Canadian dollar demand loans to its customers in Canada and which it refers to as its prime rate;

“Principals” mean collectively, Mark Stormoen, Paul Lee and Dan Lee, and “Principal” means any one of the foregoing individuals;

“Prohibited Names and Marks” has the meaning specified in Subsection 5.4.4;

“Pro Rata Share” means, with respect to any Class A Shareholder, the percentage set forth next to the name of such Class A Shareholder on Schedule 1.1C under the heading “Pro Rata Share”;

“Purchase Price” means the sum of the Canadian Purchase Price and the US Purchase Price;

“Purchased Assets” means the Canadian Purchased Assets and the US Purchased Assets;

“Purchasers’ Advisors” means the directors, managers, officers, employees, auditors, legal counsel, financial advisors (including lenders) and tax advisors of the Purchasers and any other Person authorized in writing by the Purchasers to represent the Purchasers for purposes of Subsection 5.1.1;

“Purchasers’ Indemnified Persons” means the Purchasers and their shareholders, members, directors, managers, officers, employees and agents;

“Purchasers Retention Instructions” has the meaning specified in Subsection 10.2.3(a);

“Regulatory Approval” means any approval, consent, permit, waiver, ruling, exemption, acknowledgement or similar authorization from any Governmental Authority, including those required by Applicable Laws or under the terms or conditions of any Contract, License or Order;

“Release” means any release or discharge of any Hazardous Substance, including any burial, incineration, spray, injection, inoculation, abandonment, deposit, spillage, leakage, seepage, pouring, emission, emptying, pumping, throwing, dumping, placing, exhausting, escape, leaching, migration, dispersal, dispensing or disposal;

“Representatives” means, in respect of a Party or a Shareholder, such Party’s or Shareholder’s directors, managers, officers, employees, agents, legal counsel, accountants, professional advisors and other representatives involved in the transactions contemplated by this Agreement;

“Required Audited Financial Statements” has the meaning specified in Subsection 6.1.14;

“Required Financial Statements” has the meaning specified in Subsection 6.1.14;

“Required Interim Financial Statements” has the meaning specified in Subsection 6.1.14;

“Restricted Area” means (i) the provinces of Alberta, British Columbia, Manitoba and Saskatchewan, Canada, and (ii) the states of Colorado, Montana, North Dakota, Utah and Wyoming, United States;

“Restricted Business” means providing well testing and flowback services and associated equipment rentals;

“Restricted Customers” means any customers, from time to time, of the Vendors or the Purchasers with respect to the Business;

“Restricted Period” means the period commencing on the Closing Date and ending on the date that is three (3) years after the Closing Date;

“Retained Liabilities” has the meaning specified in Section 2.5;

“Retention Employees” means the individuals listed on Schedule 10.2.1 and “Retention Employee” shall mean any one of such individuals;

“Retention Escrow Agreement” means the escrow agreement in substantially the form of Exhibit “K,” entered into on or prior to the Closing by the Vendors, the Purchasers and the Escrow Agent;

“Retention Escrow Accounts” means the separate accounts designated for the Retention Employees by the Escrow Agent in accordance with the Retention Escrow Agreement;

“Retention Escrow Amount” shall be the sum of the Canadian Retention Escrow Amount and the US Retention Escrow Amount;

“Retention Escrow Fund” has the meaning specified in Subsection 10.2.1;

“Retention Instructions” has the meaning specified in Subsection 10.2.4(a)(i);

“Retention Period” has the meaning specified in Subsection 10.2.1;

“SEC Financial Information” has the meaning specified in Subsection 5.4.5;

“Shareholders” means Greywolf Holdings and the Class A Shareholders and “Shareholder” means any of them;

“Shareholder Representative” has the meaning specified in Section 11.18;

“Shoshoni Lease Agreement” means that certain Commercial Lease Agreement dated October 16, 2010 by and between Big Bend Land Co., Inc. and Grey Wolf covering the real property and improvements located thereon in Shoshoni, Wyoming;

“Tax” or “Taxes” means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind levied, assessed or imposed by any Governmental Authority under any applicable Tax Legislation, including, Canadian and United States federal, provincial, state, territorial, municipal and local, foreign or other income, capital gains, goods and services, sales, use, consumption, excise, value-added, business, real property, personal property, transfer, franchise, withholding, payroll and employee withholding, or employer health taxes, customs, import, anti-dumping or countervailing duties, Canada Pension Plan contributions, provincial or state pension plan contributions or premiums, employment insurance premiums, and provincial or state workers’ compensation payments, including any interest, penalties and fines associated therewith, and any liability for any of the foregoing as a transferee, successor, guarantor or surety or in a similar capacity under any contract, agreement, commitment or arrangement, written or oral, or by operation of law;

“Tax Escrow Agreement” has the meaning specified in Subsection 6.1.22;

“Tax Escrow Amount” has the meaning specified in Subsection 6.1.22;

“Tax Legislation” means the Canadian Tax Act, the US IRC,  and all other Canadian, United States and other foreign, federal, provincial, state, territorial, municipal, or other statutes imposing a Tax, including all treaties, conventions, rules, regulations, orders, and decrees of any jurisdiction;

“Tax Returns” means all returns (including information returns) reports, property renditions, declarations, elections, notices, filings, and other documents required to be filed under the provisions of any Tax Legislation and any tax forms required to be filed, whether in connection with a Tax Return or not, under any provisions of any applicable Tax Legislation;

“Third Party Claim” means any claim or Legal Proceeding that is instituted or asserted by any Person who is not a Party or a Shareholder against an Indemnified Person which entitles the Indemnified Person to make a claim for indemnification under Article 9 of this Agreement;

“Tier 1 Employees” means, collectively, Mark Stormoen, Lance Mackenzie and Ryan Mierke, and “Tier 1 Employee” means any one of the foregoing individuals;

“Tier 2 Employees” means, collectively, Steve Hill and Jim Dokter, and “Tier 2 Employee” means any one of the foregoing individuals;

“Tier 3 Employees” means, collectively, Geoff Fenton and Jeremy Liesemer, and “Tier 3 Employee” means any one of the foregoing individuals;

“Transfer Taxes” has the meaning set out in Section 3.4;

“Tribunal” means any court (including a court of equity), arbitrator or arbitration panel or any Governmental Authority or other body exercising adjudicative, regulatory, judicial or quasi-judicial powers, including any stock exchange;

“United States” or “US” means the United States of America;

“US Employee” means an individual who is employed by the US Vendor in the Business, whether on a full-time or part-time basis, and “US Employees” means all such individuals;

“US Equipment” means any machinery, equipment (including field equipment, office equipment and computer equipment), fixtures, furniture, furnishings, motor vehicles, accessories, tools and other tangible assets used in the Business by the US Vendor, wherever located, including the items listed or described in Schedule 1.1A (US) and the Intercompany Leased Equipment;

“US Equipment Leases” means the leases of personal property used in the Business to which the US Vendor is a party as lessee or sublessee or under which the US Vendor has rights or obligations and which are listed or described in Schedule 4.1.24;

“US Inventories” means inventories used in or produced by the Business by the US Vendor, of every kind and nature and wherever located, including inventories of finished goods and by-products, work-in-progress, raw materials, goods in transit, spare parts, packaging and shipping materials and operating supplies;

“US IRC” means the United States Internal Revenue Code of 1986, as amended;

“US Leased Property” means premises which are leased by the US Vendor or GPS Inc. and used or occupied by the US Vendor for the Business, including those listed or described in Schedule 4.1.22, and the interest of the US Vendor and GPS Inc. in all plants, buildings, structures, fixtures, erections, improvements, easements, rights-of-way, spur tracks and other appurtenances situated on or forming part of those premises;

“US Leases” means the real property leases or other rights of occupancy relating to real property used in the Business to which the US Vendor or GPS Inc. is a party or under which they have rights or obligations, whether as lessor or lessee, and which are listed or described in Schedule 4.1.22;

“US Material Contracts” has the meaning specified in Subsection 4.1.25;

“US Owned IP” has the meaning specified in Subsection 4.1.27;

“US Prepaid Expenses” means prepaid expenses and deposits relating to the Business as conducted in the US or the US Purchased Assets, other than those relating to Excluded Assets;

“US Purchase Price” means the price payable by the US Purchaser to the US Vendor and Canadian Vendors for the US Purchased Assets provided for in Section 3.1;

“US Purchased Assets” has the meaning specified in Subsection 2.1.2;

“US Retention Escrow Amount” is intended to be an amount equal to twenty percent (20%) of the proceeds distributable by the US Vendor to those Retention Employees located in the United States as reflected on Schedule 10.2.1.  As of the date of this Agreement such amount is estimated to be US$ 71,000; provided that such amount may be revised as of the Closing by mutual agreement of the Parties;

“US Scheduled Creditors” has the meaning specified in Subsection 3.2.2(c);

“US Scheduled Indebtedness” has the meaning specified in Subsection 3.2.2(b);

“US Scheduled Indebtedness Statement” has the meaning specified in Subsection 3.2.2(b);

“US Vendor’s Intellectual and Industrial Property” means the Intellectual and Industrial Property owned by the US Vendor or in which the US Vendor has any right or interest;

“Vendor Benefit Plan” means an Employee Benefit Plan (i) adopted, sponsored or maintained by any Vendor or any ERISA Affiliate or to which any Vendor or any ERISA Affiliate is a party, (ii) benefitting, designed to benefit or otherwise relating to any current or former employee, consultant, director, independent contractor or other service provider of any Vendor or any ERISA Affiliate, and/or their respective dependents and beneficiaries, (iii) to which any Vendor or any ERISA Affiliate has contributed or been obligated to contribute, or (iv) with respect to which any Vendor or any ERISA Affiliate has or could have any liability.

“Vendors’ Indemnified Persons” means the Vendors and their respective shareholders, directors, officers, employees and agents;

“Vendors’ Intellectual and Industrial Property” means any Intellectual and Industrial Property used, in whole or in part, in or required by the Vendors for the carrying on of the Business, both domestic and foreign, whether or not that Intellectual and Industrial Property is registered; and

1.2	Certain Rules of Interpretation

In this Agreement:

(a)
Accounting Principles – Unless otherwise specified, any reference in this Agreement to “generally accepted accounting principles” is to the generally accepted accounting principles in effect in Canada at the date of determination as recommended in the Handbook of the Canadian Institute of Chartered Accountants and consistently applied.

(b)
Consent – Whenever a provision of this Agreement requires or contemplates the consent or approval of a Party or a Shareholder and that approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, that Party or Shareholder will be deemed to have withheld its approval or consent.

(c)	Currency – Unless otherwise specified, all dollar amounts in this Agreement, including the symbol “$”, refer to Canadian currency.

(d)
Gender and Number – In this Agreement, unless the context requires otherwise, any reference to gender includes all genders and words importing the singular number only include the plural and vice versa.

(e)
Headings, etc. – The division of this Agreement into Articles, Sections and other subdivisions and the inclusion of headings and a table of contents are provided for convenience only and do not affect the construction or interpretation of this Agreement.

(f)
Including – In this Agreement, the words “include” or “including” mean “include (or including) without limitation” and the words following “include” or “including” are not to be considered an exhaustive list.

(g)
Knowledge - Where any representation or warranty is expressly qualified by reference to “the knowledge of the Vendors” or similar words, it refers to the knowledge actually known to, or which after due enquiry and reviewing this Agreement ought to have come to the attention of, the directors, officers or employees of any of the Vendors who have overall responsibility for or would reasonably be expected to have knowledge of the relevant subject matter and each of the Vendors hereby confirm that they have made due inquiries of all those individuals.

(h)
Performance on Holidays – If any act is required by the terms of this Agreement to be performed on a day which is not a Business Day, the act will be valid if performed on the next succeeding Business Day.

(i)
References to Documents – Unless otherwise specified, any reference in this Agreement to this Agreement or any other agreement or document, is a reference to this Agreement or the other agreement or document as it may have been, or may from time to time be, amended, supplemented, restated, novated or replaced and includes all schedules and exhibits to it.
(j)
References to Persons – Unless the context otherwise requires, any reference in this Agreement to a Person includes its heirs, administrators, executors and other legal representatives, successors and permitted assigns.

(k)
References to this Agreement – The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement as a whole and not to any particular section or portion of it.

(l)
References to Schedules – Concurrently with the execution and delivery of this Agreement, each Party is delivering to the other disclosure schedules setting forth items the disclosure of which shall be necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties by such Party contained in this Agreement.  Each schedule shall be arranged in paragraphs corresponding to each express disclosure requirement or representation and warranty set forth in this Agreement.  Each exception to a representation and warranty set forth in a disclosure schedule shall qualify the specific representation and warranty which is referenced in the applicable paragraph of the disclosure schedule and no other representation or warranty unless it is specifically referenced in such disclosure.

(m)
Statutory References – Unless otherwise specified, any reference in this Agreement to a statute includes all rules and regulations made under it and all applicable guidelines, bulletins or policies made in connection with it and which are legally binding, in each case as it or they may have been, or may from time to time be, amended or re-enacted.

(n)	Time – Time is of the essence of this Agreement, and no extension or variation of this Agreement will operate as a waiver of this provision.

(o)
Time Periods – Unless otherwise specified, a period of days will be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Calgary time) on the last day of the period.  If a period of time is to expire on any day that is not a Business Day, the period will be deemed to expire at 5:00 p.m. (Calgary time) on the next succeeding Business Day.

(p)	Trade Terms – Unless otherwise defined in this Agreement, words or abbreviations which have well-known trade meanings are used in this Agreement with those meanings.

1.3	Schedules and Exhibits

The following Schedules and Exhibits form an integral part of this Agreement:

Schedule 1.1A (Canada)	Canadian Equipment
Schedule 1.1A (US)	US Equipment

Schedule 1.1B	Permitted Liens
Schedule 1.1C	Pro Rata Share
Schedule 2.1.1(d)(i)	Assumed Canadian Material Contracts
Schedule 2.1.2(d)(i)	Assumed US Material Contracts
Schedule 2.3(b)	Ongoing Projects
Schedule 2.5	Taxes
Schedule 4.1.1(a)	Jurisdictions of Business
Schedule 4.1.1(b)	Ownership of Vendors
Schedule 4.1.5	Title to Purchased Assets
Schedule 4.1.7	No Conflicts
Schedule 4.1.8	Regulatory Approvals (Vendors)
Schedule 4.1.9	Consents (Vendors)
Schedule 4.1.11	Business in the Ordinary Course
Schedule 4.1.13	Required Licenses
Schedule 4.1.16	Financial Statements
Schedule 4.1.17	Agreements and Arrangements with Interested Persons
Schedule 4.1.18	Liabilities
Schedule 4.1.19	Government Assistance Programs
Schedule 4.1.22	Leases
Schedule 4.1.23	Buildings and Structures
Schedule 4.1.24	Equipment Leases
Schedule 4.1.25	Material Contracts
Schedule 4.1.27	Vendors’ Intellectual and Industrial Property
Schedule 4.1.29	Customers and Suppliers
Schedule 4.1.30	Employees

Schedule 4.1.31	Vendor Benefit Plans
Schedule 4.1.32	Environmental Matters
Schedule 4.1.33	Insurance Policies
Schedule 4.1.34	Legal Proceedings
Schedule 4.1.35	Tax Matters
Schedule 4.1.35	Regulatory Approvals (Purchasers)
Schedule 5.1.4	Capital Expenditures
Schedule 6.1.2(v)	Individuals Executing Non-Competition and Non-Solicitation Agreement (Shareholders)
Schedule 6.1.2(vi)	Individuals Executing Non-Competition and Non-Solicitation Agreement (Shareholders/Employees)
Schedule 6.1.12A	Individuals Executing Employment Agreement (Assumed Canadian Employees)
Schedule 6.1.12B	Individuals Executing Employment Agreement (Assumed US Employees)
Schedule 10.2.1	Retention Employees
Exhibit “A-1”	Form of General Conveyance Document
Exhibit “A-2”	Form of General Conveyance (Canadian Purchased Equipment) Document
Exhibit “B”	Form of Assignment and Assumption Agreement
Exhibit “C”	Form of General Assignment, Bill of Sale, Conveyance and Assumption Agreement
Exhibit “D”	Form of Non-Competition and Non-Solicitation Agreement (Shareholders)
Exhibit “E”	Form of Non-Competition and Non-Solicitation Agreement (Shareholders/ Employees - 3/2)
Exhibit “F”	Form of Non-Competition and Non-Solicitation Agreement (Shareholders/ Employees - 2/1)
Exhibit “G”	Form of Employment Agreement (Assumed Canadian Employees)
Exhibit “H”	Form of Employment Agreement (Assumed US Employees)
Exhibit “I”	Form of Lease Agreement for Crossfield Property
Exhibit “J”	Form of NS Escrow Agreement

Exhibit “K”	Form of Retention Escrow Agreement
Exhibit “L”	Form of Non-Solicitation Holdback Agreement
Exhibit “M”	Form of Retention Holdback Agreement
Exhibit “N”	Form of Sublease Agreement for Grande Prairie Property

ARTICLE 2
PURCHASE AND SALE OF ASSETS
AND ASSUMPTION OF LIABILITIES

2.1	Purchase and Sale of Purchased Assets

2.1.1	Canadian Purchased Assets

Subject to the terms and conditions of this Agreement, at the Closing Time, but with effect as at the Effective Time, the Canadian Vendors shall sell to the Canadian Purchaser, and the Canadian Purchaser shall purchase from the Canadian Vendors, as a going concern with all related goodwill, all of the undertaking, properties and assets constituting, or held for use in, the Business (excluding the Excluded Assets and the Intercompany Leased Equipment) as conducted in Canada of every kind and description and wherever located (collectively, the “Canadian Purchased Assets”).  The Canadian Purchased Assets include the Canadian Vendors’ right, title, benefit and interest in the following assets of the Business:

(a)	all Canadian Equipment;

(b)	all Canadian Inventories;

(c)	the Canadian Prepaid Expenses;

(d)	the following Contracts (the “Assumed Canadian Contracts”):

(i)	the Canadian Material Contracts listed on Schedule 2.1.1(d)(i);

(ii)	the Canadian Equipment Leases (except as otherwise stated on Schedule 4.1.24); and

(iii)	the Calgary Office Lease;

(e)	the Canadian Vendors’ Intellectual and Industrial Property;

(f)	the Books and Records of the Canadian Vendors (other than those required by law to be retained by the Canadian Vendors, copies of which the Canadian Vendors shall deliver to the Canadian Purchaser);

(g)	all Licenses issued to the Canadian Vendors relating to the Business or any of the Canadian Purchased Assets, to the extent assignable;

(h)
all causes of action, rights of recovery or other rights of the Canadian Vendors under any warranties, indemnities and other similar rights against third parties relating to the Business and any Canadian Purchased Assets and accruing on or after the Closing Date;

(i)	the Canadian Vendors’ rights and interests in the Goodwill; and

(j)	all other property and assets, real or personal, tangible or intangible, used , or held for use, by the Canadian Vendors in connection with the Business as conducted in Canada;

except to the extent that any of the foregoing constitute Excluded Assets.

2.1.2	US Purchased Assets

Subject to the terms and conditions of this Agreement, at the Closing Time, but with effect as at the Effective Time, the US Vendor (and, with respect to the Intercompany Leased Equipment and the Shoshoni Lease Agreement, the Canadian Vendors) shall sell to the US Purchaser, and the US Purchaser shall purchase from the US Vendor (and, with respect to the Intercompany Leased Equipment and the Shoshoni Lease Agreement, the Canadian Vendors), as a going concern with all related goodwill, all of the undertaking, properties and assets (and, as applicable, the Canadian Vendors) constituting, or held for use in, the Business (excluding the Excluded Assets) as conducted in the United States of every kind and description and wherever located (collectively, the “US Purchased Assets”).  The US Purchased Assets include the US Vendor’s (and, as applicable, the Canadian Vendors’) right, title, benefit and interest in the following assets of the Business:

(a)	all US Equipment;

(b)	all US Inventories;

(c)	the US Prepaid Expenses;

(d)	the following Contracts (the “Assumed US Contracts”):

(i)	the US Material Contracts listed on Schedule 2.1.2(d)(i);

(ii)	the US Equipment Leases; and

(iii)	the US Leases;

(e)	the US Vendor’s Intellectual and Industrial Property;

(f)	the Books and Records of the US Vendor (other than those required by law to be retained by the US Vendor, copies of which the US Vendor shall deliver to the US Purchaser);

(g)	all Licenses issued to the US Vendor relating to the Business or any of the US Purchased Assets, to the extent assignable;

(h)
all causes of action, rights of recovery or other rights of the US Vendor under any warranties, indemnities and other similar rights against third parties relating to the Business and any US Purchased Assets and accruing on or after the Closing Date;

(i)	the US Vendor’s rights and interests in the Goodwill; and

(j)	all other property and assets, real or personal, tangible or intangible, used , or held for use, by the US Vendor in connection with the Business as conducted in the United States;

except to the extent that any of the foregoing constitute Excluded Assets.

2.2	Excluded Assets

Notwithstanding Section 2.1, the Purchased Assets do not include any of the following of any Vendor (collectively, the “Excluded Assets”):

(a)	cash on hand or in banks or other depositories (including term deposits, guaranteed investment certificates and similar cash items);

(b)	marketable securities;

(c)	amounts owing to the Vendors from any Interested Person;

(d)	the interest of the Vendors in any insurance policies, including the cash surrender value thereof, and the proceeds of any claims under those policies except as provided under Section 6.4(b);

(e)	refundable Taxes paid by the Vendors prior to the Closing;

(f)	refunds in respect of assessments or reassessments for Taxes paid by the Vendors in respect of any period ending on or before the Closing Date;

(g)	the corporate, financial and Tax records of the Vendors not relating to the Business;

(h)	the interest of the Vendors in the Legal Proceedings listed or described in Schedule 4.1.34 and the proceeds of any Order issued or made in respect thereof;

(i)	the securities of each of 1554531 and 1518012 held by GPS Inc. and the securities of GPS Ltd. held by Greywolf Holdings;

(j)	Accounts Receivable;

(k)
any Contracts, including master service agreements and open work/purchase orders thereunder, pursuant to which the Business provides services to its customers (collectively, the “MSAs”), of the Vendors and Books and Records relating exclusively to the foregoing, other than the Assumed Contracts;

(l)	all Contracts of employment with Employees;

(m)	the Canadian Leases other than the Calgary Office Lease as provided in Subsection 2.1.1(d)(iii);

(n)	any lease agreements by and among the Vendors relating to the Intercompany Leased Equipment; and

(o)	the Vendors’ rights under this Agreement.

2.3	Treatment of MSAs and Contracts If Consent Not Obtained Prior to Closing

(a)
Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that at the Closing, the Vendors are not assigning to the Purchasers (i) any MSAs, and (ii) any Assumed Contract (a “Non-Assigned Contract”) if (A) any rights, benefits or remedies under such Assumed Contract are not assignable to the respective Purchaser without the Consent of the other party or parties to that Assumed Contract (or a third party), (B) such Consent is not obtained by the Closing Time, and (C) the respective Purchaser waives the conditions under Subsection 6.1.4 that Consent for the assignment of such Assumed Contract be obtained and the Closing occurs.

(b)
Each ongoing or pending project being performed by the Business under an MSA as of the Closing Date is referred to individually as an “Ongoing Project” and collectively as the “Ongoing Projects”.  Schedule 2.3(b), which shall be delivered by the Vendors to the Purchaser at Closing, shall identify, as of the date three (3) days prior to the Closing Date (i) each Ongoing Project that the Vendors expect to be ongoing at the Closing Date, (ii) the respective customer relating to each such Ongoing Project; and (iii) whether the Ongoing Project is being performed by the Canadian Vendors, and will enure to the benefit of the Canadian Purchaser, or the US Vendor, and will enure to the benefit of the US Purchaser.

(c)	The Vendors’ rights relating to the Ongoing Projects, the related MSAs and the Non-Assigned Contracts are collectively referred to as the “Contract Rights”.

(d)	From and after the Closing Time:

(i)	the Vendors shall hold each such MSA and Non-Assigned Contract for the exclusive benefit of the respective Purchaser;

(ii)
the Vendors shall, at the request and expense and under the direction of the respective Purchaser, acting reasonably, do all things or cause all things to be done that the respective Purchaser, acting reasonably, considers necessary or desirable to perform the obligations of the Vendors  from and after the Closing under such MSAs and the Non-Assigned Contracts in a manner that preserves the value of the Contract Rights, ensures that those Contract Rights will enure to the benefit of the respective Purchaser, and ensures that all amounts receivable under such MSAs and the Non-Assigned Contracts from and after the Closing will be received by the respective Purchaser;

(iii)	the Canadian Purchaser and the US Purchaser, as applicable, each agree to perform and assume, at their sole expense, all of the obligations and liabilities of the respective Vendor under the respective Contract Rights from and after Closing to the extent such obligations and liabilities pertain to performance from and after the Effective Time and are not related to any matter, thing, improper performance, breach of warranty or default existing at, prior to or as a consequence of Closing;

(iv)	the Vendors shall promptly pay over to the respective Purchaser all amounts collected by the Vendors under such MSAs and the Non-Assigned Contracts;

(v)	the Vendors and the Purchasers shall make reasonable efforts and cooperate with each other in good faith to obtain the necessary Consents under the Non-Assigned Contracts; and

(vi)
if the Vendors obtain the necessary Consent under a Non-Assigned Contract in form satisfactory to the respective Purchaser, effective as of the date such Purchaser receives a copy of that Consent from the Vendors, that Non-Assigned Contract will be deemed to have been assigned and transferred by the Vendors to such Purchaser and the Vendors and such Purchaser will be relieved of any further obligations under any agreement made between them in respect of that Non-Assigned Contract (including under this Section 2.3(d)).

(e)	Nothing in this Section 2.3 will relieve the Vendors of their obligations under Subsections 5.1.3, 5.1.6 or 5.3.3 or relieve the Purchasers of their obligations under Subsections 5.2.2 or 5.3.3.

2.4	Assumption of Assumed Liabilities

2.4.1	Assumed Canadian Liabilities

Subject to the terms and conditions of this Agreement, at the Closing the Canadian Purchaser shall assume and become liable for the following liabilities and obligations of the Canadian Vendors (collectively, the “Assumed Canadian Liabilities”) and no others:

(a)
all liabilities of the Canadian Vendors relating to the Canadian Purchased Assets (other than the Assumed Canadian Contracts) arising from and after the Effective Time and not related to any matter, thing, improper performance, breach of warranty or default existing at, prior to or as a consequence of the Closing;

(b)
all obligations and liabilities of the Canadian Vendors under the Assumed Canadian Contracts to the extent such obligations and liabilities pertain to performance from and after the Effective Time and are not related to any matter, thing, improper performance, breach of warranty or default existing at, prior to or as a consequence of Closing;

(c)
the obligations and liabilities of the Canadian Vendors relating to the Assumed Canadian Employees for all periods from and after the Effective Time to the extent such obligations and liabilities pertain to performance from and after the Effective Time and are not related to any matter, thing, improper performance, breach of warranty or default existing at, prior to or as a consequence of Closing; and

(d)	the obligations, as applicable, with respect to the Contract Rights as set forth in Section 2.3(d)(iii).

The Assumed Canadian Liabilities are the sole liabilities being assumed by the Canadian Purchaser and shall not include the Retained Liabilities.

The Canadian Purchaser shall, from and after the Closing Time, observe, pay, discharge or perform the Assumed Canadian Liabilities in the ordinary course of business.

2.4.2	Assumed US Liabilities

Subject to the terms and conditions of this Agreement, at the Closing the US Purchaser shall assume and become liable for the following liabilities and obligations of the US Vendor (and, to the extent of its interest in the Shoshoni Lease Agreement, the following liabilities and obligations of GPS Inc.) (collectively, the “Assumed US Liabilities”) and no others:

(a)
all liabilities of the US Vendor relating to the US Purchased Assets (other than the Assumed US Contracts) arising from and after the Effective Time and not related to any matter, thing, improper performance, breach of warranty or default existing at, prior to or as a consequence of the Closing;

(b)
all obligations and liabilities of the US Vendor and, to the extent of its interest in the Shoshoni Lease Agreement, the liabilities and obligations of GPS Inc., under the Assumed US Contracts to the extent such obligations and liabilities pertain to performance from and after the Effective Time and are not related to any matter, thing, improper performance, breach of warranty or default existing at, prior to or as a consequence of Closing;

(c)
the obligations and liabilities of the US Vendor relating to the Assumed US Employees for all periods from and after the Effective Time to the extent such obligations and liabilities pertain to performance from and after the Effective Time and are not related to any matter, thing, improper performance, breach of warranty or default existing at, prior to or as a consequence of Closing; and

(d)	the obligations, as applicable, with respect to the Contract Rights as set forth in Section 2.3(d)(iii).

The Assumed US Liabilities are the sole liabilities being assumed by the US Purchaser and shall not include the Retained Liabilities.

The US Purchaser shall, from and after the Closing Time, observe, pay, discharge or perform the Assumed US Liabilities in the ordinary course of business.

2.5	Retained Liabilities

The Purchasers will not assume and will not be liable for any obligations, commitments and liabilities of and claims against the Vendors or for any obligations, commitments or liabilities of the Business relating to the period up to the Closing Time (contingent or otherwise) including (i) liabilities of or claims against the Vendors or the Business for any breach of Contract; breach of warranty; tort; violation of law; violation of, or non-compliance with, any Environmental Laws or any environmental conditions or matters arising, originating or existing at or prior to the Closing Time including, without limitation, the environmental matters and conditions disclosed on Schedule 4.1.32, (ii) liabilities of or claims against the Vendors relating to or arising out of any of the Excluded Assets, (iii) liabilities and obligations of the Vendors arising out of or resulting from any and all Indebtedness of the Vendors, (iv) liabilities or obligations of the Vendors owed to any of their Affiliates, (v) liabilities of or claims against the Vendors for any and all Taxes (A) of the Vendors, or (B) of, pertaining to or attributable to the Business or the Purchased Assets for any period or portion thereof prior to the Closing Time including the Taxes described on Schedule 2.5 (including any and all Taxes for which liability is or may be sought to be imposed on the Purchaser under any successor liability, transferee liability or similar provision of Applicable Law), (vi) liabilities of or claims against the Vendors or ERISA Affiliates by, or with respect to, any Employee, former employee, director, independent contractor, other service provider, dependents or beneficiaries of any of the aforementioned, or any individual claiming to be or deemed to be any of the aforementioned relating to or in respect of the employment or other service relationship, failure to employ or establish a service relationship or termination of employment or other service relationship of any individual and any compensation or benefits to be paid or provided to such individual, (vii) liabilities arising under any Vendor Benefit Plan, and (viii) liabilities arising under ERISA for which the Purchasers may have any liability solely as a result of the consummation of the transaction contemplated by this Agreement (the “Retained Liabilities”).

The Vendors shall, from and after the Closing Time, observe, pay, discharge or perform the Retained Liabilities.

ARTICLE 3
PURCHASE PRICE AND RELATED MATTERS

3.1	Amount of Purchase Price

3.1.1	Canadian Purchase Price

The consideration payable by the Canadian Purchaser to the Canadian Vendors for the Canadian Purchased Assets (the “Canadian Purchase Price”) is US $44,000,000.

3.1.2	US Purchase Price

The consideration payable by the US Purchaser to the US Vendor and Canadian Vendors for the US Purchased Assets (the “US Purchase Price”) is US $11,500,000.

3.2	Payment of Purchase Price

3.2.1	Payment of Canadian Purchase Price

(a)	Subject to the terms and conditions hereof, at the Closing Time, the Canadian Purchaser shall pay the Canadian Purchase Price as follows:

(i)	the Canadian Purchaser shall pay the Canadian Scheduled Indebtedness owed to the Canadian Scheduled Creditors (which amounts shall not in the aggregate exceed an amount equal to the Canadian Purchase Price less the NS Escrow Amount and the Canadian Retention Escrow Amount) as set out in the Canadian Scheduled Indebtedness Statement and pay-off letters referred to in Subsection 3.2.1(d);

(ii)	the Canadian Purchaser shall pay the NS Escrow Amount and the Canadian Retention Escrow Amount to the Escrow Agent; and

(iii)
the Canadian Purchaser shall pay an amount equal to the Canadian Purchase Price minus the sum of Canadian Scheduled Indebtedness, the NS Escrow Amount and the Canadian Retention Escrow Amount to or to the order of the Canadian Vendors;

in each such case, by wire transfer of immediately available funds to an account designated in writing to the Canadian Purchaser by the respective recipient of such payment no later than three (3) Business Days prior to Closing.  For purposes hereof, the US dollar equivalent of the Canadian Scheduled Indebtedness shall be determined by reference to the applicable US dollar exchange rate as published by Bloomberg no earlier than the Business Day immediately preceding the Closing Date.

(b)
No later than three (3) Business Days prior to the Closing Date, the Canadian Vendors shall deliver to the Canadian Purchaser a statement (the “Canadian Scheduled Indebtedness Statement”) of all Indebtedness secured by any Lien, other than Permitted Liens, against the Canadian Purchased Assets or otherwise representing the deferred or unpaid purchase price of any Canadian Purchased Assets (the “Canadian Scheduled Indebtedness”) existing at the Closing Time.

(c)
The Canadian Scheduled Indebtedness Statement shall contain the name of the Person to whom any Canadian Scheduled Indebtedness is owed (collectively, the “Canadian Scheduled Creditors”) and the amount, calculated to the Closing Time, of the amount owed to each such Canadian Scheduled Creditor.

(d)
No later than three (3) Business Days prior to the Closing Date, the Canadian Vendors shall deliver to the Canadian Purchaser pay-off letters from the Canadian Scheduled Creditors containing pay-off amounts, per diems and wire transfer instructions together with registrable discharges of any Liens held by the Canadian Scheduled Creditors against the Canadian Purchased Assets or authorizations by the Canadian Scheduled Creditors in favour of the Canadian Purchaser or its counsel, Fraser Milner Casgrain LLP, to file such discharges (which discharges and authorizations may be delivered to Fraser Milner Casgrain LLP in trust pending the payout of the applicable Canadian Scheduled Indebtedness).  All such pay-off letters, discharges and authorizations shall be in form and substance satisfactory to the Canadian Purchaser, acting reasonably.

3.2.2	Payment of US Purchase Price

(a)	Subject to the terms and conditions hereof, at the Closing Time, the US Purchaser shall pay the US Purchase Price as follows:

(i)
the US Purchaser shall pay the US Scheduled Indebtedness owed to the US Scheduled Creditors (which amounts shall not in the aggregate exceed an amount equal to the US Purchase Price less the US Retention Escrow Amount and the Tax Escrow Amount) as set out in the US Scheduled Indebtedness Statement and pay-off letters referred to in Subsection 3.2.2(d);

(ii)	the US Purchaser shall pay the US Retention Escrow Amount and the Tax Escrow Amount to the Escrow Agent; and

(iii)
the US Purchaser shall pay an amount equal to the US Purchase Price minus the sum of US Scheduled Indebtedness, the US Retention Escrow Amount and the Tax Escrow Amount to or to the order of the US Vendor and Canadian Vendors;

in each such case, by wire transfer of immediately available funds to an account designated in writing to the US Purchaser by the respective recipient of such payment no later than three (3) Business Days prior to Closing.

(b)
No later than three (3) Business Days prior to the Closing Date, the US Vendor shall deliver to the US Purchaser a statement (the “US Scheduled Indebtedness Statement”) of all Indebtedness secured by any Lien, other than Permitted Liens, against the US Purchased Assets or otherwise representing the deferred or unpaid purchase price of any US Purchased Assets (the “US Scheduled Indebtedness”) existing at the Closing Time.

(c)
The US Scheduled Indebtedness Statement shall contain the name of the Person to whom any US Scheduled Indebtedness is owed (collectively, the “US Scheduled Creditors”) and the amount, calculated to the Closing Time, of the amount owed to each such US Scheduled Creditor.

(d)
No later than three (3) Business Days prior to the Closing Date, the US Vendor shall deliver to the US Purchaser pay-off letters from the US Scheduled Creditors containing pay-off amounts, per diems and wire transfer instructions together with registrable discharges of any Liens held by the US Scheduled Creditors against the US Purchased Assets or authorizations by the US Scheduled Creditors in favour of the US Purchaser or its counsel, Fraser Milner Casgrain LLP, to file such discharges (which discharges and authorizations may be delivered to Fraser Milner Casgrain LLP in trust pending the payout of the applicable US Scheduled Indebtedness).  All such pay-off letters, discharges and authorizations shall be in form and substance satisfactory to the US Purchaser, acting reasonably.

(e)
Provided that the US Vendor provides a certificate of non-foreign status described in Subsection 6.1.2(xi) at or prior to the Closing and the US Purchaser is otherwise entitled to rely on such certificate under US Treas. Reg. § 1.1445-2, the US Purchaser shall not withhold any amount from the US Purchase Price payable to the US Vendor under US IRC § 1445.

3.3	Allocation of Purchase Price

Each Purchaser and the respective Vendors will cooperate in good faith and use commercially reasonable efforts to agree, on or before the 90th day following the Closing, upon an allocation of the Canadian Purchase Price and US Purchase Price (including the amount of any Assumed Liabilities recognized as part of the consideration for Tax purposes), as applicable, among each class of the Canadian Purchased Assets and US Purchased Assets, as applicable, in compliance with applicable Tax Legislation.  If a Purchaser and the respective Vendors agree to such allocation, such Vendors and Purchaser shall cooperate in the preparation of and execute any elections and agreements that may be necessary or desirable under any Tax Legislation to give effect to the agreed upon allocations, and such Vendors and Purchaser shall prepare and file their respective Tax Returns in a manner consistent with those allocations, elections and agreements.  If a Purchaser and the respective Vendors agree to such allocation, and either such Party fails to file its Tax Returns in accordance with this Section 3.3, it shall indemnify and save harmless such other Party in respect of any additional Tax, interest, penalty, and legal and/or accounting costs paid or incurred by such other Party as a result of the indemnifying Party’s failure to file its Tax Returns in accordance with this Section 3.3.  The Parties will promptly inform one another of any challenge by any Governmental Authority to any allocation made pursuant to this Section 3.3 and agree to consult and keep one another reasonably informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.  Notwithstanding the foregoing, if a Purchaser and the respective Vendor or Vendors are unable to agree to an allocation of the Canadian Purchase Price or US Purchase Price within ninety (90) days following the Closing, such Purchaser and the respective Vendor or Vendors may file their respective Tax Returns allocating the Canadian Purchase Price or US Purchase Price, as applicable, in the manner each such Party believes appropriate, provided such allocation is reasonable and in accordance with the applicable Tax Legislation.  Each Purchaser and the respective Vendors also shall allocate and report any adjustments to the Purchase Price in accordance with applicable Tax Legislation, and any allocations made as a result of such adjustments shall become part of the allocation pursuant to this Section 3.3.

3.4	Transfer Taxes

(a)
Subject to the following provisions of this Section 3.4 and Section 3.5, the respective Purchaser shall be liable for and shall pay, or shall cause to be paid, all assessable transfer, land transfer, value added, deed, documentary stamp, excise, sales, use, consumption, GST, retail sales, or other similar Taxes (collectively, the “Transfer Taxes”) payable under any Tax Legislation on or with respect to the transfer of the respective Purchased Assets under this Agreement (which shall not include any income or corporation tax payable by the Vendors).  Where required by applicable Tax Legislation, the applicable Vendor shall collect Transfer Taxes from the respective Purchaser and remit such collected Transfer Taxes to the applicable Governmental Authority, and any such amounts collected shall be in addition to the Purchase Price.

(b)
Each of the Vendors and the Purchasers agrees to use its commercially reasonable efforts to mitigate, reduce or eliminate any Transfer Tax, and to obtain any certificate or other document from any Governmental Authority or any other Person as may be available to mitigate, reduce or eliminate any such Transfer Tax that could be imposed on the Vendors or the Purchasers under any applicable Tax Legislation as a result of the consummation of the transactions contemplated by this Agreement, including by reason of qualification for the occasional sale exemption provided under North Dakota Admin. Code 81-04.1-01-16 and non-taxable bulk sale as defined under Wyoming Stat. Section 39-15-101(a)(vii)(M) and Wyo. Stat. Section 39-16-101(a)(iii)(M). The Vendors and the Purchasers shall cooperate with one another in the preparation of any necessary Tax Returns and other related documentation with respect to such Transfer Taxes (including any exemption certificates and forms as each may request to establish an exemption from (or otherwise reduce) or make a report with respect to such Transfer Taxes).

(c)
Notwithstanding Section 3.4(a), the Purchasers shall not be liable for and shall not pay any amount of provincial or state sales tax on any portion of the Purchase Price allocated to any of the Purchased Assets, the sale or transfer of which are exempt from the application of any provincial or state sales tax pursuant to applicable provincial or state sales Tax Legislation in force in the provinces or states in which such exempt assets are situated, to the extent that a Purchaser has complied with all requirements imposed under applicable Tax Legislation to be permitted an exemption from such payment.

3.5	GST Exemption and Election

Each of the Canadian Vendors and the Canadian Purchaser shall, on the Closing Date, jointly execute, in prescribed form, an election under subsection 167(1) of the GST Legislation and, as soon as reasonably practicable thereafter, and, in any event, within the prescribed time set forth in the GST Legislation, the Canadian Purchaser shall file such elections with the appropriate Governmental Authorities such that no GST will be payable pursuant to the GST Legislation with respect to the transfer of the Purchased Assets hereunder.

3.6	Property Adjustments

The Parties shall make such allocations and adjustments as at the Closing Date with respect to the Calgary Office Lease and the US Leases as are customary with respect to real property in the jurisdiction in which such assets are situated.  All property Taxes imposed on or with respect to the Purchased Assets for the tax year that includes the Effective Time will be prorated between the applicable Vendors and the respective Purchaser as of the Closing Date, with such proration estimated based on the current year’s assessment of value in the immediately past year’s mill levies.  The applicable Vendors shall be liable for the portion of such Taxes based on the number of days in the year occurring prior to the Closing Date, and the respective Purchaser shall be liable for the portion of such Taxes based on the number of days in the year occurring on and after the Closing Date.  The Parties shall make similar adjustments in respect of utility charges based on the respective periods during which the Purchased Assets are owned.  To the extent any such proration is not completed or is estimated as of the Closing, then promptly upon receipt of any final bills or invoices for any such prorated adjustments, the Vendors, on the one hand, or the Purchasers, on the other hand, as appropriate, shall provide the other with copies of all such final bills or invoices for such items and to the extent such amounts were not properly reflected in the Purchase Price at Closing, such amount shall be paid by the appropriate party promptly upon demand.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Vendors

Each of the Vendors represents and warrants to the Purchasers as set out in this Section 4.1 as of the date hereof and as of the Closing Date and acknowledges that the Purchasers are relying on those representations and warranties in entering into this Agreement and completing the transactions contemplated by it.  No investigations made by or on behalf of the Purchasers will have the effect of waiving, diminishing the scope of, or otherwise affecting any representation or warranty made by the Vendors.

4.1.1	Incorporation and Qualification; Subsidiaries

(a)
Each of the Vendors is a corporation duly incorporated and organized and validly subsisting in good standing under the laws of its respective jurisdiction of incorporation, has the corporate power, authority and capacity to enter into and perform its obligations under this Agreement and each of the Closing Documents to which it is or is to become a party, to own, lease, use and operate the Purchased Assets and to carry on the Business as now being conducted by it.  All necessary corporate action and proceedings has been taken on the part of each of the Vendors to permit the due and valid sale and transfer of the Purchased Assets from the Vendors to the Purchaser as at the Closing Time.  The Vendors are registered, licensed or otherwise qualified to carry on the Business and are in good standing in the jurisdictions listed in Schedule 4.1.1(a) which are all of the jurisdictions in which the nature or location(s) of the Business or the Purchased Assets or any of them makes that registration, licensing or qualification necessary.

(b)
GPS Inc. is the sole registered and beneficial owner of all of the issued and outstanding shares in the capital of 1554531 and 1518012, and Greywolf Holdings is the sole registered and beneficial owner of all of the issued and outstanding shares in GPS Ltd.  All such shares are owned free and clear of any Liens.  None of the Vendors or Greywolf Holdings has any ownership interest in any Person other than as referred to in this Subsection 4.1.1(b) or any right to acquire any such ownership interest.  1518012 does not own, and has not owned, any assets or properties and is not, and has not been, engaged in the Business in any manner.  Greywolf Holdings’ sole assets are the shares it holds in GPS Ltd. and Greywolf Holdings does not own, and has not owned, any other assets or properties and is not, and has not been, engaged in the Business other than indirectly through its ownership of GPS Ltd.  Schedule 4.1.1(b) sets forth, for each of the Vendors and Greywolf Holdings, (i) the holders of all of the issued and outstanding shares in the capital of each such Vendor and Greywolf Holdings, (ii) the class or series of such outstanding shares, and (iii) the number of shares of all issued and outstanding shares held by each such shareholder.

4.1.2	No Solvency or Reorganization Proceedings

None of the Vendors is insolvent and no proceedings have been taken or authorized by any of the Vendors or by any other Person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of any of the Vendors or with respect to any amalgamation, merger, consolidation, arrangement, receivership or reorganization of, or relating to, the Vendors or the Purchased Assets nor, have any such proceedings been threatened by any other Person. No encumbrancer has taken possession of any of the Purchased Assets and no execution or distress has become enforceable or levied upon any of the Purchased Assets.

4.1.3	Authorization of Sale

The execution, delivery and performance by each of the Vendors of this Agreement and each of the Closing Documents to which they are or are to become a party and the completion of the transactions contemplated by them has been duly authorized by all necessary corporate action on behalf of the Vendors, subject only to the approval of the transactions contemplated by this Agreement by the required vote or approval of the shareholders of each Canadian Vendor (the “Canadian Vendors Shareholder Approval”). The board of directors of each Vendor has authorized the execution, delivery and performance by each of the Vendors of this Agreement and each of the Closing Documents to which they are or are to become a party and the completion of the transactions contemplated by them and has further recommended the approval thereof to the respective shareholders of the Vendors.

4.1.4	Validity of Agreement

This Agreement has been, and each of the Closing Documents to which any of the Vendors is or is to become a party will, at the Closing Time, be, duly and validly executed and delivered by the Vendors and this Agreement is, and each such Closing Document will, at the Closing Time, be, legal, valid and binding obligations of each of the Vendors, enforceable against each of the Vendors in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

4.1.5	Title to Purchased Assets

Except as set forth in Schedule 4.1.5, the Vendors are the sole beneficial and record (and where their interests are registered, the sole registered) owners of all the Purchased Assets (whether real, personal or mixed and whether tangible or intangible), and have good, valid and indefeasible title thereto, free and clear of all Liens other than Permitted Liens.  The Vendors have the exclusive right to possess, use, occupy and dispose of all the Purchased Assets.  The Vendors have the full legal right, power and authority to sell, transfer and assign all of the Purchased Assets to the Purchasers, and the Purchasers will acquire good, valid and indefeasible title to the Purchased Assets, free and clear of all Liens other than Permitted Liens. All motor vehicles included in the Canadian Purchased Assets are registered in the Province of Alberta.  For purposes of confirming that no provincial sales taxes are payable in Saskatchewan pursuant to the Provincial Sales Tax Act (Saskatchewan), the Vendors represent that none of the Purchased Assets are located in Saskatchewan.

4.1.6	No Agreements or Options

Except for the Purchasers’ rights in this Agreement, no Person has any written or oral agreement or option or any right or privilege capable of becoming an agreement or option for the purchase or other acquisition from the Vendors of any of the Purchased Assets, except under purchase orders accepted by the Vendors in the ordinary course of the Business, consistent with past practice, and the Vendors have not assigned, subletted or granted any license (of occupation or otherwise) in respect of any of the Purchased Assets to any Person.

4.1.7	No Conflicts

Except as disclosed in Schedule 4.1.7 and subject to obtaining the Regulatory Approvals described in Schedule 4.1.8, the Consents described in Schedule 4.1.9 and the Canadian Vendors Shareholder Approval, the execution and delivery of and performance by each of the Vendors of this Agreement and each of the Closing Documents to which any of the Vendors is or is to become a party do not and will not (with or without the giving of notice, the lapse of time or the happening of any other event or condition):

(a)
result in the breach of, conflict with, or allow any Person to exercise any rights under, or cause any of the Vendors to be bound by any accelerated, additional or more onerous obligation under, any of the terms or provisions of:

(i)	the articles, by-laws or any resolutions of the board of directors or shareholders of any of the Vendors; or

(ii)	any Contract to which any of the Vendors is a party or by which any of the Purchased Assets may be affected;

(b)
result in the breach of, or cause the termination, amendment or revocation of, any Consent or License held by any of the Vendors or necessary to the ownership of the Purchased Assets or the operation of the Business;

(c)	conflict with or result in the violation of any Applicable Law;

(d)	cause any of the Vendors or the Purchasers to lose any rights to a government grant or tax credit or refund; or

(e)	result in the creation of any Lien on any of the Purchased Assets.

4.1.8	Required Regulatory Approvals

There is no requirement on the part of the Vendors to obtain any Regulatory Approval or make any filing with or give notice to any Governmental Authority in connection with the lawful completion of the transactions contemplated by this Agreement or to maintain in full force and effect after Closing any Assumed Contract, Order or License in respect of the Business or the Purchased Assets, except for the filings, notifications and Regulatory Approvals described in Schedule 4.1.8.

4.1.9	Required Consents

There is no requirement on the part of the Vendors to obtain any Consent or provide any notice in connection with the lawful completion of the transactions contemplated by this Agreement or any of the Closing Documents to which any of the Vendors is or will become a party or to maintain in full force and effect after Closing any Assumed Contract, Order or License in respect of the Business or the Purchased Assets, except for the Consents described in Schedule 4.1.9.

4.1.10	Residence of Canadian Vendors

GPS Inc. and 1554531 are not “non-residents” of Canada within the meaning of the Canadian Tax Act.

4.1.11	Business Carried on in Ordinary Course

Except as disclosed in Schedule 4.1.11, since March 31, 2012, the Vendors have carried on the Business in the ordinary course, consistent with past practice.  Without limiting the generality of the foregoing, since March 31, 2012, the Vendors have not, except as disclosed in Schedule 4.1.11:

(a)	sold or otherwise disposed of any assets used in the Business except for inventory sold in the ordinary course of business;

(b)	incurred or assumed any obligation or liability of any nature whatsoever relating to the Business other than current liabilities incurred in the ordinary course of business;

(c)
paid any secured or unsecured obligation or liability of any nature whatsoever relating to the Business other than current liabilities incurred in the ordinary course of business, or scheduled payments under Contracts;

(d)	created or permitted to exist any Lien on any of the Purchased Assets other than a Permitted Lien;

(e)	made any capital expenditure in respect of the Business which individually exceeded $50,000 or in the aggregate exceeded $250,000;

(f)	suffered any extraordinary loss in respect of the Business, whether or not covered by insurance;

(g)	made any change to the method of billing customers of the Business or the credit terms made available to customers of the Business;

(h)	made any change to any method of management, operation or accounting in respect of the Business;

(i)	waived or cancelled any material rights or claims relating to the Business;

(j)	compromised or settled any Legal Proceeding pending against any of the Vendors in respect of the Business or any of the Purchased Assets;

(k)	increased the benefits to which Employees and former employees are entitled under any Vendor Benefit Plan or created any new Vendor Benefit Plan;

(l)	entered into, modified, amended or terminated any Contract or waived or released any rights under any Contract, other than in the ordinary course of business;

(m)	terminated, discontinued, closed or disposed of any plant, facility or operation of the Business; or

(n)	authorized, agreed or become bound to do any of the foregoing.

4.1.12	Compliance with Applicable Laws

The Vendors have conducted and are conducting the Business and operate and maintain the properties and assets used in the Business, including the Purchased Assets, in compliance with Applicable Laws and the Vendors have not received any notice of any alleged violation of any Applicable Law that has not been remedied or rectified.

4.1.13	Required Licenses

The Vendors possess all Licenses required under Applicable Laws to conduct the Business and to own, use and operate the properties and assets used in the Business.  Schedule 4.1.13 is a complete and accurate list of all those Licenses.  True and complete copies of all Licenses listed in Schedule 4.1.13 have been made available to the Purchasers for inspection, those Licenses are valid and subsisting and in good standing, there is no default under any of them, and no proceeding is pending or threatened and no grounds exist to revoke or amend any of them.  None of those Licenses contains any burdensome term, provision, condition or limitation which has or could have an adverse effect on the Purchased Assets or the Business.

4.1.14	No Material Adverse Change

Since March 31, 2012, there have been no changes in the Business, the Purchased Assets or the operations, affairs, prospects or condition (financial or otherwise) of the Business, in each case other than changes in the ordinary course of the Business, which do not, individually or in the aggregate, constitute a Material Adverse Change.

4.1.15	Books and Records

All Books and Records have been properly, fully and accurately kept in all material respects and in accordance with Applicable Laws and contain full and accurate records of all matters relating to the Business.  All financial transactions relating to the Business have been accurately recorded in the Accounting Records in accordance with generally accepted accounting principles.  No Books and Records are in the possession or control of, recorded, stored, maintained by, or otherwise dependent on, any other Person.

4.1.16	Financial Statements

(a)
The Financial Statements have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis, (subject to usual year-end adjustments in the case of the Interim Financial Statements) and present fully, fairly and accurately:

(i)	the assets, liabilities and financial condition of the Business; and

(ii)	the revenues, earnings and results of operations of the Business,

in each case as of the date and throughout the periods indicated.  True, correct and complete copies of the Financial Statements are attached as Schedule 4.1.16.

(b)
The Required Financial Statements shall have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis, (subject to usual year-end adjustments in the case of any Required Interim Financial Statements) and shall present fully, fairly and accurately:

(i)	the assets, liabilities and financial condition of the Business; and

(ii)	the revenues, earnings and results of operations of the Business,

in each case as of the date and throughout the periods indicated.

4.1.17	Non-Arm’s Length Transactions

Except as disclosed in Schedule 4.1.17:

(a)	no Interested Person is indebted to any of the Vendors in respect of the Business;

(b)	none of the Vendors is a party to any Contract relating to the Business with any Interested Person other than Contracts of employment;

(c)
no Interested Person has any cause of action or other claim against any of the Vendors in connection with the Business, other than for accrued expense reimbursements, vacation pay and benefits under the Vendor Benefit Plans, and, in each such case, the respective Vendor is not in breach or default with respect to any such obligation; and

(d)	since March 31, 2012 no payment has been made to any Interested Person, other than in the ordinary course of business.

4.1.18	No Liabilities

Except as disclosed in Schedule 4.1.18, none of the Vendors has any liabilities of any nature whatsoever relating to the Business and no event has occurred or circumstance exists which may give rise after Closing to any liability of any nature whatsoever relating to the Business, except for, in either case:

(a)	liabilities reflected or reserved against in the Audited Financial Statements or the Interim Financial Statements; or

(b)
liabilities incurred in the ordinary course of business after March 31, 2012, which are not, in the aggregate, materially adverse to the Business, the Purchased Assets or the operations, affairs, prospects or condition (financial or otherwise) of the Business.

4.1.19	Government Assistance

Schedule 4.1.19 is a complete and accurate list of all agreements, loans and other funding arrangements and assistance programs from any Governmental Authority (“Government

Assistance Programs”) which are outstanding in favour of the Vendors in connection with the Business or the Purchased Assets. True and complete copies of all documents relating to the Government Assistance Programs have been made available to the Purchaser for inspection. The Vendors have performed all of their obligations under the Government Assistance Programs, and no default on the part of the Vendors exists under any Government Assistance Programs.

4.1.20	Sufficiency and Condition of Assets; Business

(a)	The Purchased Assets and the MSAs constitute all of the property and assets necessary to carry on the Business after the Closing in substantially the same manner as carried on before the Closing.

(b)
All tangible assets included in the Purchased Assets are in good operating condition and in a state of good repair and maintenance, except only for reasonable wear and tear.  All tangible assets included in the Purchased Assets, other than inventory, motor vehicles and equipment in transit, are located on the Leased Property or customer sites.

(c)	All of the assets of the Vendors are used in the Business and the Business is the sole business of the Vendors.

4.1.21	Owned Real Property

The Vendors do not own and will not own as of the Closing Date any real property.

4.1.22	Leases and Leased Property

(a)
Schedule 4.1.22 is a complete and accurate list of all of the real property leases or other rights of occupancy relating to real property used in the Business.  Schedule 4.1.22 separately identifies the Canadian Leases and the US Leases.  True and complete copies of all of the Leases, including any amendments to those Leases, have been made available to the Purchasers for inspection.

(b)
Schedule 4.1.22 contains an accurate summary of the material terms of the Leases, including the parties to and dates of each of the Leases, their expiry dates, particulars of any options to renew, the locations (including municipal addresses) of the Leased Property, any restrictions on assignment, transfer or the change of control of the Business, and the rental payable and any other payments required under the Leases.

(c)
The Vendors have good and valid leasehold interests in their respective Leased Property, free and clear of all Liens except Permitted Liens.  The Leases are valid, binding and in full force and effect and in good standing with no amendments except as disclosed in Schedule 4.1.22.  Except as disclosed in Schedule 4.1.22, there are no current or pending negotiations with respect to the renewal, repudiation or amendment of any of the Leases listed in Schedule 4.1.22.

(d)
All payments required to be made by any of the Vendors under the Leases have been paid, there are no outstanding defaults or violations under any of those Leases on the part of the Vendors or, to the knowledge of the Vendors, on the part of any other party to any of those Leases, there are no disputes between the Vendors and any other party to any of those Leases, and the Vendors have not sublet, assigned, licensed or otherwise conveyed any rights in the Leases or the Leased Property to any other Person.

4.1.23	Real Property Generally

(a)
The Vendors do not own or have any interest in, nor are any of the Vendors a party to or bound by or subject to any option or other Contract respecting, any real or immoveable property relating to the Business other than the Leased Property.

(b)
All of the plant, buildings, structures, erections, improvements, appurtenances and fixtures (in this Subsection 4.1.23, “buildings and structures”) situated on or forming part of the Leased Property are in good operating condition and in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are currently being used and the Vendors have adequate rights of ingress and egress to and from all of the buildings and structures for the operation of the Business in the ordinary course.

(c)
Except as disclosed in Schedule 4.1.23, none of the buildings and structures situated on or forming part of the Leased Property, or the operation or maintenance thereof, violates any restrictive covenant or any Applicable Law or encroaches on any property owned by others.

(d)	The Leased Property and the current uses thereof by the Vendors comply in all respects with Applicable Laws.

(e)
No alterations, repairs, improvements or other work have been ordered, directed or requested in writing under any Applicable Law by any Person with respect to the Leased Property or the buildings and structures thereon or with respect to any of the plumbing, heating, elevating, water, drainage or electrical systems, fixtures or works, which alteration, repair, improvement or other work has not been completed.

(f)
All accounts for material, work and services with respect to the Leased Property (except for current accounts the payment dates of which have not yet passed) have been fully paid and satisfied and no Person is entitled to claim a lien under the Builders’ Lien Act (Alberta) or any similar Applicable Law in any other jurisdiction against the Leased Property.

(g)
There is nothing owing by the Vendors in respect of the supply to or the use by it of water, gas, electrical power or energy, steam or hot water, or other utilities relating to the Leased Property (except for current accounts the payment dates of which have not yet passed) and all Leased Property is adequately serviced by all utilities and public services.

(h)
No part of the Leased Property has been taken or expropriated by any Tribunal or other body having power of expropriation, nor has any Legal Proceeding or notice in respect of any such expropriation been commenced, given or threatened.

4.1.24	Equipment and Equipment Leases

(a)	Schedule 1.1A (Canada) and Schedule 1.1A (US) contain a complete and accurate list of all Equipment used in the Business.

(b)
Schedule 4.1.24 is a complete and accurate list of all of the Equipment Leases entered into in connection with the Business.  Schedule 4.1.24 separately identifies the Canadian Equipment Leases and the US Equipment Leases.  True and complete copies of all Equipment Leases listed in Schedule 4.1.24, including any amendments to those Equipment Leases, have been made available to the Purchasers for inspection, those Equipment Leases are valid, binding and in full force and effect and in good standing with no amendments except as disclosed in Schedule 4.1.24, and there are no outstanding defaults or violations under any of those Equipment Leases on the part of the Vendors or on the part of any other party to any of those Equipment Leases.  Except as disclosed in Schedule 4.1.24, there are no current or pending negotiations with respect to the renewal, repudiation or amendment of any of the Equipment Leases listed in Schedule 4.1.24.  The entire interest of the Vendors under each of the Equipment Leases is held by the Vendors free and clear of all Liens other than Permitted Liens and all payments due under the Equipment Leases have been duly and punctually paid.

4.1.25	Material Contracts

Except for the Contracts listed in Schedule 4.1.25 (the “Material Contracts”), the Leases listed on Schedule 4.1.22, the Equipment Leases listed on Schedule 4.1.24 and the license agreements listed on Schedule 4.1.27, none of the Vendors is a party to or bound by any Contract relating to the Business that is material to the Business or the Purchased Assets, nor have any of the Vendors made any offer to a third party that, if accepted, would result in such a Contract.  Schedule 4.1.25 separately identifies the Material Contracts relating to the Business as conducted in Canada or to which either Canadian Vendor is a party (the “Canadian Material Contracts”) and the Material Contracts relating to the Business as conducted in the US or to which the US Vendor is a party (the “US Material Contracts”).  True and complete copies of all the Material Contracts listed in Schedule 4.1.25, including any amendments to those Material Contracts, have been made available to the Purchasers for inspection.  The Material Contracts listed in Schedule 4.1.25 are valid, binding and in full force and effect and in good standing with no amendments except as disclosed in Schedule 4.1.25 and there are no outstanding defaults or violations under any of those Material Contracts on the part of any of the Vendors or on the part of any other party to any of those Material Contracts.  Except as disclosed in Schedule 4.1.25, there are no current or pending negotiations with respect to, and no party to such Material Contracts has provided any notice of, the renewal, repudiation, termination or amendment of any of the Material Contracts listed in Schedule 4.1.25.  The Vendors have the capacity, including the necessary personnel, equipment and supplies, to perform their respective obligations under the Material Contracts.  There are no Contracts necessary for the operation of the Business or the Purchased Assets other than the Assumed Contracts and the MSAs.

4.1.26	Accounts Receivable

The Accounts Receivable (a) are reflected in the Financial Statements and the Accounting Records, (b) arose in the ordinary course of the Business, (c) are bona fide and, (d) subject to a reasonable allowance for doubtful accounts that has been reflected in the Financial Statements and Accounting Records in accordance with generally accepted accounting principles, are collectible without defence, set-off or counterclaim.

4.1.27	Intellectual and Industrial Property

(a)
Schedule 4.1.27 contains a complete and accurate list and description of all of the Vendors’ Intellectual and Industrial Property and specifies, for each item, whether the Vendors’ Intellectual and Industrial Property (including all Intellectual and Industrial Property Rights pertaining thereto) is owned by the Canadian Vendors (“Canadian Owned IP”), the US Vendor (the “US Owned IP”), or whether the Vendors’ Intellectual and Industrial Property is used by any of the Vendors under a license agreement or arrangement from another Person (“Licensed IP”).

(b)
Schedule 4.1.27 specifies, for each item of Owned IP, the registration or application number, country, filing and expiration dates (if any), classes and, for any unregistered Owned IP not under application for registration, the products or services with respect to which and the countries in which that unregistered Owned IP is used.

(c)
Except as disclosed in Schedule 4.1.27, all of the Owned IP is valid and subsisting, is owned by the respective Vendors with good title thereto free of all Liens other than Permitted Liens and the respective Vendors have the unencumbered right to use (where use includes the ability to manufacture, modify, enhance, make derivative works, adapt, translate, market, license with right to grant sub-licenses, sell, rent and any other activity associated with the term “use”, all without restriction of any kind from any third person (in this Subsection 4.1.27, “Use”)) the Owned IP; and all registrations and filings necessary to preserve the rights of the Vendors in and to the Owned IP have been made.

(d)
The Vendors have secured valid written waivers of moral rights from all consultants and Employees who contributed to the creation or development of any of the Owned IP and an assignment of the Intellectual and Industrial Property Rights to those contributions that the Vendors do not already own by operation of law.

(e)
The Vendors have taken all necessary and appropriate steps to protect and preserve the confidentiality of all the Owned IP not otherwise protected by patents, patent applications or copyright (“Confidential Property”).  All use, disclosure or appropriation of Confidential Property owned by the Vendors by or to a third person has been under the terms of a written agreement between the Vendors and that third person.  All use, disclosure or appropriation by the Vendors of confidential property not owned by the Vendors has been under the terms of a written agreement between the Vendors and the owner of that confidential property, or is otherwise lawful.

(f)	Schedule 4.1.27 contains a complete and accurate list and description of all license agreements or arrangements entered into by any of the Vendors under which any

Person has been granted rights by any of the Vendors to use Owned IP, specifies whether the rights granted to that Person thereunder are exclusive or non-exclusive and sets forth a summary of the terms and conditions thereof (including geographic and other limitations and restrictions) and the amount of royalty payments, license fees and other charges payable thereunder. Each license agreement or arrangement with respect to Owned IP is valid, binding and in full force and effect and in good standing and there is no default thereunder.

(g)
Schedule 4.1.27 specifies, for each item of Licensed IP, whether the rights granted to the Vendors thereunder are exclusive or non-exclusive and sets forth a summary of the terms and conditions thereof (including geographic and other limitations and restrictions and particulars of any requirement thereunder for the consent, approval, permit or acknowledgement of any Person in connection with the completion of the transactions contemplated by this Agreement) and the amount of royalty payments, license fees and other charges payable by, and any other obligations of, the Vendors thereunder.  Each license agreement or arrangement with respect to Licensed IP is valid, binding and in full force and effect and in good standing and there is no default thereunder, and, except as disclosed in Schedule 4.1.27, there are no current or pending negotiations with respect to the renewal, repudiation or amendment of any such license agreement or arrangement.

(h)
Each of the Vendors has the unencumbered right to Use any Licensed IP that is embedded or integrated into any Owned IP under the applicable license agreement with the owner of the Licensed IP and the right to use (without any condition, payment or fee except as disclosed in Schedule 4.1.27) all other Licensed IP, including computer software, as is necessary for the conduct of the Business as currently being conducted.

(i)
No Person has commenced, or provided notice of intention to commence, any Legal Proceeding claiming infringement, adverse ownership, invalidity, lack of distinctiveness or conflict with respect to any of the Owned IP or the Licensed IP or challenging any Intellectual and Industrial Property Rights of any of the Vendors in and to the Owned IP or the Licensed IP or the right of the Vendors to Use the Owned IP or use the Licensed IP in the conduct of the Business and there is no valid basis for any such Legal Proceeding.

(j)
The conduct of the Business by each of the Vendors and their Use of the Owned IP and use of the Licensed IP does not conflict with, infringe upon or violate and is not alleged by any Person to conflict with, infringe upon or violate the Intellectual and Industrial Property Rights of any other Person.  None of the Vendors has misappropriated, infringed, used or disclosed without authorization any Intellectual and Industrial Property Rights of any third person.

(k)
None of the Vendors has commenced any Legal Proceeding challenging the Intellectual and Industrial Property Rights of any other Person and there is no unauthorized Use, disclosure, infringement or misappropriation by any third person of any of the Vendors’ Intellectual and Industrial Property Rights.

(l)	There are no actions that must be taken by the Vendors within 90 days of the Closing Date that, if not taken, will result in the loss of any Intellectual and Industrial Property

Rights in and to the Vendors’ Intellectual and Industrial Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to any patent and trademark office, actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Intellectual and Industrial Property Rights in and to the Vendors’ Intellectual and Industrial Property.

(m)
Except as disclosed in Schedule 4.1.27, the Vendors have not and do not use nor do they require any third party software, including open source or free software, for the conduct of the Business, except for such third party software as may be readily obtained by license from third party vendors of that software on reasonable commercial terms.  All such third party software which the Vendors are, at the date of this Agreement, using or contemplating licensing for use and an estimate of applicable license and maintenance fees, if any, is identified in Schedule 4.1.27.

(n)
The Vendors have taken reasonable steps to maintain the secrecy of all trade secrets and other confidential information of the Vendors and all confidential information obtained for third parties, including by entering into non-disclosure agreements with all third parties to whom disclosure of confidential information and trade secrets is made, prior to that disclosure.  All such non-disclosure agreements are in full force and effect and in good standing and the Vendors are not aware of any breach of any such non-disclosure agreement.

4.1.28	Inventories

The Inventories consist solely of items of tangible personal property of the kind and quality regularly used or produced in the Business and are of market value quality and free of any material defect, are saleable or re-saleable (or useable) in the ordinary course of business for the purpose for which they were intended, are at a level consistent with the level of inventories that has been maintained in the operation of the Business prior to the date of this Agreement in accordance with normal business practice, and are properly stated on the Financial Statements at the lesser of cost or fair market value. None of the Inventory is obsolete and no write-down of the Inventory has been made or should have been made in the period since March 31, 2012.

4.1.29	Customers and Suppliers

Schedule 4.1.29 contains a list of the top ten (10) customers and suppliers of the Business (based on revenues and expenditures, respectively), for each of the periods October 1, 2010 to September 30, 2011, inclusive, October 1, 2011 to December 31, 2011, inclusive, and January 1, 2012 to March 31, 2012, inclusive, together with, in each case, the amount paid by or billed to those customers and the amounts paid to or billed by those suppliers in each such period.  Except as disclosed in Schedule 4.1.29, there has been no termination or modification of the relationship of the Vendors or the terms of any Contract with any such customer or supplier, nor have the Vendors received any communication of an intention to terminate or modify the relationship of the Vendors or the terms of any Contract with any such customer or supplier. Except as disclosed in Schedule 4.1.29, there are no outstanding warranties, repair contracts or other maintenance obligations with or to customers or other users of the products of the Business and the Vendors are not required to provide any bonding or other financial security arrangements in connection with any transactions with any of the customers or suppliers of the Business, whether or not in the ordinary course of the Business.  The Vendors have no Contract for sales of products or services of the Business at prices involving prospective losses.

4.1.30	Employees

(a)
Schedule 4.1.30 contains a list of the names and titles or positions of all Employees, identifying each as a Canadian Employee or US Employee, as applicable, and their date of hire and the location of their employment, a list of all written Contracts with Employees, a complete and accurate summary of the terms of all oral Contracts with Employees, a list of all Collective Agreements, and a complete and accurate list of the remuneration of, and Vendor Benefit Plans applicable to, each Employee.  Schedule 4.1.30 also contains a list of all persons receiving compensation for work or services provided to the Vendors in respect of the Business who are not Employees, the Vendors for whom such services are provided,  and particulars of their terms of engagement.

(b)
Except as disclosed in Schedule 4.1.30, the Vendors are not party to or bound by or subject to any Collective Agreement, have not made any commitment to, or conducted any negotiation or discussion with, any labour union or employee association with respect to any future agreement or arrangement, are not required to recognize any labour union or employee association representing its employees or any agent having bargaining rights for its employees and, to the knowledge of the Vendors, there is no current attempt to organize, certify or establish any labour union or employee association with respect to Employees nor has there been any attempt to do so during the period of 10 years preceding the date of this Agreement.

(c)
The Vendors are not aware of any employee at a management level or above who intends to terminate his or her employment with any Vendor or Purchaser as a result of the consummation of the transactions contemplated by this Agreement.  General relations between the Vendors and the Employees are good and there is no present, pending or threatened labour strike, dispute, slowdown or work stoppage.

(d)	The Vendors have no Employee who cannot be dismissed on reasonable notice and are not liable to any Employee or former employee for any damages under any Applicable Laws or any Vendor Benefit Plans.

(e)
The US Vendor has been exempt from the Workers Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”) and has not employed in excess of 100 employees at any one time in the United States in the last twelve (12) months.

4.1.31	Vendor Benefit Plans.

(a)
Complete copies of each written Vendor Benefit Plan, as amended to the date of this Agreement, amendments thereto, as well as summary descriptions of the Vendor Benefit Plans provided to Employees, former employees, consultants, directors, independent contractors or other service providers and/or their respective dependents and beneficiaries, the most recent actuarial reports, annual information reports and investment reports and any Vendor Benefit Plan financial statements and statements of investment policies and procedures have been provided to or made available to the

Purchaser. In the case of each unwritten Vendor Benefit Plan, a written description thereof that accurately describes all material provisions of that Vendor Benefit Plan, as amended to the date of this Agreement, has been provided to or made available to the Purchaser. There have been no promised improvements, increases or changes, whether written or oral, to the benefits provided under any Vendor Benefit Plan.

(b)	There are no defined benefit pension plans, registered or unregistered, under which the Employees accrue pension benefits and under which benefits are provided to former employees.

(c)
Schedule 4.1.31 is a complete and accurate list and a brief description of each Vendor Benefit Plan in which current and former Employees, consultants, directors, independent contractors or other service providers and/or their respective dependents and beneficiaries, of any Vendor or ERISA Affiliate participates, participated, or from which benefits were, are or could be received.

(d)	Each Vendor Benefit Plan has at all times complied in form and operation with the terms of such Vendor Benefit Plan and all Applicable Laws.

(e)	Where Applicable Laws require a Vendor Benefit Plan to be funded or insured, each such Vendor Benefit Plan is fully funded or fully insured on both an on-going and solvency basis.

(f)
There is no investigation, examination, proceeding, action, suit, demand or claim (other than routine claims for benefits) pending or threatened involving any Vendor Benefit Plan, and no facts exist which presently or after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination, proceeding, action, suit, demand or claim (other than routine claims for benefits).

(g)
No event has occurred or is reasonably expected to occur regarding any Vendor Benefit Plan which would entitle any regulator or Governmental Authority to require the wind up or termination of any Vendor Benefit Plan, in whole or in part.

(h)
All employee data necessary to administer each Vendor Benefit Plan is in the possession or control of the Vendors, and is complete, correct and in a form which is sufficient for the lawful administration of the Vendor Benefit Plans.

(i)
None of the Vendor Benefit Plans, other than registered pension plans or plans intended to comply with Section 401(k) of the US IRC, provides post-retirement benefits (other than for continuation coverage required under US IRC Section 4980B(f) or other Applicable Law).

(j)
None of the Vendor Benefit Plans requires or permits a retroactive increase in premiums or payments, and the level of insurance reserves, if any, under any insured or self-insured Vendor Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(k)	Except as disclosed in Schedule 4.1.31, neither the execution and delivery of this Agreement nor the completion of any of the transactions contemplated by this Agreement will:

(i)	result in any payment (including bonus, golden parachute, retirement, severance, unemployment compensation, or other benefit or enhanced benefit) becoming payable under any Vendor Benefit Plan;

(ii)	increase any benefits otherwise payable under any Vendor Benefit Plan;

(iii)
entitle any Employee, director, consultant, independent contractor or other service provider to any security with respect to continued services to any Vendor or Purchaser or similar benefit or any enhanced benefits;

(iv)
result in the acceleration of the time of payment or vesting of any benefits otherwise payable under any Vendor Benefit Plan, or result in any Vendor Benefit Plan becoming terminable other than at the sole and unfettered discretion of the Vendors; or

(v)	result in any breach or violation of, default under or limit any Vendor’s right to amend, modify or terminate any Vendor Benefit Plan.

(l)	With respect only to Employee Benefit Plans subject to or governed by the laws of any US Governmental Authority,

(i)
Every Vendor Benefit Plan which is intended to be qualified and exempt from US federal income Taxes under Sections 401(a) and 501(a) of the US IRC, respectively, is so qualified and exempt and is currently the subject of a favorable IRS determination letter to the effect that such Vendor Benefit Plans and the trusts created thereunder are so qualified and tax-exempt or of an IRS opinion letter to the effect that the form of the document on which such Vendor Benefit Plan is based complies in form with Section 401(a) of the US IRC, and no such determination letter or opinion letter has been revoked or threatened to be revoked, nor has any such Vendor Benefit Plan been amended since the date of its most recent favorable IRS determination letter that would adversely affect its qualification or materially increase its costs.

(ii)
No Vendor Benefit Plan (i) is or was (A) subject to Title IV or Section 302 of ERISA, or Section 412 or 4971 of the US IRC, (B) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (C) a “multiple employer plan” within the meaning of Section 413 of the US IRC, (D) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (E) a “welfare benefit fund” within the meaning of Section 419 of the US IRC or is or was funded by such a “welfare benefit fund”; or (ii) (A) has been terminated, or is intended or expected to be terminated, (B) is the subject of any Legal Proceeding that could be reasonably expected to result in a termination of any Vendor Benefit Plan or trust, or (C) is or has been the subject of any “reportable event” (as that term is defined in Section 4043 of ERISA) as to which the 30-day advance-notice requirement has not been waived.

(iii)
There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the US IRC) with respect to any Vendor Benefit Plan. There has been no breach of fiduciary responsibility with respect to which any Vendor or any current or former employee, officer, director or consultant of any Vendor has or could have any liability.

(iv)
No Vendor Benefit Plan provides health, medical or other welfare benefits after  termination of employment (other than for continuation coverage required under Section 4980B(f) of the US IRC or Applicable Law).

(v)
No claims (other than routine claims for benefits), lawsuits, governmental investigations or audits are pending, and to the knowledge of any Vendor, none are threatened, involving any Vendor Benefit Plan or the assets of any Vendor Benefit Plan.

(vi)
All contributions, premiums, Taxes and other payments required to be made to or with respect to any Vendor Benefit Plan by the terms of such Vendor Benefit Plan, Applicable Law, any contractual undertaking or otherwise have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, are fully reflected on the Financial Statements of the Vendors.

(vii)
None of the Purchased Assets is a “plan asset” (within the meaning of ERISA) of any Employee Benefit Plan or is otherwise subject to, or held for the payment or provision of, any claim under any Employee Benefit Plan, whether or not subject to ERISA.

4.1.32	Environmental Matters

(a)
Except as disclosed in Schedule 4.1.32, the Vendors have not used any of the Leased Property or any facilities thereon, or permitted them to be used, to store, handle, manufacture, generate, refine, treat, dispose, produce or process Hazardous Substances, except in compliance with Environmental Laws and Environmental Permits held by the Vendors.

(b)
Except as disclosed in Schedule 4.1.32, neither the Vendors nor any other Person responsible under Environmental Laws for acts of the Vendors, in connection with the operation of the Business or any of the Purchased Assets, (i) has been convicted of an offence, fined or otherwise sentenced or found to be liable for non-compliance with any Environmental Laws, (ii) has been investigated, subjected to or named a party to any Legal Proceeding for non-compliance with any Environmental Law, (iii) is or has been subject to any Order or other sanction requiring investigation or remediation of any real property, or (iv) has settled any Legal Proceeding for non-compliance with any Environmental Law short of conviction in connection therewith.

(c)
Except as disclosed in Schedule 4.1.32, the Vendors have not caused or permitted the Release, and there has been no Release, of any Hazardous Substance at, on, under or from the Leased Property, except in compliance with Environmental Laws and with Environmental Permits held by the Vendors.  No part of the Leased Property has ever been used by the Vendors or, to the knowledge of the Vendors, by any other Person as a waste disposal site or land fill. All Hazardous Substances and all other wastes used by the Vendors in or resulting from the Business have been disposed of and stored in compliance with Environmental Laws and Environmental Permits held by the Vendors and have not been disposed of by the Canadian Vendors outside of Canada or by the US Vendor outside of the US.

(d)
Except as disclosed in Schedule 4.1.32, the Vendors have not received any notice and, to the knowledge of the Vendors, there are no facts that could give rise to any notice, that the Vendors have violated any Environmental Law or are potentially responsible for any remedial or other corrective action or any work, repairs, construction or capital expenditures to be made under any Environmental Law with respect to the Leased Property or any other real property previously occupied by the Vendors in connection with the Business.

(e)
The Vendors have provided the Purchaser with copies of all analyses and monitoring data for soil, groundwater and surface water, air, noise and all other reports pertaining to any environmental assessments or audits relating to the Business that were obtained by, or are or with reasonable efforts could be in the possession or control of, the Vendors.

(f)
Except as disclosed in Schedule 4.1.32, no underground or above-ground storage tanks are or have been located on any Leased Property or any other real property previously occupied by the Vendors in connection with the Business.

(g)
Except as disclosed in Schedule 4.1.32, no building, structure, equipment or improvement owned, leased, occupied, or used by the Vendors in the Business contains any friable asbestos or polychlorinated biphenyls.

(h)
To the knowledge of the Vendors, there is no Hazardous Substance originating from any adjoining or neighbouring properties which has, or is suspected to be, migrating into or under the Leased Property or otherwise affecting the Business.

4.1.33	Insurance

(a)
The Vendors maintain fire (with extended risk and casualty coverage), liability, business interruption, use and occupancy and other forms of insurance with reputable and sound insurers covering all of the Purchased Assets and protecting the Business in such amounts and against such losses and claims as are generally maintained for comparable businesses and properties.  Schedule 4.1.33 contains a complete and accurate list and description of all insurance policies currently maintained by the Vendors relating to the Business and the Purchased Assets, including a brief description of the type of insurance, the name of the insurer, policy number, coverage limits, expiration date and annual premiums, true and complete copies of which have been made available to the Purchasers for inspection.  Each of those insurance policies is valid and subsisting and in good standing and there is no default under any of them.

(b)	Schedule 4.1.33 contains a complete and accurate list and description of all pending claims under any of the Vendors’ insurance policies in respect of the Business or the

Purchased Assets and identifies the most recent inspection reports, if any, received by the Vendors from insurance underwriters as to the condition or insurance value of the insured property and assets, true and complete copies of which have been made available to the Purchasers for inspection. The Vendors have not failed to give any notice or present any claim under any of those insurance policies in due and timely fashion. There are no circumstances which might entitle the Vendors to make a claim under any of the insurance policies listed in Schedule 4.1.33 or which might be required under any of those insurance policies to be notified to the insurers and no claim under any of those insurance policies has been made by the Vendors since September 30, 2011.

(c)
None of the insurance policies listed in Schedule 4.1.33 is subject to any special or unusual terms or restrictions or provides for a premium in excess of the stipulated or normal rate.  No notice of cancellation or non-renewal with respect to, nor disallowance of any claim under, any of those insurance policies, has been received by the Vendors.  There are no circumstances or occurrences which would or might form the basis of a material increase in premiums for the current insurance coverage maintained by the Vendors in respect of the Business.

4.1.34	Legal Proceedings

(a)
Except as disclosed in Schedule 4.1.34, there is no Legal Proceeding (whether or not purportedly on behalf of any of the Vendors) in progress, pending or, to the knowledge of the Vendors, threatened against or affecting the Vendors, the Business or the Purchased Assets before or by any Tribunal.  There is no Order outstanding against or affecting any of the Vendors relating to the Business or the Purchased Assets.  Without limiting the generality of the foregoing, except as disclosed in Schedule 4.1.34, there is no Legal Proceeding involving any product liability claim in progress, pending or, to the knowledge of any of the Vendors, threatened against or affecting the Business or the Purchased Assets alleging any defect in the design or manufacture of or the materials used in any of the products of the Business.

(b)
There is no Legal Proceeding in progress, pending, or threatened, against or affecting any of the Vendors, affecting adversely the ability of the Vendors to enter into this Agreement or perform their obligations under this Agreement, or affecting the title of any of the Vendors to any of the Purchased Assets, at law or in equity or before or by any Tribunal and there are no grounds on which any such Legal Proceeding might be commenced with any reasonable likelihood of success nor is there any Order outstanding against or affecting any of the Vendors which, in any such case, affects adversely or might affect adversely the ability of the Vendors to enter into this Agreement or to perform their obligations under this Agreement.

4.1.35	Tax Matters

Except as disclosed in Schedule 4.1.35:

(a)
Each of the Vendors has duly filed in the prescribed manner and within the prescribed time all Tax Returns required to be filed by it in connection with the Business and the Purchased Assets and those Tax Returns are correct and complete in all material respects and each of the Vendors has made disclosure in those Tax Returns that is complete and accurate in all material respects, and in all materials accompanying those Tax Returns, except in respect of a particular Tax Return to the extent that it may have been modified in a subsequent Tax Return.

(b)
The Vendors have paid and discharged, or will pay and discharge, all Taxes (whether or not shown on filed Tax Returns) which are due and payable by them on or before the Closing Date.  The Vendors will pay and discharge all other Taxes which are due and payable by them when due.  The Vendors have, with respect to the Business, withheld from each amount paid or credited to any Person the amount of Taxes required to be withheld therefrom and have remitted such Taxes to the appropriate Governmental Authority within the time required under applicable Tax Legislation.  No examination of any Tax Return of Vendors by a Governmental Authority is currently in progress and no waiver or extension of any statute of limitations as to any Canadian or US federal, provincial, state or local Tax matter relating to the Purchased Assets or the Business has been given by or requested from any Vendor with respect to the current or any of the previous three (3) Tax Years.  There are no actions, suits, proceedings, investigations, enquiries or claims now pending or made or, to the knowledge of the Vendors, threatened against the Vendors in respect of Taxes that could result in a Lien on the Purchased Assets or that may adversely affect the Business or the Purchased Assets.

(c)
Each of the Vendors has complied with all registration, reporting, collection and remittance requirements under GST Legislation and under all other Tax Legislation regarding sales or transfers taxes, including GST and provincial or territorial sales taxes.  The Vendors have provided to the Purchaser all invoices, purchase orders, and all those other documents as are necessary to report any claim for input tax credits or refunds claimed or to be claimed under GST Legislation.

(d)
Each of GPS Inc. and 1554531 is registered for purposes of the GST Legislation and their respective registration numbers are 83931 5942 RT0001 and 85008 2603 RT0001.  With respect to the Canadian Purchased Assets:

(i)
for the purposes of subsection 167(1) of the GST Legislation, GPS Inc. is selling a business or part of a business that was established or carried on by GPS Inc. and the Canadian Purchaser is acquiring all or substantially all of the property that can reasonably be regarded as being necessary for the Canadian Purchaser to be capable of carrying on the business or part as a business; and

(ii)
for the purposes of subsection 167(1) of the GST Legislation, 1554531 is selling a business or part of a business that was established or carried on by 1554531 and the Canadian Purchaser is acquiring all or substantially all of the property that can reasonably be regarded as being necessary for the Canadian Purchaser to be capable of carrying on the business or part as a business.

(e)
The US Vendor does not hold itself out to be in the business of selling the US Purchased Assets (machinery, fixtures, equipment and similar items used in the US Vendor’s business) and the selling of these assets are not in the US Vendor’s regular course of business.  With regards to the US Purchased Assets located in Wyoming, (i) the US

Purchased Assets located in Wyoming constitute more than 80% of the value of the US Vendor’s assets located in Wyoming at the time of the sale and (ii) the US Vendor has paid sales tax directly or indirectly on the tangible personal property located in Wyoming.

(f)
No claim has been made with respect to the previous three (3) Tax Years by a Governmental Authority in a jurisdiction where the Vendors do not file Tax Returns that any Vendor is or may be subject to taxation by that jurisdiction or the Vendor’s assets are or may be subject to such taxation.

(g)
All of the assets of the US Vendor have been properly listed and described on the property Tax rolls for the three previous Tax years, and no portion of the US Purchased Assets constitute omitted property for property Tax purposes.

4.1.36	Personal Information

To the knowledge of any of the Vendors, no misuse or misappropriation of Personal Information has occurred in respect of the Business.  No claims of any misuse or misappropriation of Personal Information have been made or asserted in respect of the operations of the Business.

4.1.37	No Broker

The Vendors have carried on all negotiations relating to this Agreement and the transactions contemplated by this Agreement without intervention on its behalf of any other party in such a manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment against the Purchasers.  The Vendors have utilized the services of Hawker Oilfield Services in connection with the transactions contemplated; provided, Purchasers shall have no liability for any brokerage commission, finder’s fee or other like payment as a result thereof.

4.1.38	Foreign Corrupt Practices

The Vendors (i) have not directly or indirectly made, or caused or authorized any third party acting on behalf of any of the Vendors to make, directly or indirectly, any offer, payment, or promise to pay any money or anything of value to any foreign official, politician, or political party for the purpose of influencing any acts or decisions of any foreign official with regard to the Business, or in order to obtain or retain business or secure an unfair business advantage relating to the Business, and (b) have not otherwise been a party to an agreement, practice or arrangement which, in whole or in part, contravenes the provisions of the Corruption of Foreign Public Officials Act, U.S. Foreign Corrupt Practices Act of 1977, or similar anti-corruption laws which apply in Canada or the United States.  For the purposes hereof, a “foreign official” means any officer or employee of a Governmental Authority, a public international organization, or any department or agency thereof, or any person acting in an official capacity.

4.1.39	Competition Act

(a)
Each of (i) the value of the assets of the Business and (ii) the gross revenue from sales generated from those assets determined in accordance with the Competition Act (Canada) and Notifiable Transactions Regulations does not exceed $77 million.

(b)
The value of the assets of the Business, determined in accordance with the Investment Canada Act and the Investment Canada Act Regulations is below $330 million and the Business is not a “cultural business” within the meaning of the Investment Canada Act.

4.1.40	Full Disclosure

The representations and warranties of each of the Vendors contained in this Agreement, in any Closing Document and in any other document delivered under this Agreement or any Closing Document are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in those representations and warranties not misleading to a prospective purchaser of the Business or the Purchased Assets.  Except for matters disclosed in this Agreement, none of the Vendors has any knowledge of any facts which, if known to the Purchasers, might reasonably be expected to materially diminish the Purchasers’ evaluation of the value of the Business or the Purchased Assets or might reasonably be expected to deter the Purchasers from completing the transactions contemplated by this Agreement.

4.2	Representations and Warranties of Greywolf Holdings and the Class A Shareholders

Each of Greywolf Holdings and the Class A Shareholders severally represents and warrants to the Purchasers as set out in this Section 4.2, as of the date hereof and as of the Closing Date, and acknowledges that the Purchasers are relying on those representations and warranties in entering into this Agreement and completing the transactions contemplated by it.  No investigations made by or on behalf of the Purchasers will have the effect of waiving, diminishing the scope of, or otherwise affecting any representation or warranty made by the Shareholders.

4.2.1	Formation or Incorporation; Capacity

Greywolf Holdings has been duly incorporated and is organized and validly subsisting in good standing under the laws of the State of Colorado.  If the Class A Shareholder is not an individual, the Class A Shareholder has been duly formed or incorporated and is organized and validly subsisting in good standing under the laws of its respective jurisdiction of formation or incorporation.

The Shareholder has the power, authority and capacity to enter into and perform its obligations under this Agreement and each of the Closing Documents to which it is or is to become a party.

4.2.2	No Solvency Proceedings

The Shareholder is not insolvent and no proceedings have been taken or authorized by the Shareholder or by any other Person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Shareholder, nor have any such proceedings been threatened by any other Person.

4.2.3	Authorization

If the Shareholder is not an individual, the execution, delivery and performance by the Shareholder of this Agreement and each of the Closing Documents to which it is to become a party and the completion of the transactions contemplated hereby has been duly authorized by all necessary corporate or other action on behalf of the Shareholder.

4.2.4	Validity of Agreement

This Agreement has been, and each of the Closing Documents to which the Shareholder is or is to become a party will, at the Closing Time, be, duly and validly executed and delivered by the Shareholder, and this Agreement is, and each such Closing Document will, at the Closing Time, be, legal, valid and binding obligations of the Shareholder, enforceable against the Shareholder in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

4.2.5	Title to Shares

The Shareholder is, and at the Closing Time, will be, the registered and beneficial owner of all of the issued and outstanding shares in the capital of the Vendors indicated as owned by such Shareholder in Schedule 4.1.1(b).

4.2.6	No Agreements or Options

No Person has any written or oral agreement or option or any right or privilege capable of becoming an agreement or option for the purchase or other acquisition from the Shareholder of any shares or other equity interest in the Vendors.

4.2.7	No Conflicts

The execution and delivery of and performance by the Shareholder of this Agreement and each of the Closing Documents to which the Shareholder is or is to become a party do not and will not (with or without the giving of notice, the lapse of time or the happening of any other event or condition):

(a)
result in the breach of, conflict with, or allow any Person to exercise any rights under, or cause the Shareholder to be bound by any accelerated, additional or more onerous obligation under, any of the terms or provisions of:

(i)
if the Shareholder is not an individual, the trust deeds, charter or organizational documents of, or the articles, by-laws or any resolutions of the members, trustees, or shareholders of, the Shareholder; or

(ii)	any Contract to which the Shareholder is a party;

(b)	conflict with or result in the violation of any Applicable Law; or

(c)	result in the creation of any Lien on any of the Purchased Assets or the Shareholders’ shares or other equity interest in the Vendors.

4.3	Representations and Warranties of the Purchasers

Each of the Purchasers represents and warrants to the Vendors as set out in this Section 4.3 and acknowledges that the Vendors are relying on those representations and warranties in entering into this Agreement and completing the transactions contemplated by it.  No investigations made by or on behalf of the Vendors will have the effect of waiving, diminishing the scope of, or otherwise affecting any representation or warranty made by the Purchasers.

4.3.1	Incorporation and Qualification

(a)
The Canadian Purchaser is a corporation incorporated and existing under the laws of the Province of Alberta and has the corporate power to purchase the Canadian Purchased Assets from the Canadian Vendors and to enter into and perform its obligations under this Agreement and each of the Closing Documents to which it is or is to become a party.

(b)
The US Purchaser is a limited liability company organized and existing under the laws of the State of Delaware, and has the limited liability company power to purchase the US Purchased Assets from the US Vendor and to enter into and perform its obligations under this Agreement and each of the Closing Documents to which it is or is to become a party.

4.3.2	Authorization of Purchase

The execution and delivery of, and performance by each of the Purchasers of, this Agreement and each of the Closing Documents to which they are or are to become a party and the completion of the transactions contemplated by them have been duly authorized by all necessary corporate or limited liability company action on behalf of the Purchasers.

4.3.3	Validity of Agreement

This Agreement and each of the Closing Documents to which any of the Purchasers are or are to become a party have been or will be duly and validly executed and delivered by the Purchasers and are or will be legal, valid and binding obligations of each of the Purchasers, enforceable against each of the Purchasers in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

4.3.4	No Conflicts

Except for the Regulatory Approvals described in Schedule 4.3.5, the execution and delivery of and performance by each of the Purchasers of this Agreement and each of the Closing Documents to which any of the Purchasers are or are to become a party do not and will not (with or without the giving of notice, the lapse of time or the happening of any other event or condition):

(a)	result in the breach of, conflict with, or allow any Person to exercise any rights under, or cause any of the Purchasers to be bound by any accelerated, additional or more onerous onerous obligation under, any of the terms or provisions of the articles, by-laws or any resolutions of the board of directors, managers, shareholders or members of any of the Purchasers; or

(b)	conflict with or result in the violation of any Applicable Law.

4.3.5	Required Regulatory Approvals

There is no requirement on the part of the Purchasers to obtain any Regulatory Approval or make any filing with or give notice to any Governmental Authority in connection with the lawful completion of the transactions contemplated by this Agreement, except for the filings, notifications and Regulatory Approvals described in Schedule 4.3.5.

4.3.6	GST Status of Canadian Purchaser

The Canadian Purchaser is registered for purposes of the GST Legislation and its registration number is 80395 7281 RT001.

4.3.7	No Broker

The Purchasers have carried on all negotiations relating to this Agreement and the transactions provided for in this Agreement without intervention on their behalf of any other party in such a manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment against the Vendors.

ARTICLE 5
COVENANTS OF THE PARTIES AND THE SHAREHOLDERS

5.1	Interim Period Covenants of the Vendors and the Shareholders

Each of the Vendors and Shareholders, as applicable, hereby covenants as set out in this Section 5.1.

5.1.1	Investigations and Availability of Records

During the Interim Period, the Vendors shall permit the Purchasers’ Advisors to have free and unrestricted access to the Purchased Assets, the Books and Records (including any within the Excluded Assets) and the Employees, to make such investigations of the Business and the Purchased Assets (including their legal, financial and tax condition, and their compliance with Applicable Laws) as the Purchasers deem necessary or desirable, it being understood that those investigations will be carried out during normal business hours and without undue interference with the operations of the Business, and the Vendors shall co-operate fully in facilitating those investigations and furnish copies of all documents and materials relating to those matters as may be reasonably requested by or on behalf of the Purchasers.

5.1.2	Environmental Investigations

Without limiting the generality of the provisions of Subsection 5.1.1, and subject to the prior written consent of any applicable landlord, if required, during the Interim Period, the

Purchasers’ Advisors will be permitted, during reasonable business hours and on reasonable prior notice, access to the Leased Property (including the buildings and premises of the Business) for the purpose of making soil, ground water, occupational health or other tests, measurements or surveys in, on or below the Leased Property and/or for the purpose of conducting or causing to be conducted an environmental assessment, it being understood that that testing or assessment will be conducted in a manner which does not unduly interfere with the operations of the Business.  Those tests, investigations, surveys and environmental assessments will be at the Purchasers’ sole expense.  If the transaction contemplated by this Agreement does not take place, the Purchasers shall, upon completion of their investigations, tests or surveys, restore or cause to be restored the surface of the Leased Property to substantially the same condition as exists on the date of this Agreement, to the extent that those investigations, tests or surveys have altered the surface of that property.

5.1.3	Consents

Commencing immediately after the date of this Agreement, the Vendors shall make all reasonable efforts to obtain, at or prior to the Closing Time, all Consents on terms satisfactory to the Purchasers, acting reasonably.

5.1.4	Conduct of the Business

(a)
During the Interim Period, each of the Vendors shall conduct the Business in the ordinary course, consistent with past practice.  Without limiting the generality of the foregoing, except as otherwise contemplated by the provisions of this Agreement, each of the Vendors shall:

(i)	carry on the Business in compliance with Applicable Laws and perform its obligations under all Contracts, Orders and Licenses in respect of the Business or the Purchased Assets;

(ii)	preserve the Business and the Purchased Assets and the goodwill of suppliers, customers and others having business relations with the Vendors in connection with the Business;

(iii)	use reasonable efforts to retain the services of the present executives, material Employees, material consultants and material advisors of or to the Vendors;

(iv)	retain possession and control of the Purchased Assets and preserve the confidentiality of any confidential or proprietary information of the Business;

(v)	maintain in full force and effect all Contracts and Licenses to which it is a party in respect of the Business or the Purchased Assets;

(vi)	maintain in full force and effect the Vendors’ rights in the Vendors’ Intellectual and Industrial Property;

(vii)
maintain in full force and effect all policies of insurance maintained by or for the benefit of the Vendors in respect of the Business and the Purchased Assets and give all notices and present claims under those policies in a timely fashion;

(viii)	pay, satisfy and discharge its obligations and liabilities in the ordinary course of the Business, consistent with past practice; and

(ix)
make all reasonable efforts to not cause or permit to exist a breach of any representations and warranties of the Vendors contained in this Agreement or in any Closing Document and to conduct the Business and preserve the Purchased Assets in such a manner that at the Closing Time those representations and warranties will be true and correct as if they were made at and as of that time.

(b)	During the Interim Period, none of the Vendors shall (except as otherwise contemplated by the provisions of this Agreement), without the prior written consent of the Purchaser:

(i)
become a party to or bound by any new agreement or arrangement with any Interested Person relating to the Business or amend or concur in the amendment of any such existing agreement or arrangement or make or authorize any payment to or for the benefit of any Interested Person at a rate greater than as described in Subsection 4.1.30 other than as contemplated by an existing policy or practice as to periodic review of Employee Benefit Plans;

(ii)
make any capital expenditure relating to the Business (except in the ordinary course of the Business under existing commitments disclosed in Schedule 5.1.4) or authorize any new capital expenditures relating to the Business;

(iii)
become a party to or bound by any new agreement or arrangement with respect to Employee Benefit Plans (other than an employment or personal services agreement or arrangement which is terminable by the Vendors without liability on no more than 30 days’ notice) or amend or concur in the amendment of or increase any payment or obligation under any existing agreement or arrangement with respect to Vendor Benefit Plans other than as contemplated by an existing policy or practice as to periodic review of Vendor Benefit Plans; notwithstanding the foregoing, no Vendor shall, under any circumstances, become a party to or bound by any new agreement or arrangement with respect to Employee Benefit Plans or amend or concur in the amendment of or increase any payment or obligation under any existing agreement or arrangement with respect to Vendor Benefit Plans if such action could reasonably be expected to result in a Material Adverse Change or Material Adverse Effect;

(iv)	take any step to dissolve, wind-up or otherwise affect its continuing corporate existence or amalgamate or merge with any Person or amend its articles or by-laws;

(v)	purchase any assets or, sell or lease any of the Purchased Assets other than in the ordinary course of business;

(vi)	cancel, waive or vary the terms of any debt owing to or any claim or right of the Vendors in respect of the Business;

(vii)	terminate or materially amend any Assumed Contract, except in the ordinary course of business;

(viii)	incur any obligation or liability relating to the Business except in the ordinary course of business or make, authorize or accept any early payment of any such existing obligation or liability;

(ix)	create or permit the creation of any new Lien on any of the Purchased Assets (except for any Permitted Lien) or amend or concur in the amendment of any such existing Lien;

(x)	terminate, transfer or modify, or grant any rights under, any Intellectual and Industrial Property Rights;

(xi)
change or alter the physical content or character of any Inventories so as to materially affect the nature of the Business or materially and adversely change the value of the Inventories from that reflected in the Financial Statements;

(xii)
refrain from taking any reasonable action that would prevent any of the representations and warranties of the Vendors under this Agreement or any Closing Document from becoming not true and correct at the Closing Time; or

(xiii)
take any other action that would cause any of the representations and warranties of the Vendors under this Agreement or any Closing Document to not be true and correct at the Closing Time as if they were made at and as of that time.

or agree or become bound to do any of the foregoing.

5.1.5	Tax Matters

During the Interim Period, each of the Vendors shall, in respect of the Business and the Purchased Assets:

(a)	pay all of the Taxes described in Item 1 on Schedule 2.5 on or before the Closing Date, and all other Taxes, within the prescribed time, that become due and payable on or before the Closing Date;

(b)
make adequate provision in the Books and Records for the Taxes that relate to any period ending on or before the Closing Date (including as a consequence of the Closing) but that are not yet due and payable and for which Tax Returns are not yet required to be filed; and

(c)
withhold from each payment made by it the amount of all Taxes and other deductions required under any applicable Tax Legislation to be withheld therefrom and pay all those amounts to the relevant Governmental Authority within the time prescribed under any applicable Tax Legislation.

5.1.6	Actions to Satisfy Closing Conditions

During the Interim Period, each of the Vendors and the Shareholders shall take all such actions as are within its power to control, and use its commercially reasonable efforts to cause other actions to be taken which are not within its power to control, to ensure compliance with all of the conditions set out in Section 6.1, including ensuring that during the Interim Period and at the Closing Time, there is no incorrectness in or breach of any of its representations and warranties.  Each Shareholder hereby agrees, solely in such Shareholder’s capacity as a shareholder of the Vendors and/or Greywolf Holdings, as applicable, to appear for the purpose of obtaining a quorum at any meeting of the shareholders of the Vendors and/or Greywolf Holdings at which this Agreement and transactions contemplated hereby are being considered.  Prior to the termination of this Agreement in accordance with its terms, each Shareholder hereby agrees that at every meeting of the shareholders of the Vendors and/or Greywolf Holdings, as applicable, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of the Vendors and/or Greywolf Holdings, to vote, or cause the shares held by such Shareholder to be voted, in favor of approval of this Agreement and the transaction contemplated hereby.

5.1.7	Notice of Untrue Representation and Warranty

During the Interim Period, the Vendors and each Shareholder shall promptly notify the Purchasers in writing upon any representation or warranty made by it contained in this Agreement or any Closing Document becoming untrue or incorrect.  Any such notice will set out particulars of the untrue or incorrect representation or warranty and details of any actions being taken by the Vendors or the Shareholder to rectify the matter.  Notifying the Purchasers will not relieve the Vendors or such Shareholder of their obligations under Subsection 5.1.6 nor shall Purchasers’ receipt of any information pursuant to this Subsection 5.1.7 (i) operate as a waiver or otherwise affect any representations or warranties of the Vendors and the Shareholders hereunder or be deemed to amend or supplement any disclosure schedule provided by the Vendors or prevent or cure any misrepresentation or breach of warranty, or (ii) limit any remedies of the Purchasers.

5.1.8	Vendor Benefit Plans

The Canadian Vendors shall, effective as of the Closing Date, cease to make or facilitate employee contributions related to its RRSP matching program with respect to the Assumed Canadian Employees, it being understood that all accrued contributions in respect of that Vendor Benefit Plan relating to the Assumed Canadian Employees existing on the Closing Date must be paid by the Canadian Vendors to that Vendor Benefit Plan by or immediately after the Closing Date. For clarity, such accrued contributions expressly assume, for all employee contributions made by the Assumed Canadian Employees as of the Closing Date in relation to the RRSP matching program, the Canadian Vendors shall have made all associated match payment contributions to that Vendor Benefit Plan as of the Closing Date.

5.2	Interim Period Covenants of the Purchasers

The Purchasers hereby covenant as set out in this Section 5.2.

5.2.1	Employees

(a)
The Canadian Purchaser shall make offers of employment, conditional on Closing occurring but effective as of the Effective Time, to the Canadian Employees (excluding the individuals identified as consultants/independent contractors) listed in Schedule 4.1.30 who continue to be employed by Canadian Vendors as of the date such offers are made on substantially the terms and conditions of employment as previously disclosed and discussed with the Canadian Vendors, which the Canadian Vendors acknowledge and agree are substantially the same as, and comparable to, the terms and conditions of employment as exist for those Canadian Employees as of the date of this Agreement.

(b)
The US Purchaser shall make offers of employment, conditional on Closing occurring but effective as of the Effective Time, to the US Employees (excluding the individuals identified as consultants/independent contractors) listed in Schedule 4.1.30 who continue to be employed by US Vendors as of the date such offers are made on substantially the terms and conditions of employment as previously disclosed and discussed with the US Vendor, which the US Vendor acknowledges and agrees are substantially the same as, and comparable to, the terms and conditions of employment as exist for those US Employees as of the date of this Agreement..

5.2.2	Actions to Satisfy Closing Conditions

During the Interim Period, each of the Purchasers shall take all such actions as are within its power to control, and use its commercially reasonable efforts to cause other actions to be taken which are not within its power to control, to ensure compliance with all of the conditions set out in Section 6.2, including ensuring that during the Interim Period and at the Closing Time, there is no incorrectness in or breach of any of its representations and warranties.

5.2.3	Notice of Untrue Representation and Warranty

During the Interim Period, the Purchasers shall promptly notify the Vendors in writing upon any representation or warranty made by it contained in this Agreement or any Closing Document becoming untrue or incorrect.  Any such notification will set out particulars of the untrue or incorrect representation or warranty and details of any actions being taken by the Purchasers to rectify the matter.  Notifying the Vendors will not relieve the Purchasers of their obligations under Subsection 5.2.2 nor shall Vendors’ receipt of any information pursuant to this Subsection 5.2.3 (i) operate as a waiver or otherwise affect any representations or warranties of the Purchasers hereunder or be deemed to amend or supplement any disclosure schedule provided by the Purchasers or prevent or cure any misrepresentation or breach of warranty, or (ii) limit any remedies of the Vendors.

5.3	Additional Interim Period Covenants of the Parties and the Shareholders

Each Party and Shareholder, as applicable, hereby covenants as set out in this Section 5.3.

5.3.1	Confidentiality

(a)	During the Interim Period, each Party and Shareholder shall keep confidential any trade secrets, know-how or confidential, personal or proprietary information (including

Personal Information) and any financial or business documents or information (collectively, the “Information”) received by it from the other Party, and the receiving Party or receiving Shareholder shall not disclose any Information to any third party, it being understood that the Purchaser may disclose Information to the Purchasers’ Advisors. A Party or Shareholder will not be liable for disclosure of any Information contemplated by this Agreement if:

(i)	the Information becomes generally known in the industry to which the Business is related or to the public generally other than through a breach of this Agreement;

(ii)	the Information is lawfully obtained from a third party without breach of this Agreement by such Party or Shareholder;

(iii)	in the case of the Purchasers only, the Information was known to the Purchasers prior to its disclosure by any of the Vendors;

(iv)	the Information is required to be disclosed under Applicable Laws;

(v)	in respect of Information that is not Personal Information, the disclosing Party or Shareholder provided its prior written consent to the disclosure of that Information; or

(vi)	in respect of Information that is Personal Information, the individual(s) to whom that Personal Information pertains consented to the disclosure of that Personal Information.

(b)
If a Party, a Shareholder or any of their respective Representatives is requested or required by Applicable Laws to disclose any Information, that Party or Shareholder shall, without unreasonable delay, notify the disclosing Party or Parties of the request or requirement before any disclosure is made and provide the disclosing Party or Parties with a reasonable opportunity to seek an appropriate protective order.

(c)	If this Agreement is terminated in accordance with its provisions or if the transactions contemplated by this Agreement are not completed, each Party and Shareholder shall:

(i)
use its commercially reasonable efforts to ensure that all Information provided to it and all copies thereof are either destroyed or returned to the disclosing Party if the disclosing Party so requests so that, so far as possible, no Information is disseminated beyond those persons concerned with the subject matter of this Agreement; and

(ii)	not, directly or indirectly, use for its own purposes, any Information disclosed under this Agreement.

5.3.2	Regulatory Approvals

Each Party, as promptly as practicable after the date of this Agreement, shall make all reasonable efforts to obtain, at or prior to the Closing Time, all Regulatory Approvals, and shall,

in the prescribed manner and within the prescribed time, make all other filings with and give all other notices to any Governmental Authority that are required in connection with the lawful completion of the transactions contemplated by this Agreement or to maintain in full force and effect after Closing any Assumed Contract, Order or License in respect of the Business or the Purchased Assets.  The Parties shall co-operate fully in good faith with each other and their respective Representatives for the purposes of those Regulatory Approvals, filings and notifications, and the Parties will share equally all filing fees incurred in connection therewith.  A Party shall not make any filing or submission without first providing to the other Party with a copy of that filing or submission in draft form and giving the other Party a reasonable opportunity to discuss its content before it is provided to the relevant Governmental Authority.  The Party seeking to make a filing or submission shall then consider and take into account any and all reasonable comments timely made by the other Party and revise the draft filing or submission accordingly.

5.3.3	Co-Operation

The Parties and the Shareholders shall co-operate fully in good faith with each other and their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement.

5.4	Post-Closing Covenants of the Parties and Shareholders

Each Party and Shareholder, as applicable, hereby covenants as set out in this Section 5.4.

5.4.1	Tax Matters

(a)
The Purchasers shall, from and after the Closing Date, retain all Books and Records in respect of the Purchased Assets relating to any period ending on or prior to the Closing Date for a period of seven (7) years following the Closing Date.

(b)
So long as the Books and Records are retained by the Purchasers pursuant to the provisions hereof, the Vendors shall have the right, for the purpose of filing any Tax Returns of the Vendors in respect of periods prior to the Closing and for the purpose of contesting any assessment or reassessment of Tax payable by the Vendors in respect of periods prior to the Closing to inspect and make copies of such Books and Records, at the expense of the Vendors, during normal business hours and upon reasonable notice to the Purchasers.

(c)
The Vendors and the Purchasers shall furnish or cause to be furnished to each other, each at its own expense, as promptly as practicable, such information and assistance, and provide additional information and explanations of any material provided, relating to the Purchased Assets as is reasonably necessary for the filing of any Tax Returns, for the preparation for any audit, and for the prosecution or defence of any claim, suit or proceeding by any Governmental Authority relating to any adjustment or proposed adjustment with respect to Taxes.

(d)
The Parties shall, with respect to any Taxable period (or portion thereof) ending on or before the Closing, communicate with each other and reasonably cooperate (i) in the preparation and filing of any Tax Return or election with respect to Taxes related to the

Purchased Assets, (ii) to enable each Party to more accurately determine its own Tax liability with respect to the Purchased Assets, and (iii) in the defense of any audit, examination, administrative appeal or litigation of any Tax Return or other similar governmental report or form or in the preparation or filing of a claim or suit for refund with respect to Taxes relating to the Purchased Assets (a “Tax Controversy”). With respect to the Taxable period in which the Closing occurs, no Purchaser shall settle any Tax Controversy that could reasonably be expected to give rise to a liability of a Vendor for Taxes under this Agreement or under Applicable Law without the prior written consent of such Vendor. Any refund of Taxes received by a Purchaser that is a Retained Liability shall be promptly paid over to the applicable Vendor. The Purchasers and the Vendors shall keep all such information and documents received by them from the other Party confidential unless otherwise required by Applicable Law.

(e)	The US Vendor shall pay all of the Taxes described in Item 2 and Item 3 on Schedule 2.5 within ninety (90) days following the Closing Date.

5.4.2	Collection of Accounts Receivable

The Vendors shall be free to pursue the lawful collection of any bona fide Accounts Receivable that accrued prior to the Closing Date, provided however that in doing so the Vendors shall:

(i)	only use collection methods that are consistent with the Vendors’ past practices for collecting accounts receivable from their ongoing customers;

(ii)	only use commercially reasonable efforts to collect any Accounts Receivable; and

(iii)	not commence any Legal Proceedings with respect to Accounts Receivable without three (3) Business Days prior written notice to the Purchasers.

5.4.3	Additional Post-Closing Covenants of the Vendors

After the Closing Date, each of the Vendors shall:

(a)
if requested by the Purchasers, execute and deliver, or cause to be executed and delivered, all additional conveyances, transfers and other assurances as may be reasonably necessary or desirable to carry out the intent of this Agreement and transfer the Purchased Assets to the Purchasers;

(b)
take all steps reasonably required by the Purchasers to assist the Purchasers in retaining the goodwill of the Business, including, if requested by the Purchasers, introducing the Purchasers to the customers and suppliers of the Business and writing letters to those customers and suppliers; and

(c)	not do anything that may diminish the goodwill of the Business.

5.4.4	Removal of Names

(a)
After Closing, the Vendors, the Shareholders and their Affiliates shall not be entitled to use and shall not use any service marks, trade names, trade dress, logos, designs or other indicia of origin of or used by the Vendors prior to Closing including the words “Greywolf Production Systems,” “Greywolf” and “GPS” or any such items that include such words, and any variations or derivations of any of the foregoing (collectively, the “Prohibited Names and Marks”).

(b)
In addition, as soon as reasonably practicable following Closing, but in any event within 90 days following Closing, the Vendors shall and shall cause each of their Affiliates to remove, obliterate or replace, as appropriate, all signs, billboards, containers, advertisements or other media containing any such Prohibited Names and Marks located on or appurtenant to any Excluded Assets.

(c)
Within ten (10) Business Days of Closing, each of the Vendors and Greywolf Holdings shall file articles of amendment or similar amendments to its respective articles of incorporation or other organizational documents changing its name to a name that does not contain any of the Prohibited Names and Marks and that is not confusingly similar to any of the Prohibited Names and Marks, and deliver to the Purchasers a photocopy of the certificate of amendment evidencing that those articles of amendment or similar amendments have been filed within ten (10) Business Days following the Closing Date.

5.4.5	SEC Compliance

In addition to the condition set forth in Subsection 6.1.14, in the event the Purchasers reasonably determine that they, or any Affiliate, is required to file, in compliance with certain laws and regulations (including, without limitation, Regulation S-X of the U.S. Securities and Exchange Commission), audited financial statements, pro forma financial statements and other financial information relating to the Business for up to three fiscal years prior to the Closing and any interim period during the fiscal year in which the Closing occurs (the “SEC Financial Information”), the Vendors agree to use commercially reasonable efforts to cooperate with the Purchasers in the Purchasers’ preparation of the SEC Financial Information. The Purchasers and Vendors agree to equally share and pay the reasonable costs and expenses of BDO Canada LLP, Chartered Accountants incurred by the Vendors related to the preparation and delivery of such SEC Financial Information.

5.4.6	Confidentiality

(a)
Following the Closing Date, the Vendors and the Shareholders will not, directly or indirectly, use or disclose to any Person any Confidential Information other than (i) to officers, employees or advisors of the Purchasers, or (ii) as reasonably required to exercise any rights or obligations in connection with any dispute under this Agreement or the documents executed in connection herewith.

(b)
If any Vendor or Shareholder is requested or required by Applicable Laws to disclose any Confidential Information, that Party or Shareholder shall, without unreasonable delay, notify the Purchasers of the request or requirement before any disclosure is made and provide the Purchasers with a reasonable opportunity to seek an appropriate protective order.

(c)
The Vendors and the Shareholders acknowledge that the Purchasers would be irreparably harmed and the value of the transaction contemplated hereby to the Purchasers would be diminished by any violation of the Vendors’ and the Shareholders’ obligations under this Subsection 5.4.6.  In the event any Vendor or Shareholder violates any obligations under this Subsection 5.4.6, the Purchasers shall, in addition to all other rights or remedies available at law or equity, be entitled to injunctive relief of any such breach or threatened breach, and to obtain specific performance of the obligations under this Subsection 5.4.6.

5.4.7	Non-Competition and Non-Solicitation

(a)
Each Vendor and Greywolf Holdings covenants and agrees with the Purchasers that during the Restricted Period, it shall not, and shall ensure that its Affiliates do not, directly or indirectly, either individually or on behalf of, in partnership or jointly or in conjunction with, any Person, as owner, officer, director, partner, member, investor, employee, principal, agent, shareholder (other than as a holder of not more than one percent (1%) of the total shares or units of a publicly-traded entity) or in any other capacity or manner whatsoever, be engaged in the Restricted Business anywhere in the Restricted Area.

(b)
Each Vendor and Greywolf Holdings further covenants and agrees with the Purchasers that during the Restricted Period, it shall not, and shall ensure that its Affiliates do not, directly or indirectly, either individually or on behalf of, in partnership or jointly or in conjunction with, any Person, whether as owner, officer, director, partner, member, investor, employee, principal, agent, shareholder or in any other capacity or manner whatsoever, (i) solicit the business of Restricted Customers with respect to the Restricted Business or assist any Person engaged in the Restricted Business in contacting or soliciting the business of Restricted Customers, or (ii) induce, encourage or facilitate, or attempt to induce, encourage or facilitate, any Restricted Customer to terminate, sever or modify the relationship of such Restricted Customer with any Purchaser or any of its Affiliates in the Business.

5.4.8	Non-Solicitation and Non-Hire

(a)
Each Vendor and Greywolf Holdings further covenants and agrees with the Purchasers that during the Restricted Period, it shall not, and shall ensure that its Affiliates do not, directly or indirectly, either individually or on behalf of, in partnership or jointly or in conjunction with, any Person, whether as owner, officer, director, partner, member, investor, employee, principal, agent, shareholder or in any other capacity or manner whatsoever, (i) solicit or recruit, or attempt to solicit or recruit, the employment or services of employees employed with or consultants engaged by the Purchasers or any of their Affiliates at the time of such solicitation or recruitment or within three (3) months prior to the time of such solicitation or recruitment, or (ii) induce or attempt to induce any employee or consultant of the Purchasers or any of their Affiliates to terminate, modify or sever his or her employment or consulting relationship with the Purchasers or any of their Affiliates.

(b)
Each Vendor and Greywolf Holdings further covenants and agrees with the Purchasers that during the Restricted Period, it shall not, and shall ensure that its Affiliates do not, directly or indirectly, either individually or on behalf of, in partnership or jointly or in conjunction with, any Person, whether as owner, officer, director, partner, member, investor, employee, principal, agent, shareholder or in any other capacity or manner whatsoever,

(i)
participate in any way in the recruitment, hiring or retention, or attempted recruitment, hiring or retention, of any employees employed with or consultants engaged by the Purchasers or any of their Affiliates at the time of any such actions or within three (3) months prior to any such actions; or

(ii)
by or for itself or any Person in which the Vendor or its Affiliate has a direct or indirect ownership interest (other than as a holder of not more than one percent (1%) of the total shares or units of a publicly traded entity), hire or retain any employee or consultant who is or was, within three (3) months prior to such hiring or retention, employed or engaged by the Purchasers or any of their Affiliates.

5.4.9	Restrictions Reasonable

Each Vendor and Greywolf Holdings hereby agrees that all of the restrictions in Subsections 5.4.6, 5.4.7 and 5.4.8 are reasonable and each Vendor and Greywolf Holdings acknowledges that the Purchasers would not have consummated the transactions contemplated by this Agreement unless each Vendor and Greywolf Holdings had provided the covenants in such Subsections.  Each Vendor and Greywolf Holdings further acknowledges and agrees that:

(a)	the Goodwill associated with the Business, Restricted Customers and Assumed Employees is an integral component of the value of the Business to the Purchasers;

(b)	the covenants set forth in Subsections 5.4.6, 5.4.7 and 5.4.8 are necessary to preserve for the Purchasers the value of the Business following the Closing Date; and

(c)	the limitations of time, geography and scope of the Restricted Business agreed to in this Agreement are reasonable because, among other things:

(i)
each Vendor and Greywolf Holdings has received significant consideration for the Business, and each Vendor and Greywolf Holdings acknowledges that it would be unfair for such Vendor or Greywolf Holdings after having received this benefit, to directly or indirectly compete against the Purchasers or any of their Affiliates during the Restricted Period;

(ii)	the Vendors and Greywolf Holdings are engaged in a highly-technical and highly competitive business that is particularly vulnerable to unfair competition; and

(iii)	the Vendors and Greywolf Holdings have unique and important relationships with the Restricted Customers.

5.4.10	Injunctive Relief

Each Vendor and Greywolf Holdings acknowledges that the covenants in Subsections 5.4.6, 5.4.7 and 5.4.8 are critical to the ongoing success of the Purchasers and their Affiliates following the Closing Date.  As such, each Vendor and Greywolf Holdings agrees that in the event of an actual or threatened breach by such Vendor or Greywolf Holdings of any of the covenants in Subsections 5.4.6, 5.4.7 and 5.4.8, the Purchasers will suffer irreparable harm and shall be entitled to an interim and/or permanent injunction against such Vendor and Greywolf Holdings restraining such actual or threatened breach, without the necessity of posting a bond or any security.  In addition to this interim and/or permanent injunctive relief, the Purchasers shall also be entitled to pursue damages and any and all other remedies available to them at law or in equity.

5.4.11	Severability

If any provision or portion of Subsections 5.4.6, 5.4.7 and 5.4.8 is declared by a court of competent jurisdiction to be invalid or unenforceable, it is the express intent of the parties hereto that such Subsection be deemed reformed and amended to the minimum extent necessary to make such provision valid, legal and enforceable, and if such provision is incapable of being so amended, such provision shall be deemed severed from such Subsection to the minimum extent possible, and the remainder of such Subsection shall remain in full force and effect.  Further, each Vendor, Greywolf Holdings and the Purchasers agree that each provision and paragraph of Subsections 5.4.6, 5.4.7 and 5.4.8 is a separate and distinct covenant and severable from all other separate and distinct covenants.  If the courts of any one or more jurisdictions make a determination that all or any part of Subsections 5.4.6, 5.4.7 or 5.4.8 is or are unenforceable, or if such courts reform or amend any such Subsection due to invalidity or unenforceability in any such jurisdiction, it is the intention of the Vendors, Greywolf Holdings and the Purchasers that such determination shall not bar or in any way affect the Purchasers’ right to relief in the courts of any other jurisdiction in respect of a breach of any such Subsections in such other jurisdiction, the above Subsections as they relate to each such jurisdiction being, for this purpose, severable into independent provisions.

5.4.12	Intercompany Leased Equipment

Effective upon the Closing and as of the Effective Time, the Vendors agree that all Contracts by and among the Vendors relating to the Intercompany Leased Equipment shall be terminated and all Intercompany Leased Equipment sold and conveyed to the Purchasers shall be free and clear of any obligations with respect to the leasing or rental of such Intercompany Leased Equipment.

ARTICLE 6
CONDITIONS OF CLOSING

6.1	Conditions for the Benefit of the Purchasers

The transactions contemplated by this Agreement, including the sale and purchase of the Purchased Assets, are subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the conditions in this Section 6.1, each of which is for the exclusive benefit of the Purchasers and may be waived, in whole or in part, by the Purchasers in their sole discretion.

6.1.1	Representations, Warranties and Covenants of the Vendors

(a)
All representations and warranties of each of the Vendors and each of the Shareholders contained in this Agreement or in any Closing Document will have been true and correct in all material respects on the date of this Agreement and will be true and correct in all material respects at the Closing Time (without giving effect to any information provided pursuant to Section 5.1.7) with the same force and effect as if those representations and warranties had been made at and as of that time, it being understood that all representations and warranties of each of the Vendors and the Shareholders that contain an express materiality or similar qualification will have been true and correct in all respects on the date of this Agreement and will be true and correct in all respects at the Closing Time with the same force and effect as if those representations and warranties had been made at and as of that time, and each of the Vendors, Greywolf Holdings and the Shareholder Representative will have executed and delivered a certificate to that effect.  The receipt of these certificates and the Closing will not constitute a waiver (in whole or in part) by the Purchasers of any of the representations and warranties of the Vendors and the Shareholders contained in this Agreement or in any Closing Document.  Upon the delivery of these certificates, the representations and warranties of the Vendors and the Shareholders in Section 4.1 and Section 4.2, respectively, will be deemed to have been made at and as of the Closing Time with the same force and effect as if made at and as of that time.

(b)
Each of the Vendors will have performed or complied with, in all material respects, all obligations and covenants contained in this Agreement or in any Closing Document to be performed or complied with by it at or prior to the Closing Time (disregarding any materiality qualifiers contained in any such obligations or covenants), and each of the Vendors will have executed and delivered a certificate of a senior officer of such Vendors to that effect.  The receipt of these certificates and the Closing will not constitute a waiver (in whole or in part) by the Purchasers of any of the covenants or obligations of the Vendors contained in this Agreement or in any Closing Document.

6.1.2	Deliveries of the Vendors

At the Closing Time, the Canadian Vendors and the US Vendor will have delivered, or caused to be delivered, to the Canadian Purchaser and US Purchaser, respectively, the following in form and substance satisfactory to the Purchasers:

(i)	all conveyances, bills of sale, assurances, transfers and assignments and other documents to transfer effectively to the respective Purchaser good title to the

Canadian Purchased Assets and the US Purchased Assets, as appropriate, including title retained by any third parties to any motor vehicles included in the Canadian Purchased Assets or the US Purchased Assets pursuant to any conditional sales contracts or other title retention agreements, free and clear of all Liens other than Permitted Liens, including General Conveyances substantially in the form of Exhibit “A-1” and Exhibit “A-2”, an Assignment and Assumption Agreement substantially in the form of Exhibit “B”, and a General Assignment, Bill of Sale, Conveyance and Assumption Agreement substantially in the form of Exhibit “C”;

(ii)
certified copies of (i) the articles and extracts from the by-laws of the Vendors and Greywolf Holdings relating to the execution of documents, (ii) resolutions of the board of directors and the shareholders of each of the Vendors and Greywolf Holdings authorizing the entering into and completion of the transactions contemplated by this Agreement, in form and substance satisfactory to the Purchaser, and (iii) a list of the directors and officers authorized to sign agreements together with their specimen signatures;

(iii)
a certificate of status, compliance, good standing or like certificate with respect to each of the Vendors and Greywolf Holdings, issued by the appropriate Governmental Authority in its jurisdiction of incorporation and of each other jurisdiction in which Greywolf Holdings and such Vendor carries on the Business as identified in Schedule 4.1.1;

(iv)	the certificates referred to in paragraphs 6.1.1(a) and 6.1.1(b);

(v)
non-competition and non-solicitation agreements duly executed by each of the individuals listed on Schedule 6.1.2(v) and the Purchasers and TETRA Technologies, Inc., substantially in the form of the agreement in Exhibit “D”; and

(vi)
non-competition and non-solicitation agreements duly executed by each of the individuals listed on Schedule 6.1.2(vi) and the Purchasers and TETRA Technologies, Inc., substantially in the form of the agreement in Exhibit “E” or Exhibit “F”, as indicated on Schedule 6.1.2(vi);

(vii)	a Schedule 2.3(b) containing the information prescribed by Section 2.3(b);

(viii)	the NS Escrow Agreement duly executed by the Canadian Vendors;

(ix)	the Retention Escrow Agreement duly executed by each of the Vendors;

(x)	the elections pursuant to subsection 167(1) of the GST Legislation, prepared by each of GPS Inc. and 1554531 duly executed by the Canadian Vendors;

(xi)
a properly executed certificate of non-foreign status by the US Vendor, dated as of the Closing Date, in a form reasonably acceptable to the US Purchaser, conforming to the requirements of Treasury Regulations Section 1.1445-2(b); and

(xii)
all other documentation and evidence reasonably requested by the Purchasers in order to establish the due authorization and completion of and effectively implement the transactions contemplated by this Agreement.

6.1.3	No Material Adverse Change or Effect

Since the date of this Agreement there will have been no Material Adverse Change or Material Adverse Effect.

6.1.4	Consents

All Consents described in Schedule 4.1.9 will have been made, given or obtained on terms satisfactory to the Purchaser.

6.1.5	Acknowledgements re: Leases / Material Contracts

The lessors under the Calgary Office Lease and the US Leases and other parties under such Material Contracts as identified by the Purchasers will have delivered acknowledgements in a form satisfactory to the Purchasers that the Calgary Office Lease, the US Leases and those Material Contracts are in good standing, that all rents or other amounts due and payable under the Calgary Office Lease, the US Leases and those Material Contracts have been paid in full as of the Closing Date and that the Vendors are not in breach of any of their obligations or in default thereunder.

6.1.6	Regulatory Approvals

All filings, notifications and Regulatory Approvals described in Schedule 4.1.8, will have been made, given or obtained on terms satisfactory to the Purchasers.

6.1.7	Liens on Purchased Assets

The Purchasers will have received evidence satisfactory to the Purchasers that all Liens other than Permitted Liens have been discharged and that good and valid title to all of the Purchased Assets, including title retained by any third parties to any motor vehicles included in the Canadian Purchased Assets or the US Purchased Assets pursuant to any conditional sales contracts or other title retention agreements, is being conveyed to the Purchasers free and clear of all Liens other than Permitted Liens.

6.1.8	No Legal Proceedings

No Order will have been made and no Legal Proceeding will have been commenced or will be pending or threatened against any of the Parties or Greywolf Holdings (i) for the purpose of enjoining, restricting or prohibiting the completion of the transactions contemplated by this Agreement or (ii) the possible outcome of which could prohibit or restrict the Purchasers from carrying on the Business in the ordinary course after Closing.

6.1.9	Due Diligence

The Purchasers will have completed their investigation into the Purchased Assets, the Business, the Books and Records, the Vendors’ title to the Purchased Assets and all other matters relating to their purchase of the Purchased Assets and that investigation will not have disclosed any matter which the Purchasers, acting reasonably, consider to be adverse to the Purchased Assets, the Business or the Purchasers’ decision to acquire the Purchased Assets.

6.1.10	Customers and Suppliers

The Vendors shall have arranged for meetings, either in person or by telephone, by July 27, 2012, of the Purchasers and each of the customers and suppliers of the Vendors listed on Schedule 4.1.29 and the Purchasers shall be reasonably satisfied that such customers and suppliers will continue business with the Purchasers following the Closing on substantially the same terms as they previously did business with the Vendors.

6.1.11	Environmental Investigation

At the Closing Time, the Purchasers will have been furnished with reports and opinions satisfactory to the Purchasers as to the results of the investigations referred to in Subsection 5.1.2 and any remedial work contemplated by the reports will have been completed.

6.1.12	Employment Agreements

The Canadian Purchaser or the US Purchaser, as applicable, will have entered into employment agreements, substantially in the form of Exhibit “G”, with each of the individuals listed on Schedule 6.1.12A and Exhibit “H” with each of the individuals listed on Schedule 6.1.12B, in each case completed as appropriate for the applicable individual.

6.1.13	Employees

Employees representing no less than 90% of all Employees of the Vendors listed in Schedule 4.1.30 shall have accepted offers of employment with the Purchasers on substantially the same terms and conditions of employment as exist for those Employees as at the Effective Time on or prior to the Closing Date.

6.1.14	Required Financial Statements

Not less than two (2) Business Days prior to the Closing Date, as same may be extended, the Vendors shall deliver to the Purchasers (i) combined audited financial statements of GPS Inc., 1554531, and GPS Ltd. for the fiscal year ended September 30, 2011, consisting of a balance sheet and the accompanying statements of income, retained earnings and cash flows for the year then ended and all notes thereto, together with an unqualified report of BDO Canada LLP, Chartered Accountants thereon (the “Required Audited Financial Statements”), and (ii) combined unaudited financial statements of GPS Inc., 1554531, and GPS Ltd. for the six (6) month periods ended March 31, 2012 and 2011, consisting of a balance sheet and the accompanying statements of income, and cash flows for the six (6) month period then ended, including any notes as may be required by generally accepted accounting principles (the “Required Interim Financial Statements,” and together with the Required Audited Financial

Statements, the “Required Financial Statements”).  In the event the Closing Date is extended in accordance with Section 8.1(a)(i), the Required Interim Financial Statements shall be for the nine (9) month periods ended June 30, 2012 and 2011.  Such Required Financial Statements shall be subject to the representation and warranty set forth in the initial sentence of Subsection 4.4.16(b) and shall include such additional financial information as may be reasonably required by the Purchasers to comply with the applicable rules and requirements of the U.S. Securities and Exchange Commission.  The Purchasers and Vendors agree to equally share and pay the reasonable costs and expenses of BDO Canada LLP, Chartered Accountants incurred by the Vendors related to the preparation and delivery of the Required Financials.

6.1.15	Escrow Related Holdback Agreements

Each of the Vendors, Greywolf Holdings and the Principals shall have executed and entered into a Non-Solicitation Holdback Agreement substantially in the form of Exhibit “L.”  Each of the Vendors, Greywolf Holdings and the Retention Employees shall have executed and entered into a Retention Holdback Agreement substantially in the form of Exhibit “M.”

6.1.16	Payment of Taxes

The Vendors shall have paid, or cause to be paid, all of the Taxes described in Item 1 on Schedule 2.5 and shall have delivered, or caused to be delivered, to the Purchasers proof of such payment in a form reasonably satisfactory to the Purchasers.

6.1.17	Crossfield Lease Agreement

Valhalla Industries, Ltd., or such other owner of the real property located at 42 McCool Crescent, Crossfield, Alberta T0M 0S0 (the “Crossfield Property”), and the Canadian Purchaser will have entered into a lease agreement relating to the Crossfield Property, substantially in the form of Exhibit “I”.

6.1.18	Grande Prairie Sublease Agreement

GPS Inc. and the Canadian Purchaser will have entered into a sublease agreement relating to the Leased Property located in the County of Grande Prairie No. 1, Alberta substantially in the form of Exhibit “N” with such mutually agreed upon changes as may be necessary to address concerns of 352396 B.C. Ltd., the landlord under the main lease agreement between GPS Inc. and 352396 B.C. Ltd.

6.1.19	Shareholder Approval

The Canadian Vendors Shareholder Approval shall have been obtained.

6.1.20	No Transfer of Shares

No Person listed on Schedule 6.1.2(v) or Schedule 6.1.2(vi) who is a holder of shares in the capital of either GPS Inc. or Greywolf Holdings or both, shall have transferred or otherwise disposed of any of such shares.

6.1.21	Grande Prairie Lease Agreement

The Canadian Purchaser and Valhalla Industries, Ltd. shall have entered into a residential lease agreement relating to the real property located at 9702-66th Ave., Grande Prairie, Alberta in a form reasonably acceptable to both the Canadian Purchaser and Valhalla Industries, Ltd.

6.1.22	Tax Escrow Agreement

The Purchasers and the Vendors shall have entered into an escrow agreement (the “Tax Escrow Agreement”) for the purpose of establishing an escrow fund to be available as a non-exclusive source of funds to the Purchasers to satisfy, in whole or in part, any and all Damages suffered or incurred by the Purchasers arising from the Taxes described in Item 2 and Item 3 on Schedule 2.5.  The Tax Escrow Agreement shall (i) be for a term of two (2) years following the Closing Date, (ii) provide for a deposit of US $200,000 (the “Tax Escrow Amount”) into the escrow fund thereby created, and (iii) be subject to such other terms and conditions as are mutually acceptable to the Vendors and Purchasers, acting reasonably.

6.2	Conditions for the Benefit of the Vendors

The transactions contemplated by this Agreement, including the sale and purchase of the Purchased Assets, are subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the conditions in this Section 6.2, each of which is for the exclusive benefit of the Vendors and may be waived, in whole or in part, by the Vendors in their sole discretion.

6.2.1	Representations, Warranties and Covenants of the Purchaser

(a)
All representations and warranties of each of the Purchasers contained in this Agreement or in any Closing Document will have been true and correct in all material respects on the date of this Agreement and will be true and correct in all material respects at the Closing Time with the same force and effect as if those representations and warranties had been made at and as of that time, and each of the Purchasers will have executed and delivered a certificate of a senior officer of such Purchaser to that effect.  The receipt of these certificates and the Closing will not constitute a waiver (in whole or in part) by the Vendors of any of the representations and warranties of the Purchasers contained in this Agreement or in any Closing Document.  Upon the delivery of these certificates, the representations and warranties of the Purchasers in Section 4.3 will be deemed to have been made at and as of the Closing Time with the same force and effect as if made at and as of that time.

(b)
Each of the Purchasers will have performed or complied with, in all material respects, all obligations and covenants contained in this Agreement or in any Closing Document to be performed or complied with by it at or prior to the Closing Time (disregarding any materiality qualifiers contained in any such obligations or covenants), and each of the Purchasers will have executed and delivered a certificate of a senior officer of such Purchaser to that effect.  The receipt of these certificates and the Closing will not constitute a waiver (in whole or in part) by the Vendors of any of the covenants or obligations of the Purchasers contained in this Agreement or in any Closing Document.

6.2.2	Deliveries of the Purchasers

At the Closing Time, the Purchasers will have delivered to the Vendors the following in form and substance satisfactory to the Vendors:

(i)
certified copies of (i) the articles and extracts from the by-laws of the Purchasers relating to the execution of documents, (ii) resolutions of the board of directors or managers of each of the Purchasers authorizing the entering into and completion of the transactions contemplated by this Agreement, and (iii) a list of the directors, managers and officers authorized to sign agreements together with their specimen signatures;

(ii)	a certificate of status, compliance, good standing or like certificate with respect to each of the Purchasers, issued by the appropriate Governmental Authority in its jurisdiction of incorporation;

(iii)	the certificates referred to in Subsections 6.2.1(a) and 6.2.1(b);

(iv)	the elections pursuant to subsection 167(1) of the GST Legislation, prepared by each of GPS Inc. and 1554531 and duly executed by the Canadian Purchaser;

(v)	the NS Escrow Agreement duly executed by the Purchasers;

(vi)	the Retention Escrow Agreement duly executed by the Purchasers; and

(vii)
all other documentation and evidence reasonably requested by the Vendors in order to establish the due authorization and completion of and effectively implement the transactions contemplated by this Agreement.

6.2.3	Regulatory Approvals

All filings, notifications and Regulatory Approvals described in Schedule 4.3.5, will have been made, given or obtained on terms satisfactory to the Vendors.

6.2.4	No Legal Proceedings

No Order will have been made and no Legal Proceeding will have been commenced or will be pending or threatened against any of the Parties or Greywolf Holdings (i) for the purpose of enjoining, restricting or prohibiting the completion of the transactions contemplated by this Agreement or (ii) the possible outcome of which could adversely affect the title of the Vendors to the Purchased Assets or the ability of the Vendors to enter into and perform its obligations under this Agreement.

6.2.5	Shareholder Approval

The Canadian Vendors Shareholder Approval shall have been obtained.

6.2.6	Grande Prairie Lease Agreement

The Canadian Purchaser and Valhalla Industries, Ltd. shall have entered into a residential lease agreement relating to the real property located at 9702-66th Ave., Grande Prairie, Alberta in a form reasonably acceptable to both the Canadian Purchaser and Valhalla Industries, Ltd.

6.3	Waiver of Conditions

Either Party may waive, in whole or in part, at any time by notice in writing to the other Party, any condition in Section 6.1 or Section 6.2 which is for its benefit.  No waiver by a Party of any condition, in whole or in part, will operate as a waiver of any other condition or of that Party’s rights of termination in the event of non-fulfilment of any other condition, in whole or in part.  The waiver, in whole or in part, by a Party of any condition requiring the accuracy of a representation or warranty or the performance of any covenant will be without prejudice to the right of that Party to indemnification under Article 9 based upon that representation or warranty or covenant.

6.4	Damage or Expropriation

If, prior to the Closing Time, all or any part of the Purchased Assets are destroyed or damaged by fire or any other hazard or are expropriated or seized by any Governmental Authority, the Purchasers will have the option, exercisable by notice in writing to the Vendors given prior to the Closing Date:

(a)
to not complete the transactions contemplated by this Agreement, in which case this Agreement will terminate immediately upon the Purchasers giving notice as required under this Section 6.4, except that each of the Vendors, Purchasers and Shareholders respective obligations under Subsection 5.3.1, Section 11.2, Section 11.4 and Section 11.5 will continue indefinitely; or

(b)
to complete the transactions contemplated by this Agreement with a reduction of the Purchase Price by an amount equal to the cost of repair, or, if destroyed or damaged beyond repair, by an amount equal to the replacement cost of the Purchased Assets so damaged or destroyed, after taking into account all proceeds of any insurance or compensation for that damage or destruction received by the Vendors and assigned to and received by the Purchasers.  The cost of repair or replacement shall be the amount mutually agreed upon by the Vendors and the Purchasers; provided, that if the Vendors and Purchasers are unable to agree upon such amount within fifteen (15) days following such damage or destruction, such amount shall be determined by an appraiser experienced in the industry who is selected by the Purchasers, subject to the approval of the Vendors, not to be unreasonably withheld.  The Vendors and Purchasers shall share the cost of any such appraiser.

ARTICLE 7
CLOSING ARRANGEMENTS

7.1	Date, Place and Time of Closing

The Closing will take place at the Closing Time at the offices of Fraser Milner Casgrain LLP, Bankers Court, 15th Floor, 850 – 2nd Street S.W., Calgary, Alberta, or at such other place, on such other date and at such other time as may be agreed upon in writing by the Parties.

7.2	Deliveries at the Closing

At the Closing Time, subject to satisfaction of all the conditions in Article 6 that have not been waived in writing by the Purchasers or the Vendors, as applicable,

(i)	the Vendors shall deliver to the Purchasers actual possession of the Purchased Assets;

(ii)	the Vendors shall deliver those Closing Documents as are required to be delivered by the Vendors under this Agreement, including the items listed in Subsection 6.1.2;

(iii)	the Purchasers shall deliver those Closing Documents as are required to be delivered by the Purchasers under this Agreement, including the items listed in Subsection 6.2.2; and

(iv)	the Purchasers shall pay or direct to be paid the Purchase Price in the manner provided in Section 3.2.

ARTICLE 8
TERMINATION

8.1	Termination Rights

(a)	Subject to Section 8.2, this Agreement may be terminated by the Purchasers or Vendors by notice in writing given to the other Parties at or prior to the Closing Time as follows:

(i)
by the Purchasers if any of the conditions in Section 6.1 has not been satisfied at the Closing Time, or if it becomes apparent that any such condition cannot be satisfied at or prior to the Closing Time, and the Purchasers have not waived that condition at or prior to the Closing Time; provided, however, that the Purchasers may, at their sole discretion, extend the Closing Date on one or more occasions (A) for an aggregate period not to exceed fifteen (15) days if all other conditions under Section 6.1 are satisfied, waived or capable of then being satisfied, and the reason that the transaction contemplated hereby has not been consummated by such date is that any one or more of the conditions set forth in Subsections 6.1.4, 6.1.5, 6.1.6, 6.1.7, 6.1.11, 6.1.12, 6.1.13, 6.1.15, 6.1.16, 6.1.17, 6.1.18, or 6.1.19 has not been satisfied, or (B) for an aggregate period not to exceed forty-five (45) days if all other conditions under Section 6.1 are satisfied, waived or capable of then being satisfied, and the reason that the transaction contemplated hereby has not been consummated by such date is that the condition set forth in Subsection 6.1.14 has not been satisfied, provided, that if the Purchasers exercise their right to extend the Closing Date under this clause (B), the Purchasers shall be required to pay the reasonable costs and expenses of BDO Canada LLP, Chartered Accountants incurred by the Vendors related to the preparation and delivery of any updated Required Interim Financial Statements for the nine (9) month periods ended June 30, 2012 and 2011.

(ii)
by the Vendors if any of the conditions in Section 6.2 has not been satisfied at the Closing Time, or if it becomes apparent that any such condition cannot be satisfied at or prior to the Closing Time, and the Vendors have not waived that condition at or prior to the Closing Time.

(b)	This Agreement may be terminated by notice in writing given by the Purchasers to the Vendors in the circumstances and upon the terms set out in Section 6.4.

(c)	This Agreement may be terminated by mutual written agreement of each of the Vendors and the Purchasers upon the terms of that agreement.

8.2	Effect of Exercise of Termination Rights

If a Party exercises its right of termination under Section 8.1(a), immediately upon the Party giving notice as required under Section 8.1(a) the Parties will be discharged from any further obligations under this Agreement, except that:

(a)	each Party’s respective obligations under Subsection 5.3.1, Section 11.2, Section 11.4 and Section 11.5 will continue indefinitely; and

(b)	any rights, remedies or causes of action accrued to the time of termination or resulting from any acts or omissions occurring prior to the time of termination will continue unimpaired.

ARTICLE 9
SURVIVAL AND INDEMNIFICATION

9.1	Survival of Representations, Warranties and Covenants

(a)
The representations and warranties of each Party and the Shareholders contained in this Agreement and in the certificates to be delivered under clauses 6.1.1(a) and 6.2.1(a) and in any other Closing Document will not merge on and will survive the Closing and will continue in full force and effect, notwithstanding the Closing or any investigation or knowledge acquired by or on behalf of the other Parties.

(b)
The covenants of each Party and the Shareholders contained in this Agreement and in any Closing Document will survive the Closing and, notwithstanding the Closing, will continue in full force and effect for the benefit of the other Parties and Shareholders in accordance with the terms of this Agreement or that Closing Document, as the case may be.

9.2	Indemnification by the Vendors and the Shareholders.

(a)
Subject to Section 9.4 and Section 9.5, the Vendors and the Shareholders shall jointly and severally indemnify and save each of the Purchasers’ Indemnified Persons fully harmless against, and will reimburse them for, any Damages suffered by or asserted against it or any of them, directly or indirectly, arising from, in connection with or related to:

(i)
any incorrectness in or breach of any representation or warranty by any of the Vendors contained in this Agreement or in the certificate to be delivered under clause 6.1.1(a) or in any other Closing Document;

(ii)	any breach or non-fulfilment of any covenant or obligation on the part of any of the Vendors contained in this Agreement or in any Closing Document;

(iii)	the Retained Liabilities;

(iv)	the Excluded Assets;

(v)	defects or deficiencies in any product manufactured or distributed or any services provided by any of the Vendors in the Business, in whole or in part, prior to the Closing Time;

(vi)	any failure by any of the Vendors to transfer to the Purchaser good, valid and indefeasible title to the Purchased Assets, free and clear of all Liens other than Permitted Liens, if any;

(vii)
any Third Party Claim brought or imposed at any time arising out of any act or omission of any of the Vendors prior to the Closing Time, including any non-compliance by any of the Vendors prior to the Closing Time with Environmental Laws; and

(viii)
subject to the allocation of property Taxes as provided in Section 3.6 and subject to the allocation of Transfer Taxes as provided in Section 3.5, any outstanding Taxes or other unpaid Taxes of the Vendors that may give rise to a Lien on the Purchased Assets including the Taxes identified on Schedule 2.5.

(b)
Subject to Section9.4 and Section 9.5, each Shareholder shall severally indemnify and save each of the Purchasers’ Indemnified Persons fully harmless against, and will reimburse them for, any Damages suffered by or asserted against it or any of them, directly or indirectly, arising from, in connection with or related to any breach of any of the representations and warranties of such Shareholder contained in Section 4.2.

(c)
Notwithstanding anything in this Agreement to the contrary and subject to the provisions of Section 9.4 and Section 9.5, Dan Lee hereby agrees to be liable for all indemnification obligations of the Fitzpatrick Lee Family Trust that arise out of, relate to or result from amounts owed under this Article 9 by the Fitzpatrick Lee Family Trust.

(d)
The rights to indemnification of the Purchasers’ Indemnified Persons under this Section 9.2 will apply notwithstanding (i) the Closing, (ii) the delivery of the certificates under clauses 6.1.1(a) and 6.1.1(b); or (iii) any investigation or knowledge acquired by or on behalf of any of the Purchasers’ Indemnified Persons prior to the Closing.

9.3	Indemnification by the Purchasers

(a)
Subject to Section 9.4 and Section 9.5, the Purchasers shall jointly and severally indemnify and save each of the Vendors’ Indemnified Persons fully harmless against, and will reimburse them for, any Damages suffered by or asserted against it or any of them arising from, in connection with or related to:

(i)
any incorrectness in or breach of any representation or warranty of the Purchasers contained in this Agreement or in the certificates to be delivered under clause 6.2.1(a) or in any other Closing Document;

(ii)	any breach or non-fulfilment of any covenant or obligation on the part of the Purchasers contained in this Agreement or in any Closing Document; and

(iii)	the Assumed Liabilities.

(b)
The rights to indemnification of the Vendors’ Indemnified Persons under this Section 9.3 will apply notwithstanding (i) the Closing, (ii) the delivery of the certificates under clauses 6.2.1(a) and 6.2.1(b); or (iii) any investigation or knowledge acquired by or on behalf of any of the Vendors’ Indemnified Persons prior to the Closing.

9.4	Limitations on Amount of Indemnification

(a)
The Vendors and the Shareholders have no obligation to make any payment for Damages (for indemnification or otherwise) in respect of the matters described in clause 9.2(a)(i) until the aggregate amount of all Damages with respect to those matters exceeds US $325,000.  Once the aggregate amount of those Damages exceeds US $325,000, the Vendors and the Shareholders will be fully liable for all those Damages above the threshold amount, up to a maximum amount of US $27,750,000.

(b)
For purposes of determining if a breach or inaccuracy of any representation and warranty, or any failure to comply with or perform any covenant or agreement, has occurred, and calculating the amount of any Damages related thereto for which indemnification is available, the representations, warranties, covenants and agreements of the Vendors, the Shareholders and the Purchasers contained in this Agreement shall be read and applied without regard to, and shall be deemed not to be qualified by, any reference in the text thereof to “material”, “materially”, “material respects”, “Material Adverse Effect”, “Material Adverse Change” or similar materiality qualifiers set forth herein.

(c)	Section 9.4(a) does not apply to:

(i)	any incorrectness in or breach of any representation or warranty of any of the Vendors or Shareholders of which any of the Vendors or Shareholders had knowledge but which the Vendors failed to disclose to the Purchaser in accordance with Subsection 5.1.7,

(ii)	any fraudulent act or fraudulent misrepresentation of any of the Vendors or Shareholders, or

(iii)	any claims for indemnification by the Purchasers under Sections 9.2(a)(ii) to (viii) inclusive, and Section 9.2(b),

(iv)	any incorrectness in or breach of any representation or warranty of the Vendors or Shareholders under Subsection 4.1.1, Subsection 4.1.3, Subsection 4.1.4, Subsection 4.1.5, and Subsection 4.1.37,

and the Vendors and the Shareholders will be fully liable for all Damages, as applicable, with respect to those matters.

(d)
The Purchasers have no obligation to make any payment for Damages (for indemnification or otherwise) in respect of the matters described in clause 9.3(a)(i) until the aggregate amount of all Damages with respect to those matters exceeds US $325,000.  Once the aggregate amount of those Damages exceeds US $325,000, the Purchasers will be fully liable for all those Damages above the threshold amount, up to a maximum amount of US $27,750,000.

(e)	Section 9.4(d) does not apply to:

(i)
any incorrectness in or breach of any representation or warranty of the Purchaser of which the Purchaser had knowledge but which the Purchaser failed to disclose to the Vendors in accordance with Subsection 5.2.3,

(ii)	any fraudulent act or fraudulent misrepresentation of the Purchaser, or

(iii)	any claims for indemnification by the Vendors under Section 9.3(a)(ii) and 9.3(a)(iii),

and the Purchasers will be fully liable for all Damages with respect to those matters.

(f)
Subject to the other provisions of this Section 9.4, the liability of each Class A Shareholder shall be limited to the amount of any sums or proceeds actually distributed to such Class A Shareholder by the Vendors; provided, however, that with respect to those Class A Shareholders who are Principals and/or Retention Employees, each such Class A Shareholder shall be deemed to have received his, her or its proportionate share of the NS Escrow Amount, Canadian Retention Escrow Amount and/or US Retention Escrow Amount regardless of the amounts thereof actually distributed to such Class A Shareholders.  In addition to the foregoing, no Class A Shareholder (except as provided in Section 9.2(c)) shall be required to make any payment with respect to any single Third Party Claim or Direct Claim in excess of such Class A Shareholder’s Pro Rata Share of the Damages with respect to such Third Party Claim or Direct Claim, provided, however, that the foregoing limitation of liability to a Class A Shareholder’s Pro Rata Share shall not apply to any Class A Shareholder’s liability for any inaccuracy or breach in any representation or warranty of such Class A Shareholder contained in Section 4.2.

9.5	Time Limits for Claims for Breaches of Representations and Warranties

(a)
Neither the Vendors nor the Shareholders shall have any obligation to make any payment for Damages in respect of a claim (for indemnification or otherwise) under clause 9.2(a)(i) or clause 9.2(b) unless written notice of that claim is delivered to the Vendors (or the Shareholder Representative or applicable Shareholder in respect of the matters referred to below in Section 9.5(a)(iii)) under Section 9.7:

(i)
with respect to the representations and warranties set out in Subsection 4.1.1, Subsection 4.1.2, Subsection 4.1.3, Subsection 4.1.4, Subsection 4.1.5, Subsection 4.1.6, Subsection 4.1.7, Subsection 4.1.8 and Subsection 4.1.9 and the corresponding representations and warranties contained in the certificate to be delivered under clause 6.1.1(a), at any time after the Closing Date;

(ii)
with respect to the representations and warranties set out in Subsection 4.1.35 and the corresponding representations and warranties set out in the certificate to be delivered under clause 6.1.1(a), on or before the ninetieth (90th) day after the expiration of the last applicable limitation period under any applicable Tax Legislation with respect to any taxation year to which those representations and warranties relate;

(iii)	with respect to the representations and warranties set out in Subsection 4.2.1, Subsection 4.2.3 and Subsection 4.2.4, at any time after the Closing Date;

(iv)	with respect to any representation or warranty involving the fraudulent act or fraudulent misrepresentation of any of the Vendors, at any time after Closing; and

(v)	with respect to all other representations and warranties, on or before the date that is two (2) years after the Closing Date.

Neither the Vendors nor the Shareholders will have any further liability with respect to any representation or warranty made by any of the Vendors or the Shareholders in this Agreement or in the certificate to be delivered under clause 6.1.1(a) or in any other Closing Document after the expiry of the applicable time period specified in this Section 9.5(a), except for claims relating to representations or warranties for which written notice has been given under Section 9.7 at or prior to the end of the applicable time period.  This Section 9.5(a) will not be construed to impose any time limit on the assertion of a right to indemnification under clauses 9.2(a)(ii) through 9.2(a)(viii), whether or not the basis on which the right is asserted could also entitle any of the Purchasers’ Indemnified Persons to exercise its right under clause 9.2(a)(i).

(b)
The Purchasers have no obligation to make any payment for Damages in respect of a claim (for indemnification or otherwise) under clause 9.3(a)(i) unless written notice of that claim is delivered to the Purchasers under Section 9.7:

(i)
with respect to the representations and warranties set out in Subsection 4.3.1, Subsection 4.3.2, Subsection 4.3.3 and Subsection 4.3.4 and the corresponding representations and warranties contained in the certificate to be delivered under clause 6.2.1(a), at any time after the Closing Date;

(ii)	with respect to any representation or warranty involving the fraudulent act or fraudulent misrepresentation of the Purchaser, at any time after Closing; and

(iii)	with respect to all other representations and warranties, on or before the date that is two (2) years after the Closing Date.

The Purchasers will have no further liability with respect to any representation or warranty made by the Purchasers in this Agreement or in the certificate to be delivered under clause 6.2.1(a) or in any other Closing Document after the expiry of the applicable time period specified in this Section 9.5(b), except for claims relating to representations or warranties for which written notice has been given under Section 9.7 at or prior to the end of the applicable time period.  This Section 9.5(b) will not be construed to impose any time limit on the assertion of a right to indemnification under clauses 9.3(a)(ii) and 9.3(a)(iii), whether or not the basis on which the right is asserted could also entitle any of the Vendors’ Indemnified Persons to exercise its right under clause 9.3(a)(i).

9.6	Limitation Periods

Notwithstanding the provisions of the Limitations Act (Alberta) or any other Applicable Law, an Indemnified Person may commence Legal Proceedings in respect of Damages arising from any incorrectness in or breach of any representation and warranty of the Indemnifier described in a notice of claim given under Section 9.7 within the time periods in Section 9.5, at any time on or before the second anniversary of the date upon which the notice is delivered under Section 9.5, and any applicable limitation period is hereby so varied to the full extent permitted by law.

9.7	Notice of Claim

(a)
If a Third Party Claim is instituted or asserted against an Indemnified Person, the Indemnified Person shall promptly, but in no event later than 30 days after the commencement or assertion of that Third Party Claim, notify the Indemnifier in writing of the Third Party Claim.  The notice will describe the Third Party Claim in reasonable detail and indicate, if reasonably practicable, the nature and amount of the potential Damages arising therefrom.

(b)
If an Indemnified Person becomes aware of a Direct Claim, the Indemnified Person shall promptly notify the Indemnifier in writing of that Direct Claim.  The notice will describe the Direct Claim in reasonable detail and indicate, if reasonably practicable, the nature and amount of the potential Damages arising therefrom.

(c)
Notice to an Indemnifier of a Third Party Claim or Direct Claim under this Section 9.7 will constitute assertion of a claim for indemnification against the Indemnifier under this Article 9 and upon receipt of notice, the provisions of Sections 9.8 to 9.10 will apply to any Third Party Claim and the provisions of Section 9.11 will apply to any Direct Claim.

(d)
Failure by an Indemnified Person to give timely notice of a Third Party Claim or Direct Claim will not relieve an Indemnifier from the obligation to indemnify the Indemnified Person, unless the Indemnified Person gives notice after the expiration of the applicable time periods under Section 9.5 or the failure to notify materially prejudices the ability of the Indemnifier to exercise its rights under Sections 9.8 to 9.10 with respect to a Third Party Claim.

9.8	Defence of Third Party Claims

With respect to a Third Party Claim, the Indemnifier may participate in or, by giving notice to that effect to the Indemnified Person not later than ten (10) days after receipt of notice with respect to that Third Party Claim and, subject to the rights of any insurer or other third party having potential liability therefor, elect to assume the control of the defence of the Third Party Claim at the Indemnifier’s own expense and by the Indemnifier’s own counsel, and the Indemnified Person may participate in the defence of any Third Party Claim assisted by counsel of its choice at its own expense.  If the Indemnifier does not give notice within ten (10) days after receipt of notice of the Third Party Claim that it has elected to assume the control of the defence of the Third Party Claim, the Indemnified Person may, at its option and assisted by counsel of its choice, assume the defence of or settle or compromise the Third Party Claim without prejudice to its right of indemnification under this Agreement.  If the Indemnifier elects to assume the defence of a Third Party Claim under this Section 9.8, the Indemnifier shall not have the right thereafter to contest its liability for that claim with respect to the Indemnified Person.  An Indemnified Party shall have the right to retain separate or additional counsel to act on his, her or its behalf and participate in the defence of any Third Party Claim, and the fees and disbursements of such counsel shall be paid by the Indemnifier if the Indemnified Party has been advised by its counsel that representation of both parties with respect to such Third Party Claim by the same counsel would be inappropriate due to an actual or potential conflict of interest between them.

9.9	Assistance for Third Party Claims

The Indemnifier and the Indemnified Person shall make all reasonable efforts to make available to the Party or Shareholder which is undertaking and controlling the defence of any Third Party Claim (the “Defending Party”),

(i)	those employees whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim; and

(ii)
all documents, records and other materials in the possession of the Indemnifier or Indemnified Person, as applicable, reasonably required by the Defending Party for its use in defending any Third Party Claim, and shall otherwise co-operate in good faith with the Defending Party.  The Indemnifier shall be responsible for all reasonable expenses associated with making those documents, records and materials available and for all reasonable expenses of any employees made available by the Indemnified Person to the Indemnifier hereunder.

9.10	Settlement of Third Party Claims

(a)
If an Indemnifier elects to assume the defence of any Third Party Claim as provided in Section 9.8, the Indemnifier shall diligently proceed with the defence and shall not, without the prior written consent of the Indemnified Person, not to be unreasonably withheld, enter into any compromise or settlement of the Third Party Claim or consent to the entry of any judgment, which in any case would lead to liability or create any other obligation, financial or otherwise, on the Indemnified Person.

(b)
If an Indemnifier elects to assume the defence of any Third Party Claim as provided in Section 9.8, the Indemnifier will not be liable for any legal expenses subsequently incurred by the Indemnified Person in connection with the defence of that Third Party Claim.  However, if the Indemnifier fails to take reasonable steps necessary to defend diligently that Third Party Claim within ten (10) days after receiving notice from the Indemnified Person that the Indemnified Person believes on reasonable grounds that the Indemnifier has so failed to take reasonable steps, the Indemnified Person may, at its option and assisted by counsel of its choice, defend, settle or compromise the Third Party Claim without prejudice to its right of indemnification hereunder, it being understood that the Indemnified Person shall not, without the prior written consent of the Indemnifier, not to be unreasonably withheld, enter into any compromise or settlement of the Third Party Claim or consent to the entry of any judgment.  The Party or Shareholders controlling the defence of the Third Party Claim shall keep the other Party or Shareholder(s) advised of the defence of the Third Party Claim and consider in good faith recommendations made by the other Party and/or Shareholder(s) with respect thereto.

9.11	Direct Claims

With respect to a Direct Claim, the Indemnified Person shall give notice of the Direct Claim to the Indemnifier as provided in Section 9.7.  Upon receipt of that notice, the Indemnifier will then have a period of 20 days within which to respond in writing to the Direct Claim.  The Indemnified Person shall make available to the Indemnifier the information relied upon by the Indemnified Person to substantiate its right to be indemnified, together with all other information as may be reasonably requested by the Indemnified Person.  If the Indemnifier does not respond within that 20 day period, the Indemnifier will be deemed to have rejected that Direct Claim and the Indemnified Person may pursue any remedies available to it.

9.12	Tax Effect

The Parties shall treat any Indemnity Payment pursuant to this Article 9 as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by Applicable Laws.

9.13	Payment and Interest

All amounts to be paid by an Indemnifier under this Article 9 will bear interest at a rate per annum equal to the Prime Rate, calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate, from the date that the Indemnified Person gave notice of a claim under Section 9.7 to the date of payment by the Indemnifier to the Indemnified Person.

9.14	Agency for Indemnified Persons

The Vendors accept each indemnity made by the Purchasers under this Article 9 in favour of each of the Vendors’ Indemnified Parties as agent and trustee of that Indemnified Person and may enforce an indemnity in favour of any of the Vendors’ Indemnified Persons on behalf of that Indemnified Person.  The Purchasers accept each indemnity made by each of the Vendors  and the Shareholders under this Article 9 in favour of each of the Purchasers’ Indemnified Persons as agent and trustee of that Indemnified Person and may enforce an indemnity in favour of any of the Purchasers’ Indemnified Persons on behalf of that Indemnified Person.

9.15	Exclusive Remedies

Except as otherwise provided in this Section 9.15, if the Closing occurs, the indemnities provided in Section 9.2 and Section 9.3 will constitute the only remedy of the Purchasers or the Vendors, respectively, against a Party or Shareholder in respect of a breach of any representation, warranty, covenant or agreement of that Party or Shareholder under this Agreement.  If after Closing a Party makes a claim for indemnification in accordance with Section 9.2 or Section 9.3, as the case may be, and the other Party or Shareholder refuses to make payment for Damages or otherwise provide satisfaction in respect of that claim, then the Party making the claim for indemnification may bring a Legal Proceeding to seek a remedy for that refusal.  The Purchasers may also exercise their rights under Section 6.4 and the Parties may exercise their rights under Article 8 and Section 11.5.  The Parties and the Shareholders acknowledge that the failure to comply with a covenant or obligation contained in this Agreement or in any Closing Document may give rise to irreparable injury to a Party inadequately compensable in damages.  Accordingly, a Party may seek to enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage (and without the requirement of posting a bond or other security).  Each Party and Shareholder expressly waives, from and after the Closing, any other remedies whatsoever, whether at law or in equity, which it would otherwise be entitled to as against a Party or a Shareholder.

ARTICLE 10
ESCROW

10.1	Non-Solicitation and Non-Hire Escrow

10.1.1	Establishment of NS Escrow Fund

At the Closing, the Canadian Purchaser shall deposit with the Escrow Agent, in accordance with Subsection 3.2.1(a)(ii), the NS Escrow Amount (such funds, as held by the Escrow Agent pursuant to the NS Escrow Agreement, and as adjusted from time to time by any disbursements, and including interest income thereon, the “NS Escrow Fund”) and the NS Escrow Fund shall be held and distributed in accordance with the terms of this Section 10.1 and the NS Escrow Agreement.  Until the date which is two (2) years following the Closing Date (the “NS Escrow Release Date”) and for so long thereafter as there exists any unresolved claim on the NS Escrow Fund, the NS Escrow Fund shall be available as a non-exclusive source of funds to the Purchasers to satisfy, in whole or in part, any and all damages (including consequential, incidental or special, and any loss of revenues, income or profits), losses, liabilities, claims, demands, and the costs and expenses of any Legal Proceeding or Order, settlement or compromise relating thereto (including the costs, fees and expenses of legal counsel) (the “Non-Solicit/Non-Hire Damages”) incurred or sustained by the Purchasers arising out of any breach or violation by any one or more of the Principals of the non-solicitation and non-hire covenants and provisions contained in Sections 3 and 4 of their respective Non-Competition and Non-Solicitation Agreements executed concurrently with the Closing (the “Non-Solicit/Non-Hire Covenants”).  The Canadian Vendors and the Class A Shareholders acknowledge that the ongoing employment and services of the Tier 1 Employees, Tier 2 Employees and Tier 3 Employees are critical to the ongoing operation of the Business and that the Purchasers would not complete the transactions contemplated hereby unless each of the Tier 1 Employees, Tier 2 Employees and Tier 3 Employees had executed an employment agreement as required by Subsection 6.1.12 or an offer letter with a Purchaser, as applicable, thereby providing reasonable assurances of their continued services to the Purchasers following the Closing.  Accordingly, if the breach or violation of the Non-Solicit/Non-Hire Covenants by any one of the Principals involves or relates to any solicitation or hiring of any Tier 1 Employee, Tier 2 Employee or Tier 3 Employee, the Parties acknowledge and agree that the Non-Solicit/Non-Hire Damages would be difficult or impossible to quantify with reasonable certainty, and accordingly the payment of the following amounts with respect to any such breach or violation involving or relating to any Tier 1 Employee, Tier 2 Employee or Tier 3 Employee is a payment of liquidated damages (and not penalties) which is based upon the Parties’ estimate of the Non-Solicit/Non-Hire Damages that the Purchasers will suffer or incur as a result of any such breach or violation of the Non-Solicit/Non-Hire Covenants by any one or more of the Principals.  The amount of such liquidated damages with respect to any breach or violation involving or relating to any one individual in the following groups is as follows:  (i) Tier 1 Employee - US $2,000,000; (ii) Tier 2 Employee - US $1,000,000; and (iii) Tier 3 Employee - US $500,000.  If the breach or violation of the Non-Solicit/Non-Hire Covenants involves any other individuals, the Purchasers shall be entitled to seek recovery of, and make a claim against the NS Escrow Fund for, any Non-Solicit/Non-Hire Damages to which the Purchasers are entitled as a result of any such breach or violation of the Non-Solicit/Non-Hire Covenants by the Principals.  No recovery by the Purchasers from the NS Escrow Fund shall (i) prohibit the Purchasers from seeking injunctive or other equitable relief as provided in the respective Non-Competition and Non-Solicitation Agreements, or (ii) limit the amount of the Non-Solicit/Non-Hire Damages which may be recovered.

10.1.2	NS Escrow Claim

If at any time prior to the NS Escrow Release Date the Purchasers claim that any one or more of the Principals have breached or violated any one or more of the Non-Solicit/Non-Hire Covenants, the Purchasers shall give written notice thereof to the Canadian Vendors and the Escrow Agent in accordance with the Escrow Agreement.  Any such notice shall describe in reasonable detail the alleged breach or violation, indicate the individual involved in, or with respect to whom, the breach or violation relates, and, in the case of any Tier 1 Employee, Tier 2 Employee or Tier 3 Employee, the amount of the liquidated damages claimed by the Purchasers, and in respect of any other individual identified in such notice, if reasonably ascertainable at the time, the amount of the Non-Solicitation/Non-Hire Damages claimed by the Purchasers. Upon receipt of such notice, the Canadian Vendors shall have a period of 20 days within which to respond to such claim.  If the Canadian Vendors acknowledge in writing that there has been a breach or violation of the Non-Solicit/Non-Hire Covenants, then the Purchasers shall be entitled to receive from the NS Escrow Fund a distribution in an amount equal to the claimed Non-Solicit/Non-Hire Damages.  If the Canadian Vendors dispute such claim or otherwise do not respond within such 20-day period, the Canadian Vendors will be deemed to have rejected such claim and in either such event, the Purchasers may pursue any remedies available to the Purchasers.

10.1.3	Release from NS Escrow

When either the Purchasers or the Canadian Vendors become entitled to any distribution of all or any portion of the NS Escrow Fund pursuant to this Agreement, the Purchasers and the Canadian Vendors shall promptly execute and deliver to the Escrow Agent joint written instructions setting forth the amounts to be paid to such Party from the NS Escrow Fund (the “Joint NS Instructions”).  If any Party unreasonably refuses to join in the execution of Joint NS Instructions, the other Parties may seek a court order or similar relief compelling the execution of the Joint Instruction.  Each of the Purchasers and the Canadian Vendors agrees to confer as promptly as practicable and to use commercially reasonable efforts to reach an agreement of any Non-Solicit/Non-Hire Damages that do not include the liquidated damages described above.  In furtherance and not in limitation of the foregoing:

(i)
Purchasers and the Canadian Vendors agree to execute and deliver to the Escrow Agent Joint NS Instructions within two (2) Business Days after a Final Resolution that either such Party is entitled to a distribution of all or a portion of the NS Escrow Fund instructing the Escrow Agent to distribute such portion of the NS Escrow Fund in accordance with such Final Resolution; and

(ii)
if Purchasers and the Canadian Vendors shall fail to execute and deliver to the Escrow Agent Joint NS Instructions in accordance with clause (i) of this Subsection 10.1.3, either the Purchasers or the Canadian Vendors, as applicable, shall be entitled to receive distributions from the NS Escrow Fund from the Escrow Agent promptly upon delivery to the Escrow Agent of a final written non-appealable instruction, order or judgment (setting forth the amounts to be paid to such party) issued or entered by a court of competent jurisdiction (a “Court Instruction”).

10.1.4	NS Escrow Distribution

(a)
In accordance with the NS Escrow Agreement and subject to the provisions of Section 10.1, within five (5) Business Days following the receipt of any Joint NS Instructions, the Escrow Agent shall deliver and distribute all or a portion of the NS Escrow Fund to the Canadian Vendors and/or the Purchasers in accordance with the Joint NS Instructions and the wire transfer instructions previously provided to the Escrow Agent.

(b)
In accordance with the NS Escrow Agreement and subject to the provisions of Section 10.1, including Subsection 10.1.4(c), within five (5) Business Days following the NS Escrow Release Date, the Escrow Agent shall distribute and deliver to the Canadian Vendors the balance of the NS Escrow Fund, if any, then held by the Escrow Agent in accordance with the Joint NS Instructions and the wire transfer instructions previously provided to the Escrow Agent.

(c)	Notwithstanding the foregoing, if on the NS Escrow Release Date there shall exist any claim by the Purchasers that any one or more of the Principals have breached or violated a Non-Solicit/Non-Hire Covenant and such claim has not been resolved as of the NS Escrow Release Date, then the Escrow Agent shall continue to hold the NS Escrow Fund until (i) the Escrow Agent has received Joint NS Instructions setting forth the amounts to be paid and the Parties to whom such amounts are to be paid, or (ii) the Escrow Agent receives a Court Instruction. The Escrow Agent shall, in accordance with the NS Escrow Agreement, distribute the NS Escrow Funds in accordance with the instructions contained in clause (i) or (ii) of the preceding sentence within five (5) Business Days of the receipt of such instructions.

10.2	Retention Escrow

10.2.1	Establishment of Retention Escrow Fund

At the Closing, Purchasers shall deposit with the Escrow Agent, in accordance with Subsection 3.2.1(a)(ii) and Subsection 3.2.2(a)(ii), the Canadian Retention Escrow Amount and the US Retention Escrow Amount (such funds, as held by the Escrow Agent pursuant to the Retention Escrow Agreement, and as adjusted from time to time by any disbursements, and including interest income thereon, the “Retention Escrow Fund”) and the Retention Escrow Fund shall be held and distributed in accordance with the terms of this Section 10.2 and the Retention Escrow Agreement.  The Retention Escrow Amount shall be allocated by the Escrow Agent to separate Retention Escrow Accounts designated and maintained for each of the Retention Employees in the Allocated Share and the Retention Escrow Amount set forth opposite each Retention Employee’s name on Schedule 10.2.1.  The Vendors and the Shareholders acknowledge that the Retention Escrow Fund has been established to withhold a portion of the Purchase Price to incentivize the Retention Employees to continue their employment with the Purchasers for a period of two (2) years following the Closing Date (the “Retention Period”) and to provide a non-exclusive source of funds for the recovery of any damages and losses that may arise from or be incurred by the Purchasers in seeking a replacement of any Retention Employee.  If a Retention Employee is continuously employed by a Purchaser or its Affiliate from the Closing Date through the date which is one (1) year following the Closing Date (the “First Anniversary”), the applicable Vendor shall, subject to the provisions of this Section 10.2 and the Retention Escrow Agreement, be entitled to receive an amount equal to 40% of the Retention Escrow Account maintained for, and otherwise allocable to, such Retention Employee.  If a Retention Employee is continuously employed by a Purchaser or its Affiliate from the Closing Date through the end of the Retention Period, the applicable Vendor shall be entitled to receive any remaining funds held in the Retention Escrow Account maintained for, or otherwise allocable to, such Retention Employee.  If a Retention Employee’s employment with a Purchaser or its Affiliate is terminated at any time during the Retention Period by reason of (i) death, (ii) Disability, (iii) a termination by the Retention Employee for Good Reason, or (iv) a termination by the Purchaser or its Affiliate without Cause (a “Non-Forfeiture Event”), then in such event the applicable Vendor shall, subject to the terms of this Section 10.2 and the Retention Escrow Agreement, be entitled to receive all funds held in the Retention Escrow Account maintained for, or otherwise allocable to, such Retention Employee.  If a Retention Employee’s employment with a Purchaser or its Affiliate is terminated at any time during the Retention Period by reason of (i) a termination by the Retention Employee without Good Reason, or (ii) a termination by a Purchaser or its Affiliate for Cause (a “Forfeiture Event”), then in such event the Purchasers shall, subject to the terms of this Section 10.2 and the Retention Escrow Agreement, be entitled to receive all funds held in the Retention Escrow Account maintained for, or otherwise allocable to, such Retention Employee.

10.2.2	Retention Escrow Claim

If at any time prior to, or upon the expiration of, the Retention Period any Vendor, on behalf of any Retention Employee, or any Purchaser claims that it is entitled to any distribution from the Retention Escrow Fund (other than a distribution to a Vendor for any Retention Employee who has been continuously employed through the First Anniversary and/or end of the Retention Period), such Party shall give written notice thereof to the other Parties and the Escrow Agent in accordance with the Retention Escrow Agreement.  Upon receipt of such notice, the Parties receiving such notice shall have 20 days within which to respond to such claim.  If the Parties receiving such notice acknowledges that the other Party is entitled to receive such distribution, then the Party providing such notice shall be entitled to receive from the Retention Escrow Fund a distribution in such amount.  If the Parties receiving such notice dispute such claim or otherwise does not respond within such 20-day period, such Parties will be deemed to have rejected such claim and in either such event, the Party providing such notice may pursue any remedies available to such Party.

10.2.3	Release from Retention Escrow

(a)
When either the Purchasers or the Vendors (in each case, considered as one Party for purposes of this Subsection 10.2.3), become entitled to any distribution of all or any portion of the Retention Escrow Fund pursuant to this Agreement, the Purchasers and the Vendors shall promptly execute and deliver to the Escrow Agent joint written instructions setting forth the amounts to be paid to such Party from the Retention Escrow Fund (“Joint Retention Instructions”); provided, that with respect to distributions relating to Retention Employees who have been continuously employed by a Purchaser or its Affiliate from the Closing Date through the First Anniversary and/or expiration of the Retention Period, respectively, the Escrow Agent shall be entitled to rely and act upon a written instruction solely from the Purchasers (a “Purchasers Retention Instructions”), a copy of which shall be concurrently delivered to Vendors.  Each of the Purchasers and the Vendors agree to confer as promptly as practicable and to use commercially reasonable efforts to reach an agreement with respect to any disputed claims for distributions from the Retention Escrow Fund.  If any Party unreasonably refuses to join in the execution of Joint Retention Instructions, the other Parties may seek a court order or similar relief compelling the execution of the Joint Retention Instructions. In furtherance and not in limitation of the foregoing:

(i)
Purchasers agree to execute and deliver, as applicable, the Purchasers Retention Instructions within five (5) Business Days after the First Anniversary and the expiration of the Retention Period with respect to each Retention Employee who has been continuously employed by a Purchaser or its Affiliate through such date;

(ii)	Purchasers and the Vendors agree to execute and deliver to the Escrow Agent Joint Retention Instructions within five (5) Business Days following the occurrence of any Non-Forfeiture Event;

(iii)	Purchasers and the Vendors agree to execute and deliver to the Escrow Agent Joint Retention Instructions within five (5) Business Days following the occurrence of any Forfeiture Event;

(iv)
Purchasers and the Vendors agree to execute and deliver to the Escrow Agent Joint Retention Instructions within two (2) Business Days after a Final Resolution of any disputed claim that either such Party is entitled to a distribution of all or a portion of the Retention Escrow Fund instructing the Escrow Agent to distribute such a portion of the Retention Escrow Fund in accordance with such Final Resolution; and

(v)
if Purchasers and Vendors shall fail to execute and deliver to the Escrow Agent Joint Retention Instructions in accordance with Subsection 10.2.3(a)(iv) above, either the Purchasers or the Vendors, as applicable, shall be entitled to receive distributions from the Retention Escrow Fund from the Escrow Agent promptly upon delivery to the Escrow Agent of a Court Instruction.

10.2.4	Retention Escrow Distribution

(a)	In accordance with the Retention Escrow Agreement and subject to the provisions of this Section 10.2, including Subsection 10.2.4(b),

(i)
subject to the Escrow Agent’s receipt of any Purchasers Retention Instructions or Joint Retention Instructions (collectively, the “Retention Instructions”), within five (5) Business Days following the First Anniversary, the Escrow Agent shall distribute and deliver to the Vendors an amount, determined for each Retention Employee who has been continuously employed by a Purchaser or its Affiliate through such date, equal to 40% of the Retention Escrow Account maintained for, or otherwise allocable to, each such Retention Employee in accordance with the Retention Instructions and the wire transfer instructions previously provided by each Vendor;

(ii)
subject to the Escrow Agent’s receipt of any Retention Instructions, within five (5) Business Days following the expiration of the Retention Period, the Escrow Agent shall distribute and deliver to the Vendors an amount, determined for each Retention Employee who has been continuously employed by a Purchaser or its Affiliate through the Retention Period, equal to any remaining funds held in the Retention Escrow Account maintained for, or otherwise allocable to, each such Retention Employee in accordance with the Retention Instructions and the wire transfer instructions previously provided by each Vendor;

(iii)
within five (5) Business Days following the receipt of Joint Retention Instructions relating to the occurrence of any Non-Forfeiture Event with respect to any Retention Employee, the Escrow Agent shall distribute and deliver to the Vendors an amount, determined for such Retention Employee, equal to any remaining funds held in the Retention Escrow Account maintained for, or otherwise allocable to, such Retention Employee in accordance with the Joint Retention Instructions and the wire transfer instructions previously provided by each Vendor; and

(iv)
within five (5) Business Days following the receipt of Joint Retention Instructions relating to the occurrence of a Forfeiture Event with respect to any Retention Employee, the Escrow Agent shall distribute and deliver to the Purchasers an amount, determined for such Retention Employee, equal to any remaining funds held in the Retention Escrow Account maintained for, or otherwise allocable to, such Retention Employee in accordance with the Joint Retention Instructions and the wire transfer instructions previously provided by each Purchaser.

(b)
Notwithstanding the foregoing, if on the First Anniversary or expiration of the Retention Period there shall exist any dispute or claim with respect to any distribution under this Section 10.2 and such claim or dispute has not been resolved as of either such date, then the Escrow Agent shall continue to hold an amount, determined for each Retention Employee with respect to whom the unresolved claim or dispute exists as of such date, equal to any remaining funds held in the Retention Escrow Account maintained for, or otherwise allocable to, such Retention Employee until (i) the Escrow Agent has received Joint Retention Instructions setting forth the amounts to be paid and the Parties to whom such amounts are to be paid, or (ii) the Escrow Agent receives a Court Instruction.  The Escrow Agent shall, in accordance with the Retention Escrow Agreement, distribute such amount in accordance with the instructions contained in clause (i) or (ii) of the preceding sentence within five (5) Business Days of the receipt of such instructions.

ARTICLE 11
MISCELLANEOUS

11.1	Notices

(a)
Any notice, direction or other communication (in this Section 11.1, a “notice”) regarding the matters contemplated by this Agreement must be in writing and must be delivered personally, sent by courier or transmitted by facsimile (but not by electronic mail), as follows:

(i)	in the case of the Vendors and Greywolf Holdings to:

Greywolf Production Systems Inc.
42 McCool Crescent
P.O. Box 1381
Crossfield, Alberta T0M 0S0

Attention:  President
Fax No.:  1-888-211-0338

with a copy to:

Larkin Law Office
Suite 903, 1333-8th Street S.W.
Calgary, Alberta  T2R 1M6

Attention:  Tim Larkin

Fax No.:  403-974-3251

(ii)	In the case of the Class A Shareholders, to the Shareholder Representative, at :

Mark Stormoen
P.O. Box 1381
Crossfield, Alberta T0M 0S0

Fax no. :  1-888-211-0338

and

Mark Stormoen
c/o Larkin Law Office
Suite 903, 1333-8th Street S.W.
Calgary, Alberta  T2R 1M6

with a copy to:

Larkin Law Office
Suite 903, 1333-8th Street S.W.
Calgary, Alberta  T2R 1M6

Attention:  Tim Larkin
Fax No.:  403-974-3251

(iii)	in the case of the Purchasers, at:

TETRA PRODUCTION TESTING SERVICES, LLC
24955 Interstate 45 North
The Woodlands, Texas 77380

Attention:  General Counsel
Fax No.:  281-364-4398

with a copy to:

TETRA Technologies, Inc.
24955 Interstate 45 North
The Woodlands, Texas 77380

Attention:  General Counsel
Fax No.:  281-364-4398

and with a copy to:

Fraser Milner Casgrain LLP
Bankers Court, 15th Floor,

850 – 2nd Street S.W.
Calgary, Alberta  T2P 0R8

Attention:  Dale Skinner
Fax No.:  (403) 268-7100

(b)
A notice is deemed to be delivered and received (i) if delivered personally, on the date of delivery if delivered prior to 5:00 p.m. (recipient’s time) on a Business Day and otherwise on the next Business Day; (ii) if sent by same-day courier, on the date of delivery if delivered prior to 5:00 p.m. (recipient’s time) on a Business Day and otherwise on the next Business Day; (iii) if sent by overnight courier, on the next Business Day; or (iv) if transmitted by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile.

(c)	Any Party or Shareholder may change its address for service from time to time by notice given in accordance with the foregoing provisions.

11.2	Public Announcements

No press release, public statement or announcement or other public disclosure regarding this Agreement or the transactions contemplated by this Agreement may be made prior to Closing without the prior written consent and approval of each of the Vendors and the Purchaser, or if required by Applicable Laws, a Governmental Authority or by any applicable listing standards of any securities exchange.  If disclosure is required by Applicable Laws, a Governmental Authority or by any applicable listing standards of any securities exchange, the Party that is required (or whose Affiliate may be required) to make the disclosure shall make all reasonable efforts to notify the other Party as to the form, nature and extent of the disclosure.  After the Closing, no press release, public statement or announcement or other public disclosure regarding this Agreement or the transactions contemplated by this Agreement may be made by any of the Vendors unless disclosure is required by Law or a Governmental Authority, in which case the Vendors shall make all reasonable efforts to obtain the approval of the Purchasers as to the form, nature and extent of the disclosure.

11.3	Further Assurances

Each Party and Shareholder shall from time to time, before or after the Closing Time, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered all further acts, documents and instruments as may be reasonably necessary or desirable in order to give full effect to this Agreement or any provision of it.

11.4	Costs and Expenses

Unless otherwise specified, each Party and Shareholder shall be responsible for all costs and expenses (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisors) incurred by it in connection with this Agreement and the transactions contemplated by it.

11.5	Brokers

Each of the Vendors shall indemnify and save harmless the Purchaser from and against any claims whatsoever for any commission, fee or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for any of the Vendors.  The Purchasers shall indemnify and save harmless each of the Vendors from and against any claims whatsoever for any commission, fee or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Purchasers.  These indemnities are not subject to any of the limitations in Article 9.

11.6	Waiver of Rights

Any waiver of any of the provisions of this Agreement or any Closing Document will be binding only if it is in writing and signed by the Party or Shareholder to be bound by it, and only in the specific instance and for the specific purpose for which it has been given.  The failure or delay of any Party or Shareholder in exercising any right under this Agreement will not operate as a waiver of that right.  No single or partial exercise of any right will preclude any other or further exercise of that right or the exercise of any other right, and no waiver of any of the provisions of this Agreement or any Closing Document will constitute a waiver of any other provision (whether or not similar).

11.7	Remedies Cumulative

Unless otherwise specified, the rights and remedies of a Party under this Agreement are cumulative and in addition to and without prejudice to any other rights or remedies available to that Party at law, in equity or otherwise, and unless otherwise specified, no single or partial exercise by a Party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that Party may be entitled.

11.8	Severability

If any provision of this Agreement or its application to any Party or Shareholder or circumstance is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, it will be ineffective only to the extent of its illegality, invalidity or unenforceability without affecting the validity or the enforceability of the remaining provisions of this Agreement and without affecting its application to other parties or circumstances.

11.9	Assignment

(a)
Except as provided in this Section 11.9, neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by the Vendors or the Shareholders without the prior written consent of the Purchasers.

(b)	Each Purchaser may assign this Agreement or any of its rights and obligations under this Agreement to an Affiliate of such Purchaser prior to the Closing Date, subject to the following conditions:

(i)	the assignee will become jointly and severally liable with such Purchaser, as a principal and not as surety, with respect to all of the obligations of such

Purchaser, including the representations, warranties, covenants, indemnities and agreements of the Purchaser; and

(ii)	the assignee shall execute an agreement confirming the assignment and the assumption by the assignee of all obligations of such Purchaser under this Agreement.

(c)
Each Purchaser may assign its rights and obligations under this Agreement, in whole or in part, to any Person that acquires all or substantially all of the assets of such Purchaser or acquires a majority of such Purchaser’s issued and outstanding voting securities, whether by way of take-over bid, amalgamation, arrangement, merger or otherwise.

11.10	Successors and Assigns

This Agreement will enure to the benefit of and be binding upon the Parties, the Shareholders and their respective successors and permitted assigns.

11.11	Third Parties

Except as otherwise specified in Section 9.2 and Section 9.3, this Agreement does not and is not intended to confer any rights or remedies upon any Person other than the Parties and the Shareholders and their respective successors and permitted assigns.  Except for the Indemnified Persons, no Person other than the Parties or Shareholders will be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.  The Parties and the Shareholders reserve their right to vary or rescind, at any time and in any way whatsoever, the rights, if any, granted by or under this Agreement to any Person who is not a Party or Shareholder, without notice to or consent of that Person, including any Indemnified Person.

11.12	Entire Agreement

This Agreement, together with the Closing Documents, constitutes the entire agreement among the Vendors, the Shareholders and the Purchasers with respect to the transactions contemplated by this Agreement and supersedes all other understandings, agreements, representations (including misrepresentations, negligent or otherwise), negotiations and discussions, written or oral, made by the Parties and the Shareholders with respect thereto (including that letter of intent between the Parties dated February 17, 2012).  There are no representations, warranties, terms, conditions, covenants or other understandings, express or implied, collateral, statutory or otherwise, between the Parties and the Shareholders, except as expressly stated in this Agreement or any Closing Document.  The Parties and the Shareholders have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement and the Closing Documents.  If there is any conflict or inconsistency between the provisions of this Agreement and those in any Closing Document, the terms and conditions in this Agreement will govern.

11.13	Amendment

This Agreement may not be amended, supplemented or otherwise modified in any respect except by written agreement signed by the Parties and the Shareholders.

11.14	Independent Counsel

Each of the Shareholders acknowledges, represents and warrants that it has obtained independent legal advice regarding the terms and conditions of this Agreement.

11.15	Governing Law; Attornment

This Agreement will be construed, interpreted and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.  Each Party and each Shareholder irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of Alberta and irrevocably waives objection to the venue of any proceeding in those courts or that those courts provide an inconvenient forum.

11.16	Tender

Any tender of documents or money under this Agreement may be made upon the Parties or their respective counsel and money must be tendered by wire transfer of immediately available funds, official bank draft drawn upon a Canadian chartered bank or by negotiable cheque payable in Canadian funds and certified by a Canadian bank listed in Schedule 1 to the Bank Act (Canada).

11.17	Counterparts and Delivery by Facsimile

This Agreement may be executed in any number of counterparts (including counterparts by facsimile), each of which will be deemed to be an original and all of which, taken together, will be deemed to constitute one and the same instrument.  Delivery by facsimile or by electronic transmission of an executed counterpart of this Agreement is as effective as delivery of an originally executed counterpart of this Agreement.  Any Party or Shareholder delivering an executed counterpart of this Agreement by facsimile or by electronic transmission shall also deliver an originally executed counterpart of this Agreement, but the failure to deliver an originally executed copy does not affect the validity, enforceability or binding effect of this Agreement.

11.18	Shareholder Representative

(a)
Mark Stormoen (the “Shareholder Representative”) is appointed by each of the Class A Shareholders as its representative, agent and attorney-in-fact for the purposes and with the powers set out in this Section 11.18.  The Shareholder Representative is hereby authorized and shall be entitled to represent the Class A Shareholders in all matters relating to the transactions contemplated hereby and each Class A Shareholder agrees to be bound by the decisions, acts and omissions taken by the Shareholder Representative on its behalf.

(b)
The Shareholder Representative shall not be personally liable to any Person for any decision, act or omission taken by him in his capacity as Shareholder Representative except as a result of fraud.  Without limiting the generality of the foregoing, the Shareholder Representative is hereby authorized and shall be entitled to represent all of the Class A Shareholders at Closing and waive any obligations or conditions hereunder for the benefit of the Class A Shareholders at Closing or otherwise, and the Shareholder

Representative shall be entitled to exclusively represent the Class A Shareholders in connection with any matters for which indemnification may be claimed by or is asserted against the Class A Shareholders in connection with the transactions contemplated hereby.

(c)
Notwithstanding the generality of the foregoing, the Shareholder Representative shall be entitled, on behalf of each and every Class A Shareholder, to agree to an amendment to this Agreement and any other document relating to the transactions contemplated hereby and shall be entitled to execute and deliver any agreements or other instruments in writing in the name of and on behalf of any or all of the Class A Shareholders in connection therewith.

(d)	The power of attorney set forth in this Section 11.18 is coupled with an interest and shall be irrevocable.

(e)	Each of the Class A Shareholders represents and warrants that it has had independent legal advice regarding the terms and conditions of this Agreement, including this Section 11.18.

(f)
The Purchasers shall be entitled to rely on this Section 11.18 and any decisions, acts or omissions, authorizations and communications of or taken by the Shareholder Representative on behalf of the Class A Shareholders and shall be entitled to deal exclusively with the Shareholder Representative in any and all dealings hereunder relating to or involving any or all of the Class A Shareholders.

         [Signature Pages Follow]

THIS AGREEMENT has been executed as of the date first written above.

GREYWOLF PRODUCTION SYSTEMS INC.
By:	/s/Mark Stormoen
Mark Stormoen
Director

By:	/s/Dan Lee
Dan Lee
Director

GPS LIMITED
By:	/s/Mark Stormoen
Mark Stormoen
Director

By:	/s/Dan Lee
Dan Lee
Director

GREYWOLF USA HOLDINGS, INC.
By:	/s/Mark Stormoen
Mark Stormoen
Director

By:	/s/Dan Lee
Dan Lee
Director

1554531 ALBERTA LTD.
By:	/s/Mark Stormoen
Mark Stormoen
Director

[Signature Page to Asset Purchase Agreement]

GREYWOLF ENERGY SERVICES LTD.
By:	/s/Philip N. Longorio
Name: Philip N. Longorio
Title: Vice President
TETRA PRODUCTION TESTING SERVICES, LLC
By:	/s/Philip N. Longorio
Name: Philip N. Longorio
Title: President

[Signature Page to Asset Purchase Agreement]

CLASS A SHAREHOLDERS

/s/Daniel Lee
Daniel Lee

/s/Paul Lee
Paul Lee

/s/Lance MacKenzie
Lance MacKenzie

/s/Ryan Mierke
Ryan Mierke

/s/Mark Stormoen
Mark Stormoen

FITZPATRICK LEE FAMILY TRUST by its duly authorized trustees Mark Stormoen and Maryann Fitzpatrick Lee
By:	/s/Mark Stormoen
Name: Title:	Mark Stormoen Trustee
By:	/s/Maryann Fitzpatrick Lee
Name: Title:	Maryann Fitzpatrick Lee Trustee

[Signature Page to Asset Purchase Agreement]

GUARANTEES ACKNOWLEDGEMENT ACT
CERTIFICATE OF NOTARY PUBLIC

I hereby certify that:

1.
Daniel J. Lee, of the City of Calgary, in the Province of Alberta, one of the guarantors/indemnitors named in Article 9 of the asset purchase agreement dated as of the 18 day of July, 2012 made among Greywolf Production Systems Inc. (“GPS Inc.”), GPS Limited, Greywolf USA Holdings, Inc. (“Greywolf Holdings”), 1554531 Alberta Inc., Greywolf Energy Services Ltd., TETRA Production Testing Services, LLC and the holders of Class “A” shares in the capital of GPS Inc. and/or Greywolf Holdings (the “Asset Purchase Agreement”) which this certificate is attached to or noted upon, appeared in person before me and acknowledged that he had executed the Asset Purchase Agreement; and

2.	I satisfied myself by examination of him that he is aware of the contents of Article 9 of the Asset Purchase Agreement and understands it.

GIVEN at the City of Vernon, in the Province of British Columbia, this 18 day of July, 2012 under my hand and seal of office.

/s/Michael A. Poznanski
A Notary Public in and for the Province of British Columbia.

STATEMENT OF GUARANTOR/INDEMNITOR

I am the person named in this Certificate.

/s/Daniel J. Lee
Daniel J. Lee

GUARANTEES ACKNOWLEDGEMENT ACT
CERTIFICATE OF NOTARY PUBLIC

I hereby certify that:

1.
Paul Lee of the City of Calgary, in the Province of Alberta, one of the guarantors/indemnitors named in Article 9 of the asset purchase agreement dated as of the 18 day of July, 2012 made among Greywolf Production Systems Inc. (“GPS Inc.”), GPS Limited, Greywolf USA Holdings, Inc. (“Greywolf Holdings”), 1554531 Alberta Inc., Greywolf Energy Services Ltd., TETRA Production Testing Services, LLC and the holders of Class “A” shares in the capital of GPS Inc. and/or and Greywolf Holdings (the “Asset Purchase Agreement”) which this certificate is attached to or noted upon, appeared in person before me and acknowledged that he had executed the Asset Purchase Agreement; and

2.	I satisfied myself by examination of him that he is aware of the contents of Article 9 of the Asset Purchase Agreement and understands it.

GIVEN at the City of Calgary, in the Province of Alberta, this 18 day of July, 2012 under my hand and seal of office.

/s/Christopher D. Croteau
A Notary Public in and for the Province of Alberta.

STATEMENT OF GUARANTOR/INDEMNITOR

I am the person named in this Certificate.

/s/Paul Lee
Paul Lee

GUARANTEES ACKNOWLEDGEMENT ACT
CERTIFICATE OF NOTARY PUBLIC

I hereby certify that:

1.
Lance MacKenzie, of the City of Sundre, in the Province of Alberta, one of the guarantors/indemnitor named in Article 9 of the asset purchase agreement dated as of the 18 day of July, 2012 made among Greywolf Production Systems Inc. (“GPS Inc.”), GPS Limited, Greywolf USA Holdings, Inc. (“Greywolf Holdings”), 1554531 Alberta Inc., Greywolf Energy Services Ltd., TETRA Production Testing Services, LLC and the holders of Class “A” shares in the capital of GPS Inc. and/or Greywolf Holdings (the “Asset Purchase Agreement”) which this certificate is attached to or noted upon, appeared in person before me and acknowledged that he had executed the Asset Purchase Agreement; and

2.	I satisfied myself by examination of him that he is aware of the contents of Article 9 of the Asset Purchase Agreement and understands it.

GIVEN at the City of Calgary, in the Province of Alberta, this 18 day of July, 2012 under my hand and seal of office.

/s/Christopher D. Croteau

A Notary Public in and for the Province of Alberta.

STATEMENT OF GUARANTOR/INDEMNITOR

I am the person named in this Certificate.

/s/Lance MacKenzie
Lance MacKenzie

GUARANTEES ACKNOWLEDGEMENT ACT
CERTIFICATE OF NOTARY PUBLIC

I hereby certify that:

1.
Ryan Mierke, of the City of Didsbury, in the Province of Alberta, one of the guarantors/indemnitors named in Article 9 of the asset purchase agreement dated as of the 18 day of July, 2012 made among Greywolf Production Systems Inc. (“GPS Inc.”), GPS Limited, Greywolf USA Holdings, Inc. (“Greywolf Holdings”), 1554531 Alberta Inc., Greywolf Energy Services Ltd., TETRA Production Testing Services, LLC and the holders of Class “A” shares in the capital of GPS Inc. and/or Greywolf Holdings (the “Asset Purchase Agreement”) which this certificate is attached to or noted upon, appeared in person before me and acknowledged that he had executed the Asset Purchase Agreement; and

2.	I satisfied myself by examination of him that he is aware of the contents of Article 9 of the Asset Purchase Agreement and understands it.

GIVEN at the City of Calgary, in the Province of Alberta, this 18 day of July, 2012 under my hand and seal of office.

/s/Christopher D. Croteau
A Notary Public in and for the Province of Alberta.

STATEMENT OF GUARANTOR/INDEMNITOR

I am the person named in this Certificate.

/s/Ryan Mierke
Ryan Mierke

GUARANTEES ACKNOWLEDGEMENT ACT
CERTIFICATE OF NOTARY PUBLIC

I hereby certify that:

1.
Mark Stormoen, of the City of Water Valley, in the Province of Alberta, one of the guarantors/indemnitors named in Article 9 of the asset purchase agreement dated as of the 18 day of July, 2012 made among Greywolf Production Systems Inc. (“GPS Inc.”), GPS Limited, Greywolf USA Holdings, Inc. (“Greywolf Holdings”), 1554531 Alberta Inc., Greywolf Energy Services Ltd., TETRA Production Testing Services, LLC and the holders of Class “A” shares in the capital of GPS Inc. and/or Greywolf Holdings (the “Asset Purchase Agreement”) which this certificate is attached to or noted upon, appeared in person before me and acknowledged that he had executed the Asset Purchase Agreement; and

2.	I satisfied myself by examination of him that he is aware of the contents Article 9 of the Asset Purchase Agreement and understands it.

GIVEN at the City of Calgary, in the Province of Alberta, this 18 day of July, 2012 under my hand and seal of office.

/s/Christopher D. Croteau
A Notary Public in and for the Province of Alberta.

STATEMENT OF GUARANTOR/INDEMNITOR

I am the person named in this Certificate.

/s/Mark Stormoen
Mark Stormoen

GUARANTEES ACKNOWLEDGEMENT ACT
CERTIFICATE OF NOTARY PUBLIC

I hereby certify that:

1.
Mark Stormoen and Maryann Fitzpatrick Lee, each an authorized trustee of the Fitzpatrick Lee Family Trust, a trust organized under the laws of the Province of Alberta and one of the guarantors/indemnitors named in Article 9 of the asset purchase agreement dated as of the 18 day of July, 2012 made among Greywolf Production Systems Inc. (“GPS Inc.”), GPS Limited, Greywolf USA Holdings, Inc. (“Greywolf Holdings”), 1554531 Alberta Inc., Greywolf Energy Services Ltd., TETRA Production Testing Services, LLC and the holders of Class “A” shares in the capital of GPS Inc. and/or Greywolf Holdings (the “Asset Purchase Agreement”) which this certificate is attached to or noted upon, appeared in person before me and acknowledged that each of them had executed the Asset Purchase Agreement in their capacities as authorized trustees of the Fitzpatrick Lee Family Trust; and

2.
I satisfied myself by examination of each of Mark Stormoen and Maryann Fitzpatrick Lee, each an authorized trustee of the Fitzpatrick Lee Family Trust,  that they are each aware of the contents of Article 9 of the Asset Purchase Agreement and understand it.

GIVEN at the City of Calgary, in the Province of Alberta, this 18 day of July, 2012 under my hand and seal of office.

/s/Christopher D. Croteau
A Notary Public in and for the Province of Alberta.

STATEMENT OF GUARANTOR/INDEMNITOR

I am the person named in this Certificate.

FITZPATRICK LEE FAMILY TRUST by its duly authorized trustees Mark Stormoen and Maryann Fitzpatrick Lee
Per:	/s/Mark Stormoen
Name: Title:	Mark Stormoen Trustee
Per:	/s/Maryann Fitzpatrick Lee
Name: Title:	Maryann Fitzpatrick Lee Trustee